Exhibit 10.13

Execution Version

SECOND AMENDMENT TO CREDIT AGREEMENT

This SECOND AMENDMENT TO CREDIT AGREEMENT (this “Second Amendment”), dated as of February 28, 2025, is by and among Phoenix Data Center Acquisitions LLC, a Delaware limited liability company (the “Parent Borrower”), the Guarantors party hereto, Wells Fargo Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”), and the Lenders party hereto. Unless otherwise indicated, all capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided to such terms in the Credit Agreement referred to below.

W I T N E S S E T H:

WHEREAS, Phoenix Data Center Intermediate LLC, a Delaware limited liability company (“Holdings”), Parent Borrower, the guarantors from time to time party thereto, the Administrative Agent and the lenders from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) have entered into that certain U.S. Revolving Credit Agreement, dated as of January 12, 2024, as amended by that certain First Amendment to Credit Agreement, dated as of April 17, 2024 (as further amended, restated, supplemented and/or otherwise modified from time to time prior to the Second Amendment Effective Date referred to below, the “Credit Agreement”);

WHEREAS, pursuant to Section 13 of the Credit Agreement, the Parent Borrower has requested (i) that the Lenders increase their Revolving Credit Commitments, so that the aggregate principal amount of the Revolving Credit Commitments is increased to $300,000,000 as of the Second Amendment Effective Date,(ii) that DCCO Tukwila Domestic REIT, LLC be released from its obligations under the Credit Documents to which it is a party and (iii) that certain fees and rates with respect to the Credit Facilities be updated;

WHEREAS, it is intended that (a) the Parent Borrower will obtain the increase to the Revolving Credit Commitments to fund working capital and general corporate purposes (including to finance any other transactions not prohibited by the Credit Documents) and (b) the Parent Borrower will pay fees and expenses incurred in connection therewith; and

WHEREAS, the Administrative Agent and the Parent Borrower have agreed to amend the Credit Agreement to amend the Credit Agreement as set forth in Annex I hereto.

NOW, THEREFORE, in consideration of the premises and the agreements contained herein, the parties hereto agree as follows:

SECTION 1. Amendments. Subject to the terms and conditions set forth herein and the occurrence of the Second Amendment Effective Date, (x) the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double- underlined text) as set forth in the pages of the Credit Agreement attached as Annex I hereto, (y) Schedule 1.1(a) to the Credit Agreement shall be replaced with the corresponding schedule attached hereto and (z) Schedule 8.13 to the Credit Agreement shall be replaced with the corresponding schedule attached hereto.

SECTION 2. Conditions of Effectiveness of this Second Amendment. This Second Amendment shall become effective as of the first date (the “Second Amendment Effective Date”) on which the following conditions have been satisfied or waived in accordance with the terms thereof:

(a)          The Administrative Agent shall have received each of the following:

(i)         An executed counterpart of this Second Amendment by the Parent Borrower, which executed counterpart shall be an original or pdf copy or delivered by other electronic method;

(ii)         a certificate of each of the Parent Borrower and each other Guarantor, dated as of the Second Amendment Effective Date, substantially in the form of Exhibit D of the Credit Agreement, with appropriate insertions, executed by any Authorized Officer and the Secretary or any Assistant Secretary of the Parent Borrower and each other Guarantor, as applicable;

(iii)         (1) a copy of the resolutions of the general partner, board of directors, member(s), trustee(s) or other governing bodies, as applicable, of the Parent Borrower and the Guarantors (or a duly authorized committee thereof) authorizing the execution, delivery, and performance of the Second Amendment (and any agreements relating thereto to which it is a party), (2) the certificate of incorporation and by-laws, certificate of formation and operating agreement or other comparable organizational documents, as applicable, of the Parent Borrower and the Guarantors and (3) signature and incumbency certificates (or other comparable documents evidencing the same) of the Authorized Officers of the Parent Borrower and the Guarantors executing the respective Credit Documents to which they are a party;

(iv)         an executed legal opinion, in customary form, of Paul, Weiss, Rifkind, Wharton & Garrison LLP; and

(v)         a certificate, dated as of the Second Amendment Effective Date and substantially in the form of Exhibit J of the Credit Agreement, from the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the Vice President-Finance, a Director, a Manager, or any other senior financial officer of the Parent Borrower (or of the Parent Borrower’s general partner) to the effect that after giving effect to the Second Amendment and transactions related thereto, the Parent Borrower on a consolidated basis with its Subsidiaries is Solvent; and

(b)          all fees required to be paid on the Second Amendment Effective Date (including pursuant to that certain Fee Letter, dated as of Second Amendment Effective Date), to the extent invoiced at least three (3) Business Days prior to the Second Amendment Effective Date (except as otherwise reasonably agreed by the Parent Borrower) shall, upon the Second Amendment Effective Date hereunder, have been, or will be substantially simultaneously, paid.

SECTION 3. Credit Document. This Second Amendment shall constitute a “Credit Document” for all purposes of the Credit Agreement and the other Credit Documents.

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SECTION 4. Representations and Warranties. To induce the Administrative Agent to enter into this Second Amendment, the Parent Borrower makes the following representations and warranties to the Lenders, as of the Second Amendment Effective Date, immediately after giving effect to this Second Amendment:

(a)         The Parent Borrower represents and warrants to the Lenders and the Administrative Agent that, as of the Second Amendment Effective Date, (i) the representations and warranties contained in Article 8 of the Credit Agreement or any other Credit Document (including this Amendment as a Credit Document for such purpose) are true and correct in all material respects on and as of the Second Amendment Effective Date (provided that any such representations and warranties which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date hereof (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (provided that any such representations and warranties which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) as of such earlier date); and

(b)        No Event of Default shall have occurred and be continuing.

SECTION 5. Release of Guarantor. From and after the Second Amendment Effective Date, all duties and obligations of DCCO Tukwila Domestic REIT, LLC under the Guarantee, the Pledge Agreements and all other Credit Documents to which it is a party is and shall be irrevocably terminated. This release will have no effect to other guaranties or obligations of DCCO Tukwila Domestic REIT, LLC to the Lenders, if any, in connection with transactions other than those pursuant to the Credit Agreement.

SECTION 6. Reference to and Effect on the Credit Agreement and the Credit Documents.

(a)         On and after the Second Amendment Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement, as amended by this Second Amendment.

(b)         The Credit Agreement and each of the other Credit Documents, as specifically amended by this Second Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, each Credit Party hereby ratifies and confirms in all respects that (i) each of the Credit Agreement, the Collateral Documents and each other Credit Document to which each Credit Party is a party is the legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, (ii) all of the obligations of the Credit Parties under the Credit Agreement, the Collateral Documents and each other Credit Document (in each case, after giving effect to this Second Amendment) to which such Credit Party is a party, (A) constitute “Obligations” and are entitled to all the benefits of the Guarantee set forth in the Credit Agreement, and each such Guarantee is, and continues to be in full force and effect and is hereby reaffirmed in all respects, and (B) are reaffirmed and remain in full force and effect on a continuous basis, in each case as amended by this Second Amendment, and (iii) each Credit Party’s prior grant and the validity of security interests pursuant to the Collateral Documents are reaffirmed and remain in full force and effect and all security interests are continuing in full force and effect to secure all of the Obligations as amended by this Second Amendment and are hereby ratified and confirmed in all respects.

(c)          Except as expressly set forth herein, the execution of this Second Amendment shall not, (i) operate as a waiver of or otherwise affect any right, power or remedy of the Administrative Agent, the Letter of Credit Issuers or the Lenders, (ii) constitute a waiver of, alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provisions of the Credit Agreement or any other Credit Documents, or (iii) serve to effect a novation of the Obligations.

(d)         For each current Interest Period, the Applicable Margin shall be deemed to be (i) from the first day of each such current Interest Period up to but not including the Second Amendment Effective Date, the Applicable Margin shall be deemed to be a percentage per annum equal to (a) for SOFR Loans, that are Revolving Credit Loans, 4.25% and (b) for ABR Loans that are Revolving Credit Loans, 3.25%, and (ii) from the Second Amendment Effective Date to the last day of each such current Interest Period, a percentage per annum equal to (a) for SOFR Loans, that are Revolving Credit Loans, 3.00% and (b) for ABR Loans that are Revolving Credit Loans, 2.00%.

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(e)         The Letter of Credit Fee shall be deemed to be (i) for the period from the date of issuance of such Letter of Credit up to but not including the Second Amendment Effective Date, equal to a rate of (a) 4.25% per annum for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit, computed on the average daily Stated Amount of such Letter of Credit less (b) the Fronting Fee, and (ii) for the period from Second Amendment Effective Date to the termination date of such Letter of Credit equal to a rate of (a) 3.00% per annum for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit, computed on the average daily Stated Amount of such Letter of Credit less (b) the Fronting Fee.

SECTION 7. Governing Law. THIS SECOND AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. The provisions of Sections 1.2, 13.5, 13.12, 13.15 and 13.16 of the Credit Agreement shall apply to this Second Amendment, mutatis mutandis.

SECTION 8. Counterparts. This Second Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Second Amendment and/or any document to be signed in connection with this Second Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signature and Records Act, or any other similar state laws based on the Uniform Electronic Transaction Act. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

SECTION 9. Severability. Wherever possible, each provision of this Second Amendment shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Second Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Second Amendment.

SECTION 10. Section Titles. The Section titles contained in this Second Amendment are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

SECTION 11. Entire Agreement. This Second Amendment, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

[Signature Pages to follow]

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Second Amendment to be duly executed and delivered by the parties hereto as of the date first above written.

PHOENIX DATA CENTER ACQUISITIONS LLC,
as Parent Borrower

By	/s/ Spencer Mullee
Name: Spencer Mullee
Title: President, Chief Executive Officer and Treasurer

PHOENIX DATA CENTER INTERMEDIATE LLC,
as Holdings

By	/s/ Spencer Mullee
Name: Spencer Mullee
Title: President, Chief Executive Officer and Treasurer

PHOENIX INFRASTRUCTURE LLC,
as a Guarantor

By	/s/ Spencer Mullee
Name: Spencer Mullee
Title: President, Chief Executive Officer and Treasurer

PHOENIX DATA CENTER PARENT LLC,
as a Guarantor

By	/s/ Spencer Mullee
Name: Spencer Mullee
Title: President, Chief Executive Officer and Treasurer

Signature Page to Second Amendment to Credit Agreement (Centersquare 2025)

ADMINISTRATIVE AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:	/s/ Kyle Gaillard
	Name:	Kyle Gaillard
	Title:	Executive Director

Signature page to second amendment to credit agreement (Centersquare)

LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Kyle Gaillard
	Name:	Kyle Gaillard
	Title:	Executive Director

Signature Page to Second Amendment to Credit Agreement (Centersquare)

THE TORONTO-DOMINION BANK, NEW YORK BRANCH,
as a Lender

By:	/s/ Kristen Posluszny
	Name:	Kristen Posluszny
	Title:	Authorized Signatory

Signature Page to Second Amendment to Credit Agreement (Centersquare)

BANK OF MONTERAL,
as a Lender

By:	/s/ Rebecca Liu Chabanon
	Name:	Rebecca Liu Chabanon
	Title:	Director

Signature Page to Second Amendment to Credit Agreement (Centersquare)

THE BANK OF NOVA SCOTIA,
as a Lender

By:	/s/ Robert Palmer
	Name:	Robert Palmer
	Title:	Director

By:	/s/ Joshita D Souza
	Name:	Joshita D Souza
	Title:	Associate

Signature Page to Second Amendment to Credit Agreement (Centersquare)

ANNEX I

Amended Credit Agreement

See attached.

ANNEX I

Composite copy reflecting amendments made pursuant to

First Amendment to Credit Agreement, dated April 17, 2024 and

Second Amendment to Credit Agreement, dated February 28, 2025

U.S. REVOLVING CREDIT AGREEMENT

dated as of January 12, 2024

among

PHOENIX DATA CENTER ACQUISITIONS LLC

as the Parent Borrower,

PHOENIX DATA CENTER INTERMEDIATE LLC

as Holdings,

The Several Lenders and Letter of Credit Issuers
from Time to Time Parties Hereto,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as the Administrative Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as the Collateral Agent,

WELLS FARGO SECURITIES, LLC

TD SECURITIES (USA) LLC

as Joint Bookrunners and Lead Arrangers,

and

BMO CAPITAL MARKETS CORP.

THE BANK OF NOVA SCOTIA

as Joint Lead Arrangers

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3.8	Cash Collateral	100
3.9	Applicability of ISP and UCP	101
3.10	Conflict with Issuer Documents	101
3.11	Letter of Credit Issued for Subsidiaries	101
3.12	Provisions Related to Extended Revolving Credit Commitments	102

Section 4.	Fees	102

4.1	Fees	102
4.2	Voluntary Reduction of Revolving Credit Commitments	104
4.3	Mandatory Termination	104

Section 5.	Payments	104

5.1	Voluntary Prepayments	104
5.2	Mandatory Prepayments	105
5.3	Method and Place of Payment	106
5.4	Net Payments	107
5.5	Computations of Interest and Fees	110
5.6	Limit on Rate of Interest	110

Section 6.	Conditions Precedent to Initial Borrowing	111

6.1	Credit Documents	111
6.2	Collateral	112
6.3	Legal Opinions	112
6.4	[Reserved.]	112
6.5	Closing Certificates	112
6.6	Authorization of Proceedings of the Parent Borrower and the Guarantors; Corporate Documents	112
6.7	Fees	113
6.8	Solvency Certificate	113
6.9	Financial Statements	113
6.10	Refinancing	113
6.11	Notice of Revolving Credit Loan Borrowing; Letter of Credit Request	113
6.12	Representations and Warranties	113
6.13	Acquisition	114
6.14	Patriot Act	114
6.15	No Company Material Adverse Effect	114
6.16	Evoque Transaction	114
6.17	Bankruptcy	115
6.18	Quality of Earnings Report	115

Section 7.	Conditions Precedent to All Credit Events after the Closing Date	115

7.1	No Event of Default; Representations and Warranties	115
7.2	LTV and Fixed Charge Coverage Ratio	115
7.3	Notice of Borrowing	116
7.4	Drawstop Event Period	116

Section 8.	Representations and Warranties	116

8.1	Corporate Status	116
8.2	Corporate Power and Authority	116
8.3	No Violation	117
8.4	Litigation	117

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8.5	Margin Regulations	117
8.6	Governmental Approvals	117
8.7	Investment Company Act	117
8.8	True and Complete Disclosure	117
8.9	Financial Condition; Financial Statements	118
8.10	Compliance with Laws	118
8.11	Tax Matters	119
8.12	Compliance with ERISA	119
8.13	Subsidiaries	119
8.14	Intellectual Property	119
8.15	Environmental Laws	119
8.16	Properties	120
8.17	Closing Date Solvency	120
8.18	Use of Proceeds	120
8.19	Sanctions	120

Section 9.	Affirmative Covenants	120

9.1	Information Covenants	120
9.2	Books, Records, and Inspections	124
9.3	Maintenance of Insurance	124
9.4	Payment of Taxes	124
9.5	Preservation of Existence; Consolidated Corporate Franchises	124
9.6	Compliance with Statutes, Regulations, Etc.	125
9.7	ERISA	125
9.8	Maintenance of Tangible Properties	125
9.9	Transactions with Affiliates	126
9.10	End of Fiscal Years	127
9.11	Additional Guarantors and Grantors	127
9.12	Pledge of Additional Stock and Evidence of Indebtedness	128
9.13	Use of Proceeds	128
9.14	Further Assurances	129
9.15	[reserved.]	129
9.16	Lines of Business	129
9.17	Financial Covenants under Other Indebtedness	129
9.18	Post-Closing Actions	129
9.19	Foreign First-Tier Finance Holdings Subsidiaries	130

Section 10.	Negative Covenants	130

10.1	Limitation on Indebtedness	130
10.2	Limitation on Fundamental Changes	133
10.3	Limitation on Sale of Assets	135
10.4	Limitation on Restricted Payments	136

Section 11.	Events of Default	143

11.1	Payments	143
11.2	Representations, Etc.	143
11.3	Covenants	143
11.4	Default Under Other Agreements	143
11.5	Bankruptcy, Etc.	144
11.6	ERISA	144
11.7	Guarantee	144

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11.8	Security Documents	145
11.9	Judgments	145
11.10	Change of Control	145
11.11	Remedies Upon Event of Default	145
11.12	Application of Proceeds	146

Section 12.	The Agents	146

12.1	Appointment	146
12.2	Delegation of Duties	147
12.3	Exculpatory Provisions	147
12.4	Reliance by Agents	148
12.5	Notice of Default	148
12.6	Non-Reliance on Administrative Agent, Collateral Agent, and Other Lenders	149
12.7	Indemnification	149
12.8	Agents in Their Individual Capacities	150
12.9	Successor Agents	150
12.10	Withholding Tax	151
12.11	Agents Under Security Documents and Guarantee	152
12.12	Right to Realize on Collateral and Enforce Guarantee	153
12.13	Intercreditor Agreements Govern	154
12.14	Acknowledgements of Lenders	154

Section 13.	Miscellaneous	156

13.1	Amendments, Waivers, and Releases	156
13.2	Notices	160
13.3	No Waiver; Cumulative Remedies	161
13.4	Survival of Representations and Warranties	161
13.5	Payment of Expenses; Indemnification	162
13.6	Successors and Assigns; Participations and Assignments	163
13.7	Replacements of Lenders Under Certain Circumstances	168
13.8	Adjustments; Set-off	169
13.9	Counterparts	169
13.10	Severability	170
13.11	Integration	170
13.12	GOVERNING LAW	170
13.13	Submission to Jurisdiction; Waivers	170
13.14	Acknowledgments	171
13.15	WAIVERS OF JURY TRIAL	172
13.16	Confidentiality	172
13.17	Direct Website Communications	173
13.18	USA PATRIOT Act	175
13.19	[Reserved]	175
13.20	Payments Set Aside	175
13.21	No Fiduciary Duty	175
13.22	Nature of Borrower Obligations	176
13.23	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	177
13.24	Acknowledgment Regarding Any Supported QFCs	177
13.25	Certain ERISA Matters	178

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SCHEDULES

Schedule 1.1(a)	Commitments of Lenders
Schedule 1.1(c)	Closing Date Liens
Schedule 1.1(d)	Closing Date First Tier Property Values
Schedule 8.13	Subsidiaries
Schedule 9.18	Post-Closing Actions
Schedule 10.1	Closing Date Indebtedness
Schedule 13.2	Notice Addresses

EXHIBITS

Exhibit A	Form of Closing Certificate
Exhibit B	Form of Guarantee
Exhibit C	Form of Pledge Agreement
Exhibit D	Form of Credit Party Closing Certificate
Exhibit E	Form of Assignment and Acceptance
Exhibit F	Form of Promissory Note
Exhibit G-1	Form of First Lien Intercreditor Agreement
Exhibit G-2	Form of Second Lien Intercreditor Agreement
Exhibit H-1	Form of Non-Bank Tax Certificate
(For Non-U.S. Lenders That Are Not Partnerships
For U.S. Federal Income Tax Purposes)
Exhibit H-2	Form of Non-Bank Tax Certificate
(For Non-U.S. Lenders That Are Partnerships
For U.S. Federal Income Tax Purposes)
Exhibit H-3	Form of Non-Bank Tax Certificate
(For Non-U.S. Participants That Are Not Partnerships
For U.S. Federal Income Tax Purposes)
Exhibit H-4	Form of Non-Bank Tax Certificate
(For Foreign Participants That Are Partnerships
For U.S. Federal Income Tax Purposes)
Exhibit I	Form of Notice of Borrowing or Continuation or Conversion
Exhibit J	Form of Solvency Certificate
Exhibit K	Form of Compliance Certificate

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U.S. REVOLVING CREDIT AGREEMENT

U.S. REVOLVING CREDIT AGREEMENT, dated as of January 12, 2024, among PHOENIX DATA CENTER ACQUISITIONS LLC, a Delaware limited liability corporation (as the “Parent Borrower”), PHOENIX DATA CENTER INTERMEDIATE LLC, a Delaware limited liability corporation (as “Holdings”), the lending institutions from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”), the Letter of Credit Issuers from time to time parties hereto, WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Collateral Agent (such terms and each other capitalized term used but not defined in this preamble having the meaning provided in Section 1).

WHEREAS, the Purchaser will acquire certain assets of the Company as set forth in the Acquisition Agreement (the “Plan Acquisition”) pursuant to, in accordance with and under and in connection with that certain (a) Asset Purchase Agreement, dated as of October 31, 2023, by and among Phoenix Data Center Holdings LLC, a Delaware limited liability company (the “Purchaser”), Cyxtera Technologies, Inc., a Delaware corporation (the “Company”) and certain subsidiaries of the Company (together with all exhibits, annexes, schedules and disclosure letters thereto, collectively, as modified, amended, supplemented or waived, the “Acquisition Agreement”); (b) the Fourth Amended Joint Chapter 11 Plan of Cyxtera Technologies, Inc. and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (the “Chapter 11 Plan”) filed in the chapter 11 cases (the “Chapter 11 Cases”) of Cyxtera Technologies, Inc. and certain of its subsidiaries commenced in the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”) in the chapter 11 cases captioned In re Cyxtera Technologies Inc. et al., Ch. 11 Case No. 23-14853 (JKS) (Bankr. D. N.J. July 5, 2023); and (c) the Revised Findings of Fact, Conclusions of Law, and Order Confirming the Fourth Amended Joint Plan of Reorganization of Cyxtera Technologies, Inc. and it Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code entered on November 17, 2023 Docket No. 718 (the “Confirmation Order”) by the Bankruptcy Court confirming the Chapter 11 Plan;

WHEREAS, the Purchaser intends to, directly or indirectly, acquire certain properties owned by third party landlords, in each case, as set forth in the applicable Purchase and Sale Agreement (each, a “Third Party Acquisition Agreement”, each acquisition, a “Third Party Acquisition” and the assets acquired in connection therewith, “Third Party Acquired Assets”);

WHEREAS, the Purchaser intends to, directly or indirectly, acquire certain properties owned by third party landlords, in each case, as set forth in the applicable Purchase and Sale Agreement (each, an “Additional Property Acquisition Agreement” (and collectively, together with each Third Party Acquisition Agreement, the “Property Acquisition Agreements”) and each acquisition, an “Additional Property Acquisition” (and collectively, together with each Third Party Acquisition, the “Property Acquisitions”));

WHEREAS, in furtherance of an internal reorganization of certain Subsidiaries of the Sponsor, the Sponsor intends to transfer certain properties and other assets of certain Subsidiaries of Sponsor to certain other Subsidiaries of the Sponsor (collectively, the “Transferred Subsidiaries”), and, immediately following the consummation of such transactions, transfer all of the issued and outstanding membership interests of each Transferred Subsidiary to Phoenix Data Center Parent LLC, in each case, in accordance with and as set forth in that certain Contribution and Transfer Agreement, dated as of the date hereof, by and among Dawn US Holdings, LLC, a Delaware limited liability company, Evoque Dallas Data Centers LLC, a Delaware limited liability company, the SPE Companies named therein, Phoenix Infrastructure LLC, a Delaware limited liability company, and Phoenix Data Center Parent, LLC, a Delaware limited liability company (together with all exhibits, annexes and schedules thereto, collectively, as modified, amended, supplemented or waived, the “Evoque Transaction Agreement” and such transfers, the “Evoque Transaction”, and together with the Plan Acquisition, each Third Party Acquisition and each Additional Property Acquisition other related transactions contemplated in the Acquisition Agreement to occur on the date of or substantially contemporaneously with the foregoing, the “Acquisitions”)

WHEREAS, in connection with the Acquisitions, the Parent Borrower has requested that the Lenders extend credit in the form of Revolving Credit Loans (exclusive of Letter of Credit usage) in an aggregate principal amount at any time not exceeding the sum of the Revolving Credit Commitments hereunder less the sum of the Lenders’ aggregate Letter of Credit Exposure at such time, made available to the Parent Borrower (i) on the Closing Date, together with the proceeds of other First Tier Facilities established on the Closing Date and cash on hand of the Parent Borrower, (A) to finance the Transactions and for general corporate purposes in an amount equal to the amount necessary to fund (1) the Reserves Shortfall (less any Letters of Credit issued on the Closing Date to backstop any Reserves Shortfall) and (2) the Proceeds Shortfall and (B) in any amount needed to fund upfront fees or original issue discount in respect of any Credit Facilities (and any other First Tier Facilities established on the Closing Date) imposed under the Fee Letter, working capital adjustments and reimbursements for Capital Expenditures pursuant to the Acquisition Agreement and/or the refinancing of any Indebtedness incurred for working capital purposes and purchase price adjustments made pursuant to the Acquisition Agreement and/or the Property Acquisition Agreement, and (ii) at any time and from time to time after the Closing Date, for working capital and general corporate purposes (including to finance any other transactions not prohibited by the Credit Documents).

WHEREAS, the Parent Borrower has requested that any Letter of Credit Issuer issues Letters of Credit (i) on the Closing Date in order to (A) backstop any Reserves Shortfall (less any Revolving Loans drawn on the Closing Date to fund such Reserves Shortfall) and (B) backstop or replace letters of credit outstanding on the Closing Date under any facilities no longer available as of the Closing Date to the Parent Borrower, the Company or any of their respective Affiliates (and such existing letters of credit may be deemed Letters of Credit outstanding under the Revolving Credit Facility), and (ii) thereafter at any time and from time to time prior to the L/C Facility Maturity Date, in an aggregate Stated Amount at any time outstanding not in excess of $50,000,000; and

WHEREAS, the Lenders and Letter of Credit Issuers are willing to make available to the Borrower such revolving credit and letter of credit facilities upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

Section 1.          Definitions.

1.1       Defined Terms. As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“30-Day SOFR Average” has the meaning specified in the definition of “SOFR Average”.

“ABR” shall mean, for any day, a rate per annum equal to the highest of (a) the “U.S. Prime Rate” in effect on such day as quoted in the Wall Street Journal (the “Prime Rate”), (b) the NYFRB Rate in effect on such day plus 0.50% and (c) Term SOFR for a one-month interest period in effect on such day plus 1.00%; provided that, for the avoidance of doubt, Term SOFR for any day shall be Term SOFR for a one-month interest period on the day that is two (2) Business Days prior to such day, as such rate is published by the Term SOFR Administrator. Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or Term SOFR, respectively.

“ABR Loan” shall mean each Loan bearing interest based on the ABR.

“Acquired Assets” shall mean the Acquired Assets (as defined in the Acquisition Agreement).

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business (determined using such definitions as if references to the Parent Borrower and the Subsidiaries therein were to such Acquired Entity or Business and its Subsidiaries), all as determined on a consolidated basis for such Acquired Entity or Business in accordance with GAAP.

“Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Acquired Indebtedness” shall mean, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged, consolidated, or amalgamated with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating, or amalgamating with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” shall have the meaning provided in the recitals to this Agreement.

“Acquisition Agreement” shall have the meaning provided in the recitals to this Agreement.

“Additional Borrower” shall mean any Subsidiary that is added as a Borrower pursuant to Section 1.16.

“Adjusted Total Revolving Credit Commitment” shall mean, at any time, the Total Revolving Credit Commitment less the aggregate Revolving Credit Commitments of all Defaulting Lenders.

“Administrative Agent” shall mean Wells Fargo Bank, National Association, as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent pursuant to Section 12.9.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.2 or such other address or account as the Administrative Agent may from time to time notify the Parent Borrower and the Lenders.

“Administrative Questionnaire” shall have the meaning provided in Section 13.6(b)(ii)(D).

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Institutional Lender” shall mean any Affiliate of the Sponsor that is either a bona fide debt fund or such Affiliate extends credit or buys loans in the ordinary course of business.

“Affiliated Lender” shall mean a Lender that is the Sponsor or any Affiliate thereof (other than the Borrower, any other Subsidiary of the Borrower, or any Affiliated Institutional Lender).

“Agent Party” and “Agent Parties” shall have the meaning provided in Section 13.17(b).

“Agents” shall mean the Administrative Agent, the Collateral Agent and each Joint Lead Arranger.

“Agreement” shall mean this Credit Agreement.

“AML Laws” shall mean (a) the USA Patriot Act of 2001 (Pub. L. No. 107-56), (b) the U.S. Money Laundering Control Act of 1986, as amended, (c) the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq., (d) Laundering of Monetary Instruments, 18 U.S.C. section 1956, (e) Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957, (f) the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations (Title 31 Part 103 of the US Code of Federal Regulations), or (g) any other applicable money laundering or financial recordkeeping Laws.

“Anticorruption Laws” shall mean the U.S. Foreign Corrupt Practices Act, as amended, and any other applicable anti-bribery or anticorruption laws or regulations.

“Applicable Margin” shall mean a percentage per annum equal to (a) for SOFR Loans, that are Revolving Credit Loans, ~~4.25~~3.00% and (b) for ABR Loans that are Revolving Credit Loans, ~~3.25~~2.00%.

Notwithstanding the foregoing, the Applicable Margin in respect of any Class of Extended Revolving Credit Commitments or Revolving Credit Loans made pursuant to any Extended Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant Extension Amendment.

“Appraisal” shall mean a written statement setting forth an opinion of the market value of the Property that (i) has been independently and impartially prepared in accordance with the requirements of FIRREA and USPAP, by an independent third-party appraiser directly engaged by Administrative Agent holding an MAI designation, who is state licensed or state certified if required under the laws of the State, who meets the requirements of FIRREA and USPAP and who otherwise is reasonably satisfactory to Administrative Agent, (ii) complies with all applicable federal and state laws and regulations dealing with appraisals or valuations of real property, including the minimum appraisal standards for national banks promulgated by the Comptroller of the Currency pursuant to Title XI of the FIRREA, (iii) has been prepared on as “as-is” basis, and (iv) has been prepared not more than twelve (12) months prior to the relevant date.

“Approved Fund” shall mean any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Asset Sale” shall mean:

(a)	the sale, conveyance, transfer, or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale Leaseback) (each a “disposition”) of the Parent Borrower or any Credit Party, or

(b)	the issuance or sale of Equity Interests of any Subsidiary of the Parent Borrower or other Credit Party (other than preferred stock of any such Subsidiary issued in compliance with Section 10.1), whether in a single transaction or a series of related transactions, in each case, other than:

(i)	any disposition of Cash Equivalents or Investment Grade Securities or obsolete, worn out, damaged or surplus property or property (including leasehold property interests) that is no longer economically practical in its business or commercially desirable to maintain or no longer used or useful equipment in the ordinary course of business or any disposition of inventory, immaterial assets, or goods (or other assets) in the ordinary course of business;

(ii)	the disposition of all or substantially all of the assets of, or the conversion of any equity interests in, the Parent Borrower or any Subsidiary in a manner permitted pursuant to Section 10.2;

(iii)	the incurrence of any Permitted Liens or the making of any Restricted Payment that is permitted to be made, and is made, pursuant to Section 10.4 or of any Investment not otherwise prohibited hereunder;

(iv)	any sale or disposition of assets (whether tangible or intangible) or issuance or sale of Equity Interests of any Subsidiary in any transaction or series of related transactions with an aggregate Fair Market Value of less than (A) the greater of $75,000,000 and 1.25% of Consolidated Total Assets (as reflected in the most recently delivered Section 9.1 Financials (calculated on a Pro Forma Basis) at the time of such disposition) individually or (B) the greater of $150,000,000 and 2.5% of Consolidated Total Assets (as reflected in the most recently delivered Section 9.1 Financials (calculated on a Pro Forma Basis) at the time of such disposition) in the aggregate;

(v)	any disposition of property or assets or issuance of securities by (1) any Credit Party to the Parent Borrower or (2) by the Parent Borrower or any other Credit Party to another Credit Party;

(vi)	to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(vii)	foreclosures, condemnation, casualty or any similar action on assets (including dispositions in connection therewith);

(viii)	disposition of Securitization Assets, or participations therein, in connection with any Permitted Securitization Financing, including dispositions (including by capital contribution) of assets to Securitization Entities in connection with any Permitted Securitization Financing;

(ix)	any financing transaction with respect to property built or acquired by the Parent Borrower or any Credit Party after the Closing Date, including Sale Leasebacks and asset securitizations permitted by this Agreement;

(x)	(1) any surrender or waiver of contractual rights or the settlement, release, or surrender of contractual rights or other litigation claims, (2) the termination or collapse of cost sharing agreements with the Parent Borrower or any Credit Party and the settlement of any crossing payments in connection therewith, or (3) the settlement, discount, write off, forgiveness, or cancellation of any Indebtedness owing by any present or former consultants, directors, officers, or employees of the Parent Borrower (or any direct or indirect parent company of the Parent Borrower) or any Credit Party or any of their successors or assigns;

(xi)	the disposition or discount of inventory, accounts receivable, or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(xii)	the non-exclusive licensing, cross-licensing or sub-licensing of Intellectual Property or other general intangibles (whether pursuant to franchise agreements or otherwise) in the ordinary course of business or in connection with a Permitted Securitization Financing;

(xiii)	the unwinding of any Hedging Obligations or obligations in respect of Cash Management Services;

(xiv)	sales, transfers, and other dispositions of (i) Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements and (ii) property or assets, if the acquisition of such property or assets was financed with Excluded Contributions;

(xv)	the lapse or abandonment of Intellectual Property rights in the ordinary course of business, which in the reasonable business judgment of the Parent Borrower are not material to the conduct of the business of the Parent Borrower and the Credit Parties taken as a whole;

(xvi)	the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law;

(xvii)	dispositions of property to the extent that (1) such property is exchanged for credit against the purchase price of similar replacement property that is purchased within 450 days thereof, (2) the proceeds of such Asset Sale are promptly applied to the purchase price of such replacement property (which replacement property is actually purchased within 450 days thereof) or (3) such dispositions are necessary or advisable (as determined by the Parent Borrower in good faith) in order to obtain or increase the likelihood of obtaining the approval of any Governmental Authority to consummate or avoid the prohibition or other restriction on the consummation of any permitted acquisition of any Person, business or assets;

(xviii)	lease, assignments, subleases, licenses, or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Parent Borrower and the Credit Parties, taken as a whole;

(xix)	dispositions of non-core assets acquired in connection with any Permitted Acquisition or Investment permitted hereunder;

(xx)	sales, transfers and other dispositions of accounts receivable (including write-offs, discounts and compromises) in connection with the compromise, settlement or collection thereof;

(xxi)	any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater Fair Market Value or usefulness to the business of the Parent Borrower and the other Credit Parties, as a whole, as determined in good faith by the Parent Borrower; and

(xxii)	any sale, lease, sub-lease or other disposition of property or services in the ordinary course of business pursuant to the terms of any Lease or service agreement.

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit E, or such other form as may be approved by the Administrative Agent and the Parent Borrower.

“Authorized Officer” shall mean, with respect to any Person, any individual holding the position of chairman of the board (if an officer), the Chief Executive Officer, President, the Chief Financial Officer, the Treasurer, the Controller, the Vice President-Finance, a Senior Vice President, a Director, a Manager, the Secretary, the Assistant Secretary or any other senior officer or agent with express authority to act on behalf of such Person designated as such by the board of directors or other managing authority of such Person.

“Auto-Extension Letter of Credit” shall have the meaning provided in Section 3.2(d).

“Available Commitment” shall mean an amount equal to the excess, if any, of (i) the amount of the Total Revolving Credit Commitment over (ii) the sum of the aggregate principal amount of, without duplication, (a) all Revolving Credit Loans then outstanding and (b) the aggregate Letters of Credit Outstanding at such time.

“Available Restricted Debt Payments Amount” shall mean, at any time, (a) the amount of Restricted Debt Payments that may be made at the time of determination pursuant to Section 10.4(b)(15)(a) minus (b) the amount of the Available Restricted Debt Payments Amount utilized by the Parent Borrower to make Restricted Payments pursuant to Section 10.4(b)(10).

“Available Restricted Payments Amount” shall mean, at any time, (a) the amount of Restricted Payments that may be made at the time of determination pursuant to Section 10.4(b)(10) minus (b) the amount of the Available Restricted Payments Amount utilized by the Parent Borrower to make Restricted Debt Payments pursuant to Section 10.4(b)(15)(b).

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (d) of Section 2.18; provided, that if the then-current Benchmark is based upon SOFR Average, such Benchmark shall be deemed to not have any Available Tenors.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” shall have the meaning provided in Section 11.5.

“Bankruptcy Court” shall have the meaning provided in the recitals to this Agreement.

“Benchmark” shall mean, initially, with respect to any Obligations, interest fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Term SOFR Reference Rate or SOFR Average; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate, SOFR Average or the then-current Benchmark for Dollars, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of Section 2.18.

“Benchmark Replacement” shall mean:

(I) with respect to any Benchmark Transition Event with respect to a Benchmark applicable to Dollar-denominated Loans: the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a)         Daily SOFR; and

(b)        the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment; provided that, in the case of clause (ii) above, such adjustment shall not be in the form of an increase to the Applicable Margin.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents; and

(II) [reserved].

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to such then-current Benchmark:

(a)         in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)        in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein solely to the extent such event applies to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to then-current Benchmark:

(a)         a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)        a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)        a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark solely to the extent that a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.18 and (b) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.18.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefited Lender” shall have the meaning provided in Section 13.8(a).

“BHC Act Affiliate” shall have the meaning provided in Section 13.24(b).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Bona-Fide Lending Affiliate” any Affiliate of any Named Competitor that is regularly engaged in the business of commercial real estate lending, including Affiliates of such entities whose investment guidelines permit investments in debt securities.

“Borrower” shall mean the Parent Borrower and, if applicable, any Additional Borrowers. As the context requires, the term “Borrower” herein shall refer collectively to the Borrowers collectively or to the applicable Borrower as of such time.

“Borrower Agent” shall have the meaning provided in Section 1.17(a).

“Borrower Materials” shall have the meaning provided in Section 13.17(b).

“Borrowing” shall mean Loans of the same Class and Type made, converted, or continued on the same date and, in the case of Term SOFR Borrowings as to which a single Interest Period is in effect.

“Business Day” shall mean any day excluding Saturday, Sunday, and any other day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Canadian Dollars” shall mean the lawful currency of Canada.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) by the Parent Borrower and its Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant, or equipment reflected in the consolidated balance sheet of the Parent Borrower and its Subsidiaries (including Capitalized Software Expenditures, website development costs, website content development costs, customer acquisition costs and incentive payments, conversion costs, and contract acquisition costs).

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal, or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person, subject to Section 1.12.

“Capital Stock” shall mean (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights, or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (it being understood and agreed, for the avoidance of doubt, that “cash-settled phantom appreciation programs” in connection with employee benefits that do not require a dividend or distribution shall not constitute Capital Stock).

“Capitalized Lease Obligation” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP, subject to Section 1.12.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Parent Borrower and its Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Parent Borrower and its Subsidiaries.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Letter of Credit Issuers or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the Letter of Credit Issuers shall agree in their sole discretion, other credit support. “Cash Collateral” shall have a correlative meaning and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” shall mean:

(a)	Dollars,

(b)	(a) Euros, Pounds Sterling, Japanese Yen, Swiss Francs, Canadian Dollars, New Zealand Dollars or any national currency of any Participating Member State in the European Union or (b) local currencies held from time to time in the ordinary course of business,

(c)	securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any country that is a member state of the European Union or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition,

(d)	certificates of deposit, time deposits, and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $100,000,000,

(e)	repurchase obligations for underlying securities of the types described in clauses (iii), (iv), and (ix) entered into with any financial institution meeting the qualifications specified in clause (iv) above,

(f)	commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 24 months after the date of creation thereof,

(g)	marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized ratings agency) and in each case maturing within 24 months after the date of creation or acquisition thereof,

(h)	readily marketable direct obligations issued by any state, commonwealth, or territory of the United States or any political subdivision or taxing authority thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition,

(i)	Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition,

(j)	solely with respect to any Foreign Subsidiary: (a) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (b) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition, and (c) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank, in each case, customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by such Foreign Subsidiary organized in such jurisdiction,

(k)	in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States, Cash Equivalents shall also include investments of the type and maturity described in clauses (i) through (ix) above of foreign obligors, which investments have ratings, described in such clauses or equivalent ratings from comparable foreign rating agencies, and

(l)	investment funds investing 90% of their assets in securities of the types described in clauses (i) through (ix) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (i) and (ii) above; provided that such amounts are converted into any currency listed in clauses (i) and (ii) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes under the Credit Documents regardless of the treatment of such items under GAAP.

“Cash Management Agreement” shall mean any agreement or arrangement to provide Cash Management Services.

“Cash Management Services” shall mean any one or more of the following types of services or facilities: (i) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, or electronic funds transfer services, (ii) treasury management services (including controlled disbursement, cash pooling, overdraft automatic clearing house fund transfer services, return items, and interstate depository network services), (iii) any other demand deposit or operating account relationships or other cash management services, including pursuant to any Cash Management Agreements and (iv) and other services related, ancillary or complementary to the foregoing.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” shall mean (i) the adoption of any law, treaty, order, policy, rule, or regulation after the Closing Date, (ii) any change in any law, treaty, order, policy, rule, or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (iii) compliance by any Lender with any guideline, request, directive, or order issued or made after the Closing Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law), including, for avoidance of doubt, any such adoption, change or compliance in respect of (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines, requirements, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities pursuant to Basel III in each case, after the Closing Date.

“Change of Control” shall mean and be deemed to have occurred if (i) at any time prior to an IPO, the Permitted Holders shall at any time not own, in the aggregate, directly or indirectly, beneficially and of record, at least 50% of the voting power of the outstanding Voting Stock of the Parent Borrower or (ii) at any time after an IPO, any Person, entity, or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), other than the Permitted Holders, shall at any time have acquired direct or indirect beneficial ownership of a percentage of the voting power of the outstanding Voting Stock of the Parent Borrower that exceeds 35% thereof, unless the Permitted Holders have, at such time, the right or the ability by voting power, contract, or otherwise to elect or designate for election at least a majority of the board of directors of the Parent Borrower. For the purpose of clauses (i) and (ii), at any time when a majority of the outstanding Voting Stock of the Parent Borrower is directly or indirectly owned by a Parent Entity or, if applicable, a Parent Entity acts as the manager, managing member or general partner of the Parent Borrower, references in this definition to “the Parent Borrower” shall be deemed to refer to the ultimate Parent Entity that directly or indirectly owns such Voting Stock or acts as (or, if applicable, is a Parent Entity that directly or indirectly owns a majority of the outstanding Voting Stock of) such manager, managing member or general partner. For purposes of this definition, (x) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act, (y)  the phrase Person or “group” is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and (z) if any Person or “group” includes one or more Permitted Holders, the issued and outstanding Equity Interests of the Parent Borrower or the IPO Entity, as applicable, directly or indirectly owned by the Permitted Holders that are part of such Person or “group” shall not be treated as being owned by such Person or “group” for purposes of determining whether clause (ii) of this definition is triggered.

“Chapter 11 Cases” shall have the meaning set forth in the recitals to this Agreement.

“Chapter 11 Plan” shall have the meaning set forth in the recitals to this Agreement.

“Class” (i) when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans or Extended Revolving Credit Loans (of the same Extension Series), and (ii) when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment or an Extended Revolving Credit Commitment (of the same Extension Series).

“Closing Date” shall mean January 12, 2024.

“Closing Date Refinancing” shall mean the repayment, redemption, defeasance, discharge, refinancing, replacement or termination of each of the Existing Evoque Debt Facilities (or the giving of irrevocable notice with respect thereto to the applicable holders or agent in respect thereof) (and the guarantees and collateral pledged thereunder will be released), other than (x) contingent obligations not then due and payable and that by their terms survive the termination of the Existing Evoque Debt Facilities and (y) certain existing letters of credit outstanding under the Existing Seller Credit Agreement that on the Closing Date will be grandfathered into, or backstopped by, a new debt facility or cash collateralized in a manner satisfactory to the issuing banks thereof under the applicable Existing Evoque Debt Facility.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all property pledged or mortgaged or purported to be pledged or mortgaged pursuant to the Security Documents, excluding in all events Excluded Property.

“Collateral Agent” shall mean Wells Fargo Bank, National Association as collateral agent under the Security Documents, or any successor collateral agent pursuant to Section 12.9.

“Commitment Fee” shall have the meaning provided in Section 4.1(a).

“Commitment Fee Rate” shall mean ~~0.75~~(i) at any time 50% or less of the Commitments are drawn, 0.50% per annum, or (ii) at any time more than 50% of the Commitments are drawn, 0.375% per annum.

“Commitment Letter” shall mean that certain Commitment Letter, dated as of October 31, 2023, among each of the Joint Bookrunners and Lead Arrangers and their applicable Affiliates and the Parent Borrower, as amended, restated, amended and restated, supplemented or otherwise modified pursuant to any joinder agreements thereto.

“Commitments” shall mean, with respect to each Lender (to the extent applicable), such Lender’s Revolving Credit Commitment or Extended Revolving Credit Commitment.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning provided in Section 13.17.

“Company” shall have the meaning provided in the recitals to this Agreement.

“Company Financial Statements” shall mean the consolidated financial statements of the Company included or incorporated by reference in the “Filed SEC Documents” (as defined the Acquisition Agreement).

“Company Material Adverse Effect” shall have the meaning provided to the term “Material Adverse Effect” in the Acquisition Agreement.

“Company Representations” shall mean the representations and warranties made by (x) the Company with respect to the Company, the Acquired Assets, and with respect to the Company and its subsidiaries and their respective businesses in the Acquisition Agreement and (y) each third-party landlord with respect to the Third Party Acquired Assets in each Third Party Acquisition Agreement, in each case of clause (x) and (y), as are material to the interests of the Lenders and do not relate to a Property that could be subject to a Permitted Deferral, but only to the extent, (1) with respect to the representations in clause (x) that the Parent Borrower (or one of its Affiliates) has the right (taking into account any applicable cure provisions) to terminate its obligations under the Acquisition Agreement pursuant to Section 8.1(e) of the Acquisition Agreement (or otherwise decline to consummate the Acquisition pursuant to Section 7.2(a) of the Acquisition Agreement without any liability) as a result of a breach of any such representations and warranties in the Acquisition Agreement and (2) with respect to the representations in clause (y), only to the extent that the Parent Borrower (or one of its Affiliates) has the right (taking into account any applicable cure provisions) to terminate its obligations under the applicable Third Party Acquisition Agreement (or otherwise decline to consummate such Third Party Acquisition without any liability) as a result of a breach of any such representations and warranties in such Third Party Acquisition Agreement (assuming such representations were required to be brought down to a “Material Adverse Effect” (as defined in the Acquisition Agreement) standard).

“Competitor” shall mean any Named Competitor or any Affiliate of any such Person, including, without limitation, Bona-Fide Lending Affiliates.

“Confidential Information” shall have the meaning provided in Section 13.16.

“Confirmation Order” shall have the meaning provided in the recitals to this Agreement.

“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or SOFR Average or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR”, the definition of “Business Day”, the definition of “Determination Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides (in consultation with the Borrower) that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” shall mean, with respect to a Person for any Test Period, Consolidated Net Income for such period, plus, without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(1) (a) total interest expense and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities, together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (a) through (k) thereof; plus

(b) provision for taxes based on income, profits, revenue or capital gains, including federal, foreign and state income, franchise, excise, value added and similar taxes and foreign withholding taxes paid or accrued during such period (including in respect of repatriated funds) including penalties and interest related to such taxes or arising from any tax examinations; plus

(c) depreciation and amortization (including amortization of Capitalized Software Expenditures, internal labor costs and deferred financing fees or costs); plus

(d) other non-cash charges (other than any accrual in respect of bonuses) (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(e)  the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any non-wholly-owned Subsidiary deducted (and not added back in such period to Consolidated Net Income) excluding cash distributions in respect thereof; plus

(f) (A) the amount of management, monitoring, consulting and advisory fees, indemnities and related expenses paid or accrued in such period to (or on behalf of) the Sponsor (including any termination fees payable in connection with the early termination of management and monitoring agreements) to the extent otherwise permitted under Section 9.9(k) of the Credit Agreement and (B) the amount of payments made to option holders of the Borrower or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted in the Credit Documents; plus

(g) losses or discounts on sales of receivables and related assets in connection with any Permitted Securitization Financing; plus

(h) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in the calculation of Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (3) below for any previous period and not added back; plus

(i) any costs or expenses incurred by the Borrower or any Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of the Borrower or Net Cash Proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Equity Interests or relating to Equity Interests constituting a Cure Amount); plus

(j) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature; plus

(2) without duplication, the amount of “run rate” cost savings, operating expense reductions and synergies related to the Transactions or any other Specified Transaction, any restructuring, cost saving initiative or other initiative projected by the Borrower in good faith to be realized as a result of actions that have been taken or initiated or are expected to be taken (in the good faith determination of the Borrower), including any cost savings, expenses and charges (including restructuring and integration charges) in connection with, or incurred by or on behalf of, any joint venture of the Borrower or any of the Subsidiaries (whether accounted for on the financial statements of any such joint venture or the Borrower) (i) with respect to the Transactions, on or prior to the date that is 24 months after the Closing Date (including actions initiated prior to the Closing Date) and (ii) with respect to any other Specified Transaction, any restructuring, cost saving initiative or other initiative, within 24 months after such Specified Transaction, restructuring, cost saving initiative or other initiative (which cost savings shall be added to Consolidated EBITDA until fully realized and calculated on a Pro Forma Basis as though such cost savings had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (A) such cost savings are reasonably identifiable and factually supportable, (B) no cost savings, operating expense reductions or synergies shall be added pursuant to this clause (2) to the extent duplicative of any expenses or charges relating to such cost savings, operating expense reductions or synergies that are included in clause (1) above (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken) and (C) the share of any such cost savings, expenses and charges with respect to a joint venture that are to be allocated to the Borrower or any of the Subsidiaries shall not exceed the total amount thereof for any such joint venture multiplied by the percentage of income of such venture expected to be included in Consolidated EBITDA for the relevant Test Period; minus

(3) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)  non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period), and

(ii) the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any non-wholly-owned subsidiary added (and not deducted in such period from Consolidated Net Income), in each case, as determined on a consolidated basis for the Borrower and the Subsidiaries in accordance with GAAP; provided that,

(I) there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Subsidiary during such period whether such acquisition occurred before or after the Closing Date to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to the Transactions or pursuant to a transaction consummated prior to the Closing Date, and not subsequently so disposed of, an “Acquired Entity or Business”), and

(II) there shall be (A) excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Subsidiary during such period (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), in each case based on the Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis and (B) included in determining Consolidated EBITDA for any period in which a Sold Entity or Business is disposed, an adjustment equal to the Pro Forma Disposal Adjustment with respect to such Sold Entity or Business (including the portion thereof occurring prior to such disposal) as specified in the Pro Forma Disposal Adjustment certificate delivered to the Administrative Agent (for further delivery to the Lenders).

“Consolidated Cash Interest Expense” shall mean the sum of cash interest expense (including that attributable to Capitalized Lease Obligations), net of cash interest income of such Person and its Subsidiaries with respect to all outstanding Indebtedness of such Person and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging agreements, but excluding, for the avoidance of doubt, (a) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting), (b) non-cash interest expense attributable to the movement of the mark-to-market valuation of Indebtedness or obligations under Hedging Obligations or other derivative instruments pursuant to FASB Accounting Standards Codification Topic 815—Derivatives and Hedging, (c) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (d)   commissions, discounts, yield, make-whole premium and other Securitization Fees (including any interest expense) incurred in connection with any Permitted Securitization Facility, (e) any “additional interest” owing pursuant to a registration rights agreement with respect to any securities, (f) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including, without limitation, any Indebtedness issued in connection with the Transactions, (g) penalties and interest relating to taxes, (h) accretion or accrual of discounted liabilities not constituting Indebtedness, (i) interest expense attributable to a direct or indirect parent entity resulting from push-down accounting, (j) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, and (k) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential), with respect thereto and with respect to the Transactions, any acquisition or Investment permitted hereunder, all as calculated on a consolidated basis. For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Interest Expense” shall mean the sum of (a) cash interest expense (including that attributable to Capitalized Lease Obligations), net of cash interest income of such Person and its Subsidiaries with respect to all outstanding Indebtedness of such Person and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging agreements plus (b) non-cash interest expense resulting solely from the amortization of original issue discount from the issuance of Indebtedness of such Person and its Subsidiaries (excluding Indebtedness borrowed hereunder and under the US Balance Sheet Loan Facility in connection with the Transactions) at less than par, plus (c) pay-in-kind interest expense of the Borrower and its Subsidiaries, but excluding, for the avoidance of doubt, (a) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest other than referred to in clause (b) above, (b) non-cash interest expense attributable to the movement of the mark- to-market valuation of obligations under Hedging Obligations or other derivative instruments pursuant to FASB Accounting Standards Codification Topic 815—Derivatives and Hedging, (c) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (d) commissions, discounts, yield, make-whole premium and other Securitization Fees (including any interest expense) incurred in connection with any Permitted Securitization Financing, (e) any “additional interest” owing pursuant to a registration rights agreement with respect to any securities, (f) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including, without limitation, any Indebtedness issued in connection with the Transactions, (g) penalties and interest relating to taxes, (h) accretion or accrual of discounted liabilities not constituting Indebtedness, (i) interest expense attributable to a direct or indirect parent entity resulting from push-down accounting, (j) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, and (k) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential), with respect thereto and with respect to the Transactions, any Permitted Acquisition or similar Investment permitted hereunder, all as calculated on a consolidated basis in accordance with GAAP. For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to a Person for any Test Period, for any period, (a) the net income (loss) of the Borrower and its Subsidiaries for such Test Period determined on a consolidated basis in accordance with GAAP, excluding (and excluding the effect of) (b) without duplication:

(i)        extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives and any accruals or reserves in respect of any extraordinary, non-recurring or unusual items), severance, relocation costs, integration and facilities’ opening costs and other business optimization expenses (including related to new product introductions and other strategic or cost savings initiatives), restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, signing costs, retention or completion bonuses, other executive recruiting and retention costs, transition costs, costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments),

(ii)       the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income,

(iii)     Transaction Expenses,

(iv)     the net income for such period of any Person that is a Subsidiary of the Borrower and any Person that is not a Subsidiary or that is accounted for by the equity method of accounting; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Permitted Investments (or, if not paid in cash or Permitted Investments, but later converted into cash or Permitted Investments, upon such conversion) by such Person to the Borrower or a Subsidiary thereof during such period, but excluding any such dividends or distributions in any Person that is not a Subsidiary or that is accounted for by the equity method of accounting,

(v)      any fees and expenses (including any transaction or retention bonus or similar payment) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460),

(vi)     any income (loss) for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments,

(vii)     accruals and reserves that are established or adjusted as a result of the Transactions in accordance with GAAP (including any adjustment of estimated payouts on existing earn-outs) or changes as a result of the adoption or modification of accounting policies during such period,

(viii)    all non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements (collectively, “Non-Cash Compensation Expenses”),

(ix)       any income (loss) attributable to deferred compensation plans or trusts,

(x)        any income (loss) from investments recorded using the equity method of accounting (but including any cash dividends or distributions actually received by the Borrower or any Subsidiary in respect of such investment),

(xi)      any gain (loss) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business) or income (loss) from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of), in each case, together with any related provisions for taxes on any such gain (or the tax effect of any such loss);

(xii)     any non-cash gain (loss) attributable to the mark-to-market movement in the valuation of hedging obligations or other derivative instruments pursuant to FASB Accounting Standards Codification 815 Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification 825 Financial Instruments; provided that any cash payments or receipts relating to transactions realized in a given period shall be taken into account in such period,

(xiii)    any non-cash gain (loss) related to currency remeasurements of Indebtedness (including the net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances),

(xiv)   any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures (provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income for the period in which such cash payment was made), and

(xv)    any impairment charge or asset write-off or write-down (including related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities).

There shall be excluded from Consolidated Net Income for any period the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory, property and equipment, loans and leases, software and other intangible assets and deferred revenue (including deferred costs related thereto and deferred rent) required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and its Subsidiaries), as a result of the Transactions, any acquisition consummated prior to the Closing Date and any Permitted Acquisitions or other Investment or the amortization or write-off of any amounts thereof.

In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include the amount of proceeds received or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365- day period), due from business interruption insurance or reimbursement of expenses and charges that are covered by indemnification and other reimbursement provisions in connection with any acquisition or other similar Investment or any disposition of any asset permitted hereunder.

“Consolidated Property Values” shall mean, on any date of determination, the sum of (i) the aggregate Property Values as of such date and (ii) the aggregate Dollar amount attributed to “Land”, “Construction in progress, including land under development” and “Land held for future development” with respect to any Property for which a “Property Value” has not been determined in accordance with the definition thereof, in each case under this clause (ii) as reflected in the most recently delivered Company Financial Statements or Section 9.1 Financials, as applicable.

“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on the most recent consolidated balance sheet of the Parent Borrower and its Subsidiaries at such date.

“Consolidated Total Net Debt” shall mean, on any date of determination, (i) the aggregate principal balance of outstanding Indebtedness for borrowed money of the Parent Borrower and its Subsidiaries on such date (measured excluding any guarantee of such Indebtedness incurred by the Parent Borrower or any of its Subsidiaries) minus (ii) cash and Cash Equivalents of the Parent Borrower and its Subsidiaries on such date.

“Contingent Obligations” shall mean, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends, or other payment obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities, or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contract Consideration” shall have the meaning provided in the definition of Excess Cash Flow.

“Contractual Requirement” shall have the meaning provided in Section 8.3.

“Covered Entity” shall have the meaning provided in Section 13.24(b).

“Covered Party” shall have the meaning provided in Section 13.24(a).

“Credit Documents” shall mean this Agreement, each Joinder Agreement, each Extension Amendment, the Guarantees, the Security Documents, and any promissory notes issued by the Borrower pursuant hereto.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance of a Letter of Credit.

“Credit Facilities” shall mean, collectively, each category of Commitments and each extension of credit hereunder.

“Credit Facility” shall mean a category of Commitments and extensions of credit thereunder.

“Credit Party” shall mean the Parent Borrower and the Guarantors.

“Cured Default” shall have the meaning assigned to such term in Section 1.2(j).

“Daily SOFR” shall mean, with respect to any Interest Period, the Daily SOFR Reference Rate on the day (such day, the “Determination Date”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Daily SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Determination Date the Daily SOFR Reference Rate has not been published by the Daily SOFR Administrator and a Benchmark Replacement Date with respect to the Daily SOFR Reference Rate has not occurred, then Daily SOFR will be the Daily SOFR Reference Rate published by the Daily SOFR Administrator on the Business Day first preceding such Determination Date so long as such Business Day is not more than three (3) Business Days prior to such Determination Date; provided, further, that if Daily SOFR determined as provided above shall ever be less than the Floor, then Daily SOFR shall be deemed to be the Floor.

“Daily SOFR Administrator” shall mean the NYFRB (or a successor administrator of the Daily SOFR Reference Rate selected by Administrative Agent in its reasonable discretion).

“Daily SOFR Borrowing” shall mean a Borrowing comprised of Loans bearing interest at a rate determined by reference to Daily SOFR.

“Daily SOFR Loan” shall mean any Loan at such time as interest thereon accrues at a rate of interest based upon Daily SOFR.

“Data Security Breach” shall mean any unauthorized or unlawful unauthorized access to, acquisition of, disclosure, use, loss, alteration, destruction, or compromise of data or information, including Personal Information, in the possession or control of any of the Parent Borrower or the other Credit Parties.

“Debt Service” shall mean, for any Person in any period, the sum of all (a) cash interest, fees, rent (pursuant to any Capitalized Lease Obligations) and principal paid or payable during such period (including any mandatory prepayments) in respect of all Indebtedness of such Person less any net payments received by such Person during such period pursuant to Hedge Agreements in respect of interest rates, (b) any net payments paid by such during such period pursuant to Hedge Agreements in respect of interest rates and (c) any premium, make-whole or penalty payments, in each case, in respect of Indebtedness of the Parent Borrower and paid in cash during such period.

“Default” shall mean any event, act, or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” shall have the meaning provided in Section 2.8(c).

“Default Right” shall have the meaning provided in Section 13.24(b).

“Defaulting Lender” shall mean any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of Lender Default.

“Derivative Counterparty” shall have the meaning provided in Section 13.16.

“Designated Non-Cash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Parent Borrower or a Credit Party in connection with an Asset Sale that is so designated as Designated Non- Cash Consideration pursuant to a certificate of an Authorized Officer of the Parent Borrower, setting forth the basis of such valuation, executed by either a senior vice president or the principal financial officer of the Parent Borrower, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 10.3.

“Designated Preferred Stock” shall mean preferred stock of the Parent Borrower or any direct or indirect parent company of the Parent Borrower (in each case other than Disqualified Stock) that is issued for cash (other than to a Subsidiary or an employee stock ownership plan or trust established by the Parent Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an officer’s certificate executed by the principal financial officer of the Parent Borrower or the parent company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are not applied to satisfy the condition set forth in clause (i) of Section 10.4(a).

“Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Disinterested Directors” shall mean, with respect to any transaction with an Affiliate, one or more members of the board of directors of the Parent Borrower, or one or more members of the board of directors of a Parent Entity, having no material direct or indirect financial interest in or with respect to such transaction. A member of any such board of directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Parent Borrower or any Parent Entity or any options, warrants or other rights in respect of such Capital Stock or by reason of such member receiving any compensation from the Parent Borrower or any Parent Entity, as applicable, on whose board of directors such member serves in respect of such member’s role as director.

“Disposed EBITDA” shall mean, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to the Parent Borrower and the Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business and its respective Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business, as the case may be.

“disposition” shall have the meaning assigned such term in clause (a) of the definition of Asset Sale.

“Disqualified Lenders” shall mean such Persons that are not Eligible Assignees.

“Disqualified Stock” shall mean, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is puttable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Qualified Stock), other than as a result of a change of control, asset sale, condemnation event or similar event, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely for Qualified Stock), other than as a result of a change of control, asset sale, condemnation event or similar event, in whole or in part, in each case, prior to the Revolving Credit Maturity Date; provided that if such Capital Stock is issued to any plan for the benefit of employees of the Parent Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Parent Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death, or disability.

“Distressed Person” shall have the meaning provided such term in the definition of “Lender-Related Distress Event.”

“Distributable ECF” shall mean, for any fiscal quarter of the Borrowers, an amount equal to the positive difference, if any, of the Excess Cash Flow for such fiscal quarter minus the amount of the mandatory prepayment required to be made with respect to such fiscal quarter pursuant to Section 5.2(a).

“Distributed Cash” shall mean, with respect to any fiscal quarter period of the Parent Borrower, cash and Cash Equivalents actually distributed to the Parent Borrower for such period.

“Division” shall have the meaning assigned to such term in Section 1.15.

“Dollars” and “$” shall mean dollars in lawful currency of the United States.

“Domestic Subsidiary” shall mean each Subsidiary of the Parent Borrower that is organized under the laws of the United States, any state thereof, or the District of Columbia.

“Drawstop Event” shall mean the date on which an Event of Default shall have occurred.

“Drawstop Event Period” shall mean the period beginning on the date of a Drawstop Event, and ending on the date that the Event of Default in relation to such Drawstop Event shall no longer be continuing and the Parent Borrower certifies in writing to the Administrative Agent that such Event of Default is no longer continuing and provides reasonable supporting evidence of the same.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Claims” shall mean any and all actions, suits, orders, decrees, demand letters, claims, notices of noncompliance or potential responsibility or violation, or proceedings pursuant to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by Governmental Authorities for enforcement, investigation, cleanup, removal, response, remedial, or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation, or injunctive relief relating to the presence, Release or threatened Release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials) or the environment (including, without limitation, ambient air, indoor air, surface water, groundwater, soil, land surface and subsurface strata, and natural resources such as wetlands, flora and fauna).

“Eligibility Requirements” shall mean, with respect to any Person, that such Person (i) has total commercial real estate loans (in name or under management or advisement) in excess of $500,000,000 (including unpledged, uncalled (or recallable) irrevocable capital commitments that are unconditionally available to be called by such Person as cash capital contributions to such Person subject only to customary conditions such as minimum advance notice), (ii) is regularly engaged in the business of making or owning (or, in the case of a pension advisory firm, asset manager, registered investment advisor or manager or similar fiduciary, regularly engaged in managing investments in) commercial real estate loans (including “B” notes and mezzanine loans to direct or indirect owners of commercial properties, which loans are secured by pledges of direct or indirect ownership interests in the owners of such commercial properties) and (iii) is not a Competitor.

“Eligible Assignee” shall mean (1) if an Event of Default has occurred and is continuing, any Person (other than a natural person) and (2) so long as no Event of Default has occurred and is continuing, any Person (other than a natural person) that (a) meets the Eligibility Requirements and is organized under the laws of the United States or any other country that is a member of the Organization for Economic Cooperation and Development (the “OECD”) or a political subdivision of any such country (provided such person is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD) or (b) is Controlled by, under common Control with or Controlling any Person set forth in the immediate preceding clause (2)(a); provided, that, with respect to clauses (1) and (2), such Person has never been indicted or convicted of, or pled guilty or no contest to, an offense under the USA PATRIOT Act and is not a Sanctioned Person.

“Environmental Law” shall mean any applicable federal, state, foreign, or local statute, law, rule, regulation, ordinance, code, and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree, or judgment, relating to pollution or protection of the environment, (including, without limitation, ambient air, indoor air, surface water, groundwater, soil, land surface and subsurface strata and natural resources such as flora, fauna, or wetlands), or protection of human health or safety (to the extent relating to human exposure to Hazardous Materials) and including those relating to the generation, storage, treatment, transport, Release, or threat of Release of Hazardous Materials.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, or penalties), resulting from or based upon (a) a violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) the exposure of any Person to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment (including, without limitation, ambient air, indoor air, surface water, groundwater, soil, land surface and subsurface strata, and natural resources such as wetlands, flora and fauna) or (e) any contract, agreement or other consensual arrangement the extent to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” shall mean the direct or indirect equity contribution(s) of the Investors to the Parent Borrower made in connection with the Transactions.

“Equity Interest” shall mean Capital Stock and all warrants, options, or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Credit Party, is treated as a single employer under Section 414 (b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” shall mean (i) the failure of any Pension Plan to comply with any provisions of ERISA and/or the Code (and applicable regulations under either) or with the terms of such Pension Plan; (ii) the existence with respect to any Pension Plan of a non-exempt Prohibited Transaction which could reasonably be expected to result in liability to a Credit Party; (iii) any Reportable Event with respect to a Pension Plan; (iv) the failure of any Credit Party or ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (v) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (vi) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (vii) the termination of, or the appointment of a trustee to administer, any Pension Plan under Section 4042 of ERISA or the incurrence by any Credit Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan (other than for PBGC premiums due but not delinquent under Section 4007 of ERISA), including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (viii) the receipt by any Credit Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice to terminate any Pension Plan under Section 4041 or 4042 of ERISA; (ix) the failure by any Credit Party or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (x) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (within the meaning of Section 4001(a)(2) of ERISA), or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or the complete or partial withdrawal (within the meaning of Section 4203 or 4205 of ERISA) from any Multiemployer Plan; (xi) the receipt by any Credit Party or any of its ERISA Affiliates of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, or terminated (within the meaning of Section 4041A of ERISA); or (xii) the failure by any Credit Party or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA.

“Erroneous Payment” shall have the meaning provided in Section 12.14(a).

“Erroneous Payment Deficiency Assignment” shall have the meaning provided in Section 12.14(c).

“Erroneous Payment Impacted Class” shall have the meaning provided in Section 12.14(c).

“Erroneous Payment Return Deficiency” shall have the meaning provided in Section 12.14(c).

“EU Bail-In Legislation Schedule” shall mean the EU Bail- In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning provided in Section 11.

“Evoque Transaction” shall have the meaning provided in the recitals to this Agreement.

“Evoque Transaction Agreement” shall have the meaning provided in the recitals to this Agreement.

“Excess Cash Flow” shall mean, for any applicable fiscal quarter of the Parent Borrower to occur after the Closing Date, an amount equal to the excess of (a) the Distributed Cash for such period, less (b) the sum, without duplication, of:

(i)	the amount of Capital Expenditures or acquisitions of Intellectual Property accrued or made in cash by the Parent Borrower during such period (directly or on behalf of any of its Subsidiaries), except to the extent that such Capital Expenditures or acquisitions were financed with the proceeds of long-term Indebtedness of the Parent Borrower (unless such Indebtedness has been repaid other than with the proceeds of long-term indebtedness) other than intercompany loans,

(ii)	the aggregate amount of all Debt Service of the Parent Borrower (including payments in respect of Capitalized Lease Obligations) made during such period or to be made during the upcoming four (4) fiscal quarter period, except to the extent financed with the proceeds of other long-term Indebtedness of the Parent Borrower,

(iii)	payments in cash by the Parent Borrower (directly or on behalf of any of its Subsidiaries) during such period in respect of any purchase price holdbacks, earn-out obligations, and long-term liabilities of the Parent Borrower and such Subsidiaries other than Indebtedness,

(iv)	the aggregate amount of cash consideration paid by the Parent Borrower (directly or on behalf of any of its Subsidiaries) in connection with Investments (including acquisitions) made during such period or made pursuant to Section 10.4 to the extent that such Investments were not financed with the proceeds received from (1) the issuance or incurrence of long-term Indebtedness or (2) the issuance of Capital Stock, in each case, of the Parent Borrower,

(v)	the amount of Permitted Tax Distributions made by the Borrower during such period, and other dividends or Restricted Payments to the extent such dividends and Restricted Payments were financing overhead costs incurred by any Parent Entity as a result of its ownership of the Parent Borrower and its Subsidiaries,

(vi)	the aggregate amount of expenditures actually made by the Parent Borrower (directly or on behalf of any of its Subsidiaries) in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period,

(vii)	without duplication of amounts deducted from Excess Cash Flow in other periods, (1) the aggregate consideration required to be paid in cash by the Parent Borrower (directly or on behalf of any of its Subsidiaries) pursuant to binding contracts, commitments, letters of intent or purchase orders (the “Contract Consideration”) entered into prior to or during such period and (2) any planned cash expenditures by the Parent Borrower (directly or on behalf of any of its Subsidiaries) (the “Planned Expenditures”), in the case of each of clauses (1) and (2), relating to Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions), Capital Expenditures, or acquisitions of Intellectual Property or other assets to be consummated or made during the period of four consecutive fiscal quarters of the Parent Borrower, following the end of such period (except to the extent financed with any of the proceeds received from (A) the issuance or incurrence of long-term Indebtedness or (B) the issuance of Equity Interests, in each case, of the Parent Borrower); provided that to the extent that the aggregate amount of cash actually utilized to finance such Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions), Capital Expenditures, or acquisitions of Intellectual Property or other assets during such following period of four consecutive fiscal quarters is less than the Contract Consideration and Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow, at the end of such period of four consecutive fiscal quarters,

(viii)	the amount of taxes (including penalties and interest) paid in cash or tax reserves set aside or payable (without duplication) in such period, and any amounts otherwise paid pursuant to clauses (A) through (C) of Section 10.4(b)(13),

(ix)	cash expenditures in respect of Hedge Agreements during such period,

(x)	any amounts used (or placed in reserve) to satisfy ordinary course company expenses of any of the Parent Borrower and its Subsidiaries,

(xi)	the aggregate amount of cash expenditures of the Parent Borrower not otherwise described in this clause (b) made during such period, and

(xii)	any amounts described in the foregoing clauses (i), (iii) through (ix) and (xi) which are (A) paid prior to the date any amount in respect of mandatory prepayment hereunder becomes due hereunder or (B) which are committed to be paid, as of the end of such period or prior to the date any amount in respect of mandatory prepayment hereunder becomes due hereunder, prior to the earlier of the end of the next successive fiscal quarter of the Parent Borrower (it being understood that, to the extent such commitment payments are not actually made as committed in such subsequent period, such amount shall be added back in calculating Excess Cash Flow as of the next time of determination).

For the avoidance of doubt, for purposes of making the mandatory prepayment set forth in Section 5.2(a), Distributable ECF from any prior fiscal quarter of the Parent Borrower will not be considered “Excess Cash Flow” hereunder when Excess Cash Flow is determined for any subsequent fiscal quarter.

“Excluded Affiliates” shall mean (a) Affiliates of the Joint Lead Arrangers that are engaged as principals primarily in private equity, mezzanine financing or venture capital and (b) employees of the Joint Lead Arrangers engaged directly or indirectly in the sale of the Company as representatives of the Company (other than, in each case, such Persons engaged by the Parent Borrower or its Affiliates as part of the Transactions and a limited number of senior employees who are required, in accordance with industry regulations or such Joint Lead Arrangers’ (or its Affiliate’s) internal policies and procedures, to act in a supervisory capacity and such Joint Lead Arranger’s internal legal, compliance, risk management, credit or investment committee members).

“Excluded Contribution” shall mean net cash proceeds, the Fair Market Value of marketable securities, or the Fair Market Value of Qualified Proceeds received by the Parent Borrower from (i) contributions to its common equity capital, and (ii) the sale (other than to a Subsidiary of the Parent Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Parent Borrower) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Parent Borrower, in each case designated as Excluded Contributions pursuant to an officer’s certificate, delivered to the Administrative Agent, executed by either a senior vice president or the principal financial officer of the Parent Borrower within 180 days after the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are not applied to satisfy the condition set forth in clause (i) of Section 10.4(a); provided that any non-cash assets shall qualify only if acquired by a parent of the Parent Borrower in an arm’s-length transaction within the six months prior to such contribution.

“Excluded Property” shall have the meaning set forth in the Pledge Agreement.

“Excluded Stock and Stock Equivalents” shall mean (i) any Capital Stock or Stock Equivalents with respect to which, in the reasonable judgment of the Borrower (in consultation with the Administrative Agent), the cost or other consequences of pledging such Capital Stock or Stock Equivalents in favor of the Secured Parties under the Security Documents shall be excessive in view of the practical benefits to be obtained by the Lenders therefrom, (ii) solely in the case of any pledge of Capital Stock or Stock Equivalents of any Foreign Subsidiary or any CFC or FSHCO, any Capital Stock or Stock Equivalents of in excess of 65% of the total outstanding voting Capital Stock or Stock Equivalents of such Subsidiary, (iii) any Capital Stock or Stock Equivalents to the extent the pledge thereof would violate any applicable Requirements of Law (including any legally effective requirement to obtain the consent of any Governmental Authority unless such consent has been obtained) (it being understood that any Capital Stock or Stock Equivalents described in this clause (iii) will be automatically released from the Collateral and the Collateral Agent and Administrative Agent will take all actions necessary, consistent with this Agreement and the Security Documents, to release any Liens held in the Collateral that is the subject of such Requirement of Law), (iv) any Capital Stock or Stock Equivalents to the extent (A) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Requirement (including any legally effective requirement to obtain the consent of any third party, unless such consent has been obtained) entered into at any time in good faith for a bona fide business purpose (and not for the primary purpose of obtaining a release of Collateral) and for so long as such Contractual Requirement or replacement or renewal thereof is in effect, (B) any Contractual Requirement (including any legally effective requirement to obtain the consent of any third party, unless such consent has been obtained) entered into at any time in good faith for a bona fide business purpose (and not for the primary purpose of obtaining a release of Collateral) prohibits such a pledge without the consent of any other party; provided that this clause (II) shall not apply if (x) such other party is a Credit Party or Wholly-Owned Subsidiary or (y) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent) and for so long as such Contractual Requirement or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or Wholly- Owned Subsidiary) to any contract, agreement, instrument, or indenture governing such Capital Stock or Stock Equivalents the right to terminate its obligations thereunder (it being understood that any Capital Stock or Stock Equivalents described in this clause (iv) will be automatically released from the Collateral and the Collateral Agent and Administrative Agent will take all actions necessary, consistent with this Agreement and the Security Documents, to release any Liens held in the Collateral that is the subject of such Contractual Requirement), (v) any Capital Stock or Stock Equivalents of any Subsidiary to the extent that the pledge of such Capital Stock or Stock Equivalents would result in materially adverse tax consequences to the Parent Borrower or any Subsidiary or any Parent Entity, as reasonably determined by the Parent Borrower in consultation with the Administrative Agent, (vi) any Capital Stock or Stock Equivalents that are margin stock, (vii) any Capital Stock and Stock Equivalents of any Subsidiary that is not a Material Subsidiary, a captive insurance Subsidiary, an SPV or any special purpose entity, (viii) any Capital Stock and Stock Equivalents of any entity that is not a Subsidiary, (ix) Capital Stock and Stock Equivalents of any Person other than Wholly-Owned Subsidiaries which own Real Estate assets in Land or that own unencumbered Real Estate assets, in each case located in the United States, (x) any Capital Stock and Stock Equivalents of a Subsidiary that is owned directly or indirectly by a CFC, (xi) any Capital Stock or Stock Equivalents of a borrower under a First Tier Facility and (xii) any Capital Stock or Stock Equivalents to the extent a pledge thereof to secure the Obligations is prohibited by a Permitted Securitization Financing, including without limitation any Equity Interests of any Securitization Entity; provided that, notwithstanding the above, except as otherwise mutually agreed between the Administrative Agent and the Parent Borrower, any Capital Stock or Stock Equivalents of any Initial Guarantor pledged or required to be pledged as of the Closing Date shall not constitute Excluded Stock and Stock Equivalents.

“Excluded Subsidiary” shall mean (i) each Subsidiary, in each case, for so long as any such Subsidiary does not (on (x) a consolidated basis with its Subsidiaries, if determined on the Closing Date by reference to the Company Financial Statements or (y) a consolidated basis with its Subsidiaries, if determined after the Closing Date by reference to the financial statements delivered to the Administrative Agent pursuant to Section 9.1(a) and (b)) constitute a Material Subsidiary, (ii) each Subsidiary that is not a Wholly- Owned Subsidiary on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to the requirements of Section 9.11 (for so long as such Subsidiary remains a non-Wholly-Owned Subsidiary), (iii) any First Tier Facility Borrower, (iv) any FSHCO, (v) any Subsidiary of a Subsidiary that is a CFC, (vi) any Foreign Subsidiary (including a CFC), (vii) each Subsidiary that is prohibited by any applicable Contractual Requirement (including any legally effective requirement to obtain the consent of any third party, unless such consent has been obtained) entered into at any time in good faith for a bona fide business purpose (and not for the primary purpose of obtaining a release of any Guarantor) or Requirements of Law (including any legally effective requirement to obtain the consent of any Governmental Authority, unless such consent has been obtained), it being understood that any such Subsidiary described in this clause (vii) will be automatically released from its Guarantees (and the Collateral Agent and Administrative Agent will take all actions necessary, consistent with this Agreement and the Security Documents, to evidence such release) or from guaranteeing or granting Liens to secure the Obligations (and for so long as such restriction or any replacement or renewal thereof is in effect), (viii) each Subsidiary with respect to which, as reasonably determined by the Parent Borrower, the consequence of providing a Guarantee of the Obligations would adversely affect the ability of the Parent Borrower and its Subsidiaries to satisfy applicable Requirements of Law, (ix) each Subsidiary with respect to which, as reasonably determined by the Borrower in consultation with the Administrative Agent, providing such a Guarantee would result in material adverse tax consequences to the Borrower, any of its Subsidiaries or any Parent Entity, (x) any other Subsidiary with respect to which, in the reasonable judgment of the Parent Borrower and the Administrative Agent, as agreed in writing, the cost or other consequences of providing a Guarantee of the Obligations shall be excessive in view of the practical benefits to be obtained by the Lenders therefrom, (xi) any Securitization Entity, (xii) each other Subsidiary acquired pursuant to a Permitted Acquisition or other Investment permitted hereunder and financed with assumed secured Indebtedness permitted hereunder, and each Subsidiary acquired in such Permitted Acquisition or other Investment permitted hereunder that guarantees such Indebtedness, in each case to the extent that, and for so long as, the documentation relating to such Indebtedness to which such Subsidiary is a party prohibits such Subsidiary from guaranteeing the Obligations and such prohibition was not created in contemplation of such Permitted Acquisition or other Investment permitted hereunder, (xiii) each SPV (including any captive insurance Subsidiary or not- for- profit Subsidiary), (xiv) any Subsidiary that is prohibited from providing a Guarantee pursuant to any asset backed securities documentation, any mezzanine financing documentation or any refinancings thereof, (xv) any captive insurance company, and (xvi) any not-for-profit Subsidiary; notwithstanding anything herein to the contrary, at the Parent Borrower’s sole election, the Parent Borrower may elect to (i) add any Subsidiary that is otherwise an Excluded Subsidiary as a Credit Party hereunder and/or (ii) take any other actions reasonably required to accomplish the foregoing, including any such action not otherwise required hereunder or any other Credit Document; provided that, notwithstanding the above, except as otherwise mutually agreed between the Administrative Agent and the Parent Borrower, no Initial Guarantors shall constitute an Excluded Subsidiary.

“Excluded Swap Obligation” shall mean, with respect to any Swap Obligor, (a) any Swap Obligation if, and to the extent that, all or a portion of the Obligations of such Swap Obligor of, or the grant by such Swap Obligor of a security interest to secure, such Swap Obligation (or any Obligations thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Swap Obligor as specified in any agreement between the relevant Swap Obligors and counterparty applicable to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Obligation or security interest is or becomes illegal or unlawful.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, (i) Taxes imposed on or measured by its overall net income, net profits, or branch profits (however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local, or foreign law), and franchise (and similar) Taxes imposed on it (in lieu of net income Taxes), in each case, (x) imposed by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or (y) that are Other Connection Taxes, (ii) with respect to any Revolving Loan, any U.S. federal withholding Tax imposed on any payment by or on account of any obligation of any Credit Party hereunder or under any Credit Document that is required to be imposed on amounts payable to or for the account of a Lender (or other recipient) pursuant to laws in force at the time such Lender acquires an interest in any Credit Document (or designates a new lending office), other than in the case of a Lender that is an assignee pursuant to a request by the Borrower under Section 13.7 (or that designates a new lending office pursuant to a request by the Borrower), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from the Credit Parties with respect to such withholding Tax pursuant to Section 5.4, (iii) any Taxes attributable to such recipient’s failure or inability to comply with Section 5.4(e) or (iv) any Tax imposed under FATCA.

“Existing Debt Facilities” shall mean each of the following: (a) that certain Credit Agreement, dated as of December 31, 2018, by and among, inter alios, Infra Colodata Holdings LLC, as holdings, Dawn Acquisitions LLC, as borrower, the lenders from time to time party thereto and Barclays Bank PLC, as administrative agent, as amended by that certain First Amendment to Credit Agreement, dated as of April 28, 2023 (as further amended, restated, supplemented or otherwise modified); and (b) that certain Credit Agreement, dated as of November 1, 2022, among Evoque Dallas Data Centers LLC, as borrower, the lenders from time to time party thereto and Toronto Dominion (Texas) LLC, as administrative agent and collateral agent (as amended, restated, supplemented or otherwise modified).

“Existing Revolving Credit Class” shall have the meaning provided in Section 2.14(g)(i).

“Existing Revolving Credit Commitment” shall have the meaning provided in Section 2.14(g)(i).

“Existing Revolving Credit Loans” shall have the meaning provided in Section 2.14(g)(i).

“Extended Revolving Credit Commitments” shall have the meaning provided in Section 2.14(g)(i).

“Extended Revolving Credit Loans” shall have the meaning provided in Section 2.14(g)(i).

“Extended Revolving Loan Maturity Date” shall mean the date on which any tranche of Extended Revolving Credit Loans matures.

“Extending Lender” shall have the meaning provided in Section 2.14(g)(ii).

“Extension Amendment” shall have the meaning provided in Section 2.14(g)(iii).

“Extension Date” shall have the meaning provided in Section 2.14(g)(iv).

“Extension Election” shall have the meaning provided in Section 2.14(g)(ii).

“Extension Request” shall have the meaning provided in Section 2.14(g)(i).

“Extension Series” shall mean all Extended Revolving Credit Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Revolving Credit Commitments provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, and amortization schedule.

“Extraordinary Expense” shall mean an operating expense or capital expense that is not consistent with the budget for the applicable period delivered pursuant to Section 5.1(c) hereof.

“Fair Market Value” shall mean with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as determined in good faith by the Borrower.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above), and any intergovernmental agreements (or related legislation or official administrative rules or practices) implementing the foregoing.

“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective date, provided that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of calculating such rate.

“Fee Letter” shall mean that certain Fee Letter, dated as of October 31, 2023, among each of the Joint Lead Arrangers and the Parent Borrower, as amended, restated, amended and restated, supplemented or otherwise modified pursuant to any joinder agreements thereto.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1(a).

“Financial Incurrence Tests” shall have the meaning provided in Section 1.12(a).

“First Lien Intercreditor Agreement” shall mean an intercreditor agreement substantially in the form of Exhibit G-1 (with such changes to such form as may be reasonably acceptable to the Administrative Agent and the Parent Borrower) among the Administrative Agent, the Collateral Agent, and the representatives for purposes thereof for holders of one or more classes of First Lien Obligations.

“First Lien Obligations” shall mean the Obligations and obligations in respect of Indebtedness secured by Liens on the Collateral that rank on an equal priority basis (but without regard to the control of remedies) with Liens on the Collateral securing the Obligations.

“First Tier Facility” shall mean any of (i) the US Balance Sheet Loan Facility, (ii) any other facility establishing Non-Recourse Indebtedness of the Parent Borrower or any of its Subsidiaries or (iii) any Indebtedness which refinances any of the foregoing.

“First Tier Facility Agreement” shall mean any of (i) the US Balance Sheet Loan Agreement or (ii) any of the other “Credit Documents”, “Loan Documents”, “Financing Documents” or terms of like import as defined in any of the foregoing, in each case as last in effect.

“First Tier Facility Borrower” shall mean, as of any time of determination, any direct or indirect Subsidiary of the Parent Borrower which is a borrower, “credit party”, “loan party” or similar obligor under any First Tier Facility.

“Fixed Amounts” shall have the meaning provided in Section 1.12(a).

“Fixed Charges” shall mean, with respect to any Person for any period, the sum of:

(i)         Consolidated Cash Interest Expense of such Person and its Subsidiaries on a consolidated basis for such period,

(ii)        all dividend payments (excluding items eliminated in consolidation) on any series of preferred stock (including any Designated Preferred Stock) or any Refunding Capital Stock of such Person made during such period,

(iii)       regularly scheduled principal amortization payments during such period (excluding any balloon payments and, for the avoidance of doubt, any Excess Cash Flow sweep and mandatory prepayments made in connection with a Mandatory Prepayment Event).

“Fixed Charge Coverage Ratio” shall mean, with respect to any Test Period following the Closing Date, the ratio of (i) Consolidated EBITDA of the Parent Borrower for such period to (ii) Fixed Charges made in cash during such period. Notwithstanding anything to the contrary contained herein, for purposes of determining the Fixed Charge Coverage Ratio for any Test Period that includes any of the first three full fiscal quarters ended after the Closing Date, the Consolidated EBITDA of the Parent Borrower and Fixed Charges, as applicable, for such period shall be: (a) for the Test Period consisting of the first full fiscal quarter of the Parent Borrower after the Closing Date, the Consolidated EBITDA of the Parent Borrower and Fixed Charges made in cash for the first full fiscal quarter after the Closing Date, in each case, multiplied by four; (b) for the Test Period consisting of the first two full fiscal quarters of the Parent Borrower after the Closing Date, the Consolidated EBITDA of the Parent Borrower and Fixed Charges made in cash for the first two full fiscal quarters of the Parent Borrower after the Closing Date, in each case, multiplied by two; and (c) for the Test Period consisting of the first three full fiscal quarters of the Parent Borrower after the Closing Date, the Consolidated EBITDA of the Borrower and Fixed Charges made in cash for the first three full fiscal quarters after the Closing Date, in each case, multiplied by 4/3.

“Floor” shall mean a rate of interest equal to ~~0.50~~0.00%.

“Foreign Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by any Credit Party or any of its Subsidiaries.

“Foreign Plan Event” shall mean, with respect to any Foreign Plan, (i) the failure by a Credit Party or any of its Subsidiaries to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan; (ii) the failure by a Credit Party or any of its Subsidiaries to register or loss of good standing (if applicable) with applicable regulatory authorities of any such Foreign Plan required to be registered; or (iii) the failure of any Foreign Plan to comply with any provisions of applicable law or regulations or with the terms of such Foreign Plan.

“Foreign Subsidiary” shall mean each Subsidiary of the Parent Borrower that is not a Domestic Subsidiary.

“Forward-Looking Information” shall have the meaning provided in Section 8.8(a).

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, with respect to each Letter of Credit Issuer, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fronting Fee” shall have the meaning provided in Section 4.1(d).

“FSHCO” shall mean any direct or indirect Domestic Subsidiary of the Borrower, substantially all of the assets of which consist of the Capital Stock and/or Indebtedness of one or more (a) Foreign Subsidiaries that are CFCs, (b) other direct or indirect Domestic Subsidiaries of the Borrower that are direct or indirect Subsidiaries of a CFC or (c) other direct or indirect Domestic Subsidiaries of the Borrower that are FSHCOs.

“Fund” shall mean any Person (other than a natural Person) that is engaged or advises funds or other investment vehicles that are engaged in making, purchasing, holding, or investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that if the Parent Borrower notifies the Administrative Agent that the Parent Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Furthermore, at any time after the Closing Date, the Parent Borrower may elect to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP and GAAP concepts shall thereafter be construed to refer to IFRS and corresponding IFRS concepts (except as otherwise provided in this Agreement); provided any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Parent Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. Notwithstanding any other provision contained herein, the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations shall be determined in accordance with the definition of Capitalized Lease Obligations.

“Governmental Authority” shall mean any nation, sovereign, or government, any state, province, territory, or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, taxing, regulatory, or administrative functions of or pertaining to government, including a central bank or stock exchange (including any supranational body exercising such powers or functions, such as the European Union or the European Central Bank).

“Granting Lender” shall have the meaning provided in Section 13.6(g).

“Gross Income from Operations” shall mean, as of any date of determination, the sum of the following: (a) total annualized base rent and recurring revenues in place as of such date of determination, based on executed leases, including, without limitation, (i) booked but not billed Leases (“BBnB Leases”) with lease commencement dates within twelve (12) months following such date of determination or with free rent periods (provided that free rent shall not be included to the extent it exceeds one month of free rent per year of such Lease’s initial term) currently in effect (in each case, as if base rent and recurring revenues were currently being paid under such Leases) and (ii) any contractual rent increases within the twelve (12) months following such date of determination, (b) tenant reimbursements (to the extent provided for pursuant to the applicable Lease) (i) during the twelve (12)-month period immediately preceding such date of determination or (ii) for Leases executed in such twelve (12)-month period, the annualized amount thereof, and (c) percentage and overage rent, ancillary income (e.g., parking, tenant services and signage) and any fee, collection or payment received with respect to such executed Leases, in each case pursuant to this clause (c), (i) during the twelve (12)-month period immediately preceding such date of determination or (ii) for Leases executed in such twelve (12)-month period, the annualized amount thereof (without duplication of any amounts set forth in clauses (a) and (b) above), but excluding (solely for purposes of calculating Net Operating Income) one-time extraordinary income or non-recurring income, and in each case with respect to clauses (a), (b) and (c), excluding amounts paid or payable under any such Lease with respect to which the tenant thereunder (x) is in base rent monetary default in excess of two (2) months, (y) is the subject of a Bankruptcy Action and which tenant has not assumed its Lease or (z) has given written notice that it will vacate within six (6) months of such date of determination, except to the extent a new Lease is signed for such premises.

“Guarantee” shall mean (i) the Guarantee made by each Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit B, and (ii) any other guarantee of the Obligations made by a Credit Party in form and substance reasonably acceptable to the Administrative Agent.

“guarantee obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any primary obligor in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such Indebtedness or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities, or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness, or (iv) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term guarantee obligations shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations or product warranties in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any guarantee obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such guarantee obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean (a) the Initial Guarantors and (b) each Subsidiary of the Parent Borrower that becomes a party to the Guarantee after the Closing Date pursuant to Section 9.11 or otherwise; provided that, for the avoidance of doubt, in no event shall any Excluded Subsidiary be required to be a Guarantor.

“Hazardous Materials” shall mean (i) any petroleum or petroleum products, radioactive materials, friable asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances, and radon gas; (ii) any chemicals, materials, or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Law; and (iii) any other chemical, material, or substance, which is prohibited, limited, or regulated due to its dangerous or deleterious properties or characteristics, by any Environmental Law.

“Hedge Agreements” shall mean (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any “International Foreign Exchange Master Agreement”, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under any Hedge Agreements.

“Holdings” shall have the meaning provided in the preamble to this Agreement.

“IFRS” shall have the meaning given to such term in the definition of GAAP.

“Impacted Loans” shall have the meaning provided in Section 0(a).

“incur” and “incurrence” shall have the meaning provided in Section 10.1.

“Incurrence Based Amounts” shall have the meaning provided in Section 1.12(a).

“Indebtedness” shall mean, with respect to any Person, (i) any indebtedness (including principal and premium) of such Person, whether or not contingent (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures, or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof), (c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), or (d) representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a net liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any direct or indirect parent company appearing upon the balance sheet of the Parent Borrower solely by reason of push down accounting under GAAP shall be excluded, (ii) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (i) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business, and (iii) to the extent not otherwise included, the obligations of the type referred to in clause (i) of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person; provided that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business, (2) obligations under or in respect of Permitted Securitization Financings (including obligations under or in respect of any Permitted Securitization Guarantees), (3) prepaid or deferred revenue arising in the ordinary course of business, (4) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset, (5) any balance that constitutes a trade payable or similar obligation to a trade creditor, accrued in the ordinary course of business, (6) any earn- out obligation until such obligation, within 60 days of becoming due and payable, has not been paid and such obligation is reflected as a liability on the balance sheet of such Person in accordance with GAAP, (7) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (8) accrued expenses and royalties, (9) asset retirement obligations and obligations in respect of workers’ compensation (including pensions and retiree medical care) that are not overdue by more than 60 days or (10) leases that would not be classified as Capitalized Lease Obligations. The amount of Indebtedness of any Person for purposes of clause (iii) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.

For all purposes hereof, the Indebtedness of the Parent Borrower and the other Credit Parties, shall exclude all intercompany Indebtedness having a term not exceeding 365 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice.

“Indemnified Liabilities” shall have the meaning provided in Section 13.5.

“Indemnified Persons” shall have the meaning provided in Section 13.5.

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, other than Excluded Taxes or Other Taxes.

“Initial Commitment Party” shall have the meaning assigned to such term in the Commitment Letter.

“Initial Default” shall have the meaning assigned to such term in Section 1.2(j).

“Initial Guarantors” shall mean (a) each of Holdings, Phoenix Infrastructure LLC, DCCO Tukwila Domestic REIT, LLC and Phoenix Data Center Parent LLC and (b) each Wholly-Owned Subsidiary of the Parent Borrower existing as of the Closing Date which owns Collateral (other than any Excluded Subsidiary).

“Insolvent” shall mean, with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is “insolvent” within the meaning of Section 4245 of ERISA.

“Intellectual Property” shall mean intellectual property, including all (i) (a) patents, inventions, processes, developments, technology, and know-how; (b) copyrights (including copyrights in software) and works of authorship in any media, including graphics, advertising materials, labels, package designs, and photographs; (c) trademarks, service marks, trade names, brand names, corporate names, Internet domain names, logos, trade dress, and other source indicators, and the goodwill of any business symbolized thereby; and (d) trade secrets, confidential, proprietary, or non-public information and (ii) all registrations, issuances, applications, renewals, extensions, substitutions, continuations, continuations-in-part, divisionals, re-issues, re-examinations, or similar legal protections related to the foregoing.

“Interest Period” shall mean, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Investment” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances, or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel, and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests, or other securities issued by any other Person and investments that are required by GAAP to be classified on the consolidated balance sheet (excluding the footnotes) of the Parent Borrower in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property; provided that Investments shall not include, in the case of the Parent Borrower and the other Credit Parties, intercompany loans (including guarantees), advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment, or other amount received by the Parent Borrower or another Credit Party in respect of such Investment (provided that, with respect to amounts received other than in the form of Cash Equivalents, such amount shall be equal to the Fair Market Value of such consideration).

“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other rating agency.

“Investment Grade Securities” shall mean:

(a)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),

(b)	debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Parent Borrower and its Subsidiaries,

(c)	investments in any fund that invest at least 90% in investments of the type described in clauses (i) and (ii) which fund may also hold immaterial amounts of cash pending investment or distribution, and

(d)	corresponding instruments in countries other than the United States customarily utilized for high-quality investments.

“Investors” shall mean the Sponsor and certain of the Sponsor’s Affiliates.

“IPO” shall mean the initial underwritten public offering (other than a public offering pursuant to a registration statement on Form S-8) of common Equity Interests in the Parent Borrower or a parent entity of the Parent Borrower.

“IPO Entity” shall mean, at any time at and after an IPO, the Parent Borrower or a parent entity of the Borrower, as the case may be, the Equity Interests in which were issued or otherwise sold pursuant to the IPO.

“IPO Listco” shall mean a wholly-owned subsidiary of the Parent Borrower formed in contemplation of an IPO to become the IPO Entity. The Parent Borrower shall, promptly following its formation, notify the Administrative Agent of the formation of any IPO Listco.

“IPO Reorganization Transactions” shall mean, collectively, the transactions taken in connection with and reasonably related to consummating an IPO, including, without limitation, (a) formation and ownership of IPO Shell Companies, (b) entry into, and performance of, a reorganization or similar agreement among any of the Parent Borrower, its Subsidiaries and/or IPO Shell Companies implementing IPO Reorganization Transactions and other reorganization transactions in connection with an IPO, (c) entry into, and performance of, customary documentation (and amendments to existing documentation) governing the relations between and among the Parent Borrower, the IPO Entity and their respective Subsidiaries, (d) entry into, and performance of, customary underwriting agreements in connection with an IPO and any future follow-on underwritten public offerings of common Equity Interests in the IPO Entity, including the provision by IPO Entity and the Parent Borrower of customary representations, warranties, covenants and indemnification to the underwriters thereunder, (e) the merger of one or more IPO Subsidiaries with one or more direct or indirect holders of Equity Interests in the Parent Borrower with the surviving entity in any such merger holding Equity Interests in the Parent Borrower and the merger of such entities with any IPO Shell Company or IPO Subsidiary, (f) the issuance of Equity Interests of IPO Shell Companies to holders of Equity Interests of the Parent Borrower in connection with any IPO Reorganization Transactions, (g) the contribution, directly or indirectly, of Equity Interests of the Parent Borrower and its Subsidiaries to the IPO Entity or any IPO Shell Company or the acquisition by the IPO Entity or such IPO Shell Company thereof, (h) the entry into an exchange agreement, pursuant to which holders of Equity Interests of the Parent Borrower will be permitted to exchange such interests for certain economic/voting Equity Interests in IPO Listco, (i) the entry into, and performance of, any tax receivables agreements by any IPO Shell Company or IPO Subsidiary and (j) any other transactions and documentation related to the foregoing or necessary or appropriate in view of the board of directors of the Parent Borrower in connection with an IPO, in each case of clauses (a) through (i), so long as after giving Pro Forma Effect to such agreement and the transactions contemplated thereby, the security interests of the Lenders in the Collateral and the Guarantees of the Obligations, taken as a whole, would not be materially impaired.

“IPO Shell Company” shall mean each of IPO Listco and IPO Subsidiary.

“IPO Subsidiary” shall mean a wholly-owned subsidiary of IPO Listco formed in contemplation of, and to facilitate, IPO Reorganization Transactions and an IPO. The Parent Borrower shall, promptly following its formation, notify the Administrative Agent of the formation of an IPO Subsidiary.

“ISDA CDS Definitions” shall have the meaning provided in Section 13.1.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” as International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” shall mean, with respect to any Letter of Credit, the Letter of Credit Request and any other document, agreement, and instrument entered into by any Letter of Credit Issuer and the Borrower (or any other Credit Party) or in favor of any Letter of Credit Issuer and relating to such Letter of Credit.

“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit A.

“Joint Lead Arrangers” shall mean each of Wells Fargo Bank, National Association and TD Securities (USA) LLC, in each case, in their respective capacities as joint bookrunners and lead arrangers, and BMO Capital Markets Corp. and The Bank of Nova Scotia, in each case, in their respective capacities as joint lead arrangers.

“Junior Debt” shall mean any Indebtedness (other than any permitted intercompany Indebtedness owing between and among the Parent Borrower or any other Credit Party) that is Subordinated Indebtedness.

“KYC Rules” shall have the meaning provided in Section 6.14.

“Land” shall mean any undeveloped land parcel, whether owned or ground-leased.

“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Facility Maturity Date” shall mean the date that is three Business Days prior to the Revolving Credit Maturity Date; provided that the L/C Facility Maturity Date may be extended beyond such date with the consent of the applicable Letter of Credit Issuer.

“L/C Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unpaid Drawings, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of any rule of law or standard practices to which any Letter of Credit is subject (such as Rules 3.13 and 3.14 of the International Standby Practices (ISP98) and Article 29 of the UCP) or any express term of the Letter of Credit, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time.

“L/C Participant” shall have the meaning provided in Section 3.3(a).

“L/C Participation” shall have the meaning provided in Section 3.3(a).

“L/C Sublimit” shall mean up to $50,000,000 in the aggregate amount of Letters of Credit that may be issued under the Revolving Credit Facility.

“LCT Election” shall have the meaning provided in Section 1.12(b).

“LCT Test Date” shall have the meaning provided in Section 1.12(b).

“Lease” shall mean any lease, master service agreement, co-location agreement, hosting services agreement or other similar agreement (including booked-but-not- billed leases), as amended or supplemented, and each guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto with respect to such any such agreement.

“Lender” shall have the meaning provided in the preamble to this Agreement.

“Lender Default” shall mean (i) the refusal or failure of any Lender to make available its portion of any incurrence of Loans, which refusal or failure is not cured within one Business Day after the date of such refusal or failure, unless such Lender notifies the Administrative Agent in writing that such refusal or failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in writing) has not been satisfied, (ii) the failure of any Lender to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, (iii) a Lender has notified, in writing, the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations under this Agreement or has made a public statement to that effect with respect to its funding obligations under this Agreement, or a Lender has publicly announced that it does not intend to comply with its funding obligations under other loan agreements, credit agreements or similar facilities generally, (iv) a Lender has failed to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its funding obligations under this Agreement or (v) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event.

“Lender-Related Distress Event” shall mean, with respect to any Lender or any other Person that directly or indirectly controls such Lender (each, a “Distressed Person”) a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver, or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person, or any Person that directly or indirectly controls such Distressed Person or is subject to a forced liquidation or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any governmental authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any Person that directly or indirectly controls such Lender by a governmental authority or an instrumentality thereof.

“Letter of Credit” and “Letters of Credit” shall mean each standby letter of credit issued pursuant to Section 3.1(a).

“Letter of Credit Commitments” shall mean (a) initially, with respect to the Letter of Credit Issuers specifically identified in clause (a) of the definition of “Letter of Credit Issuers”, as of the Closing Date, with respect to (i) Wells Fargo Bank, National Association, in its capacity as Letter of Credit Issuer, 25% of the L/C Sublimit, (ii) The Toronto-Dominion Bank, New York Branch, in its capacity as Letter of Credit Issuer, 25% of the L/C Sublimit, (iii) Bank of Montreal, in its capacity as Letter of Credit Issuer, 25% of the L/C Sublimit and (iv) The Bank of Nova Scotia, in its capacity as Letter of Credit Issuer, 25% of the L/C Sublimit, and (b) after the addition of any other Letter of Credit Issuer as referenced in the definition of “Letter of Credit Issuers”, the percentage agreed to between such additional Letter of Credit Issuer and the Parent Borrower (with the Letter of Credit Commitments of each pre-existing Letter of Credit Issuer as elected by the Parent Borrower in consultation with each such pre-existing Letter of Credit Issuer); provided, that upon the request of the Parent Borrower, any Letter of Credit Issuer may agree, in its sole discretion, to increase its Letter of Credit Commitments under this definition, subject to the aggregate Letter of Credit Commitments not exceeding the L/C Sublimit.

“Letter of Credit Sublimit Expiration Date” shall mean the day that is three Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility.

“Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (i) the amount of the principal amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to the Letter of Credit Issuers pursuant to Section 3.4(a) at such time and (ii) such Lender’s Revolving Credit Commitment Percentage of the Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the Letter of Credit Issuers pursuant to Section 3.4(a)).

“Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).

“Letter of Credit Issuers” shall mean (a) each of Wells Fargo Bank, National Association, The Toronto-Dominion Bank, New York Branch, Bank of Montreal and Bank of Nova Scotia and (b) any other Lender that becomes a Letter of Credit Issuer in accordance with Section 3.6, in each case, in its capacity as an issuer of Letters of Credit hereunder, or any replacement or successor issuer of Letters of Credit hereunder. In the event that there is more than one Letter of Credit Issuer at any time, references herein and in the other Credit Documents to the Letter of Credit Issuer shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires.

“Letter of Credit Request” shall mean a notice executed and delivered by the Borrower pursuant to Section 3.2, and in a form which is acceptable to the Letter of Credit Issuers in their reasonable discretion.

“Letters of Credit Outstanding” shall mean, at any time the sum of, without duplication, (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of the principal amount of all Unpaid Drawings.

“Lien” shall mean with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority, or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in, and any filing of, or agreement to, give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease or a non-exclusive license, sub-license or cross-license of Intellectual Property be deemed to constitute a Lien.

“Lien Release” shall mean the release of liens encumbering the Acquired Assets and the obligations of any Existing Loan Party (as defined below), pursuant to (a) the Confirmation Order, (b) the Chapter 11 Plan, (c) that certain U.K. Deed of Release, dated as of January 12, 2024, by and among Cyxtera UK TRS Limited, Cyxtera Technology UK Limited and Cyxtera Data Centers, Inc. and (d) any other document releasing liens in respect of the Acquired Assets, including liens providing grants of security to the secured parties party to each of (i) that certain First Lien Credit Agreement dated as of May 1, 2017 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Existing Seller Credit Agreement”), among Cyxtera DC Holdings, Inc., Cyxtera DC Parent Holdings, Inc., Cyxtera Communications, LLC, Cyxtera Data Centers, Inc. (collectively, the “2017 Loan Parties”), the first lien lenders from time to time party thereto, and Citibank, N.A., as administrative agent and collateral agent, (ii) the Bridge Facility dated as of May 4, 2023, among the 2017 Loan Parties, Cyxtera Canada TRS ULC, Cyxtera Canada, LLC, Cyxtera Communications Canada, ULC, Cyxtera Digital Services, LLC, Cyxtera Technology UK Limited, and Cyxtera UK TRS Limited (collectively with the 2017 Loan Parties, the “Existing Loan Parties”), the lenders from time to time party thereto, and Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent for such lenders and (iii) the Debtor-in-Possession Financing Credit Agreement dated as of June 7, 2023 by and among the Existing Loan Parties, the lenders from time to time party thereto and Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent for such lenders (the “DIP Facility”).

“Limited Condition Transaction” shall mean (a) the consummation of any acquisition, investment, merger or other similar transactions that the Parent Borrower or any other Credit Party is contractually committed to consummate and whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (b) any prepayment, repurchase or redemption of Indebtedness requiring irrevocable notice in advance of such prepayment, repurchase or redemption and/or (c) any Restricted Payment in connection with an acquisition or investment of the type described in clause (a) of this definition requiring declaration in advance thereof.

“Loan” shall mean any Revolving Loan or any other loan made by any Lender pursuant to this Agreement.

“LTV” shall mean, on any date of determination, the ratio (expressed as a percentage) of (a) Consolidated Total Net Debt to (b) Consolidated Property Values.

“Majority Lead Arrangers” shall have the meaning provided in Section 6.13.

“Mandatory Prepayment Event” shall have the meaning provided in Section 5.2(b).

“Master Agreement” shall have the meaning provided in the definition of the term “Hedge Agreement.”

“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties, or financial condition of the Parent Borrower and its Subsidiaries, taken as a whole, that would, individually or in the aggregate, materially adversely affect (i) the ability of the Parent Borrower and the other Credit Parties, taken as a whole, to perform their payment obligations under this Agreement or any of the other Credit Documents or (ii) the rights and remedies of the Administrative Agent and the Lenders under the Credit Documents.

“Material Defects” shall mean (a) any material physical or legal defects (including any material matters disclosed by current engineering, seismic, title and zoning reports) or other material shortfalls in the due diligence of lenders to the First Tier Facilities such that the Properties would (other than in respect of the EU Balance Sheet Loan Facility) not otherwise meet the customary standards for a balance sheet loan secured by (and mezzanine syndication of) a large portfolio of properties similar in size and character to the Properties, (b) any material damage or destruction with respect to the improvements located on the Properties whether or not covered by insurance and/or any material condemnation proceedings that are pending or threatened against the Properties, (c) any material uninsured liability or lack of required license or permit in respect of any of the Properties or (d) in the case of the EU Balance Sheet Loan Facility, any legal limitations that exist in respect of any relevant borrower thereunder that materially limits the ability of such borrower to secure its portion of the EU Balance Sheet Loan Facility (excluding any customarily accepted limitations).

“Material Indebtedness” shall have the meaning provided in Section 11.4.

“Material Lease” shall mean any Lease, which, either individually or when taken together with any other Lease(s) (including for the avoidance of doubt, any service orders) among the Properties with the same tenant or such tenant’s Affiliates, provides the tenant (collectively with its Affiliates) thereunder with access to no less than five (5) or more megawatts of electrical utility power. Notwithstanding the foregoing in no event shall any Facilities Lease (as defined in US Balance Sheet Loan Agreement) constitute a Material Lease.

“Material Lease Defects” shall mean any legal defects that would cause any of the Properties to be acquired on the Closing Date constituting leasehold estates not to meet Market Lease Financeability Standards (as defined in the US Balance Sheet Loan Agreement).

“Material Subsidiary” shall mean, at any date of determination, each Subsidiary of the Parent Borrower (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 5.0% of the Consolidated Total Assets of the Parent Borrower and its Subsidiaries at such date or (ii) whose revenues during such Test Period were equal to or greater than 5.0% of the consolidated revenues of the Parent Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Subsidiaries that are not Material Subsidiaries (other than Subsidiaries that are Excluded Subsidiaries by virtue of any of clauses (ii) through (xvi) of the definition of “Excluded Subsidiary”) have, in the aggregate, (a) total assets at the last day of such Test Period equal to or greater than 10.0% of the Consolidated Total Assets of the Parent Borrower and its Subsidiaries at such date or (b) revenues during such Test Period equal to or greater than 10.0% of the consolidated revenues of the Parent Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP, then Borrower shall, on the date on which financial statements for such quarter are delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Subsidiaries as Material Subsidiaries for each fiscal period until this proviso is no longer applicable.

“Maturity Date” shall mean the Revolving Credit Maturity Date, or the Extended Revolving Loan Maturity Date, as applicable.

“Merger Sub” shall have the meaning provided in the recitals to this Agreement.

“Minimum Borrowing Amount” shall mean (i) with respect to a Borrowing of SOFR Loans, $1,000,000 (or, if less, the entire remaining applicable Commitments at the time of such Borrowing) and (ii) with respect to a Borrowing of ABR Loans, $1,000,000 (or, if less, the entire remaining applicable Commitments at the time of such Borrowing).

“Minimum Collateral Amount” shall mean, at any time, (i) with respect to Cash Collateral consisting of cash or Cash Equivalents or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 101% of the Fronting Exposure of the Letter of Credit Issuers with respect to Letters of Credit issued and outstanding at such time and (ii) with respect to Cash Collateral consisting of cash or Cash Equivalents or deposit account balances provided in accordance with the provisions of Section 3.8(a)(1) or (a)(2) an amount equal to 101% of the outstanding amount of all L/C Obligations.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or ERISA Affiliate makes or is obligated to make contributions, or during the five preceding calendar years, has made or been obligated to make contributions and to which any Credit Party has any outstanding liability.

“Named Competitor” shall mean the entities set forth in Annex III of the Commitment Letter (as supplemented, if applicable, from time to time after the date of the Commitment Letter with entities reasonably acceptable to the Administrative Agent).

“NAV” shall mean, on any date of determination, (a) Consolidated Property Values minus (b) Consolidated Total Net Debt.

“Net Cash Proceeds” shall mean, with respect to any Asset Sale, (i) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable, but only as and when received) received by or on behalf of the Parent Borrower or any other Credit Party in respect of such event, as the case may be, less (ii) the sum of:

(a)         the amount, if any, of all taxes or Permitted Tax Distributions (including in connection with any repatriation of funds) paid or reasonably estimated to be payable by the Parent Borrower or any other Credit Party in connection with such event,

(b)         the amount of any reasonable reserves established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (a) above) (1) associated with the assets that are the subject of such event and (2) retained by the Parent Borrower or any other Credit Party; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such an event occurring on the date of such reduction,

(c)         the amount of any Indebtedness (other than the Loans) secured by a Lien on the assets that are the subject of such event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such event,

(d)         the amount of any proceeds therefrom that the Parent Borrower or any other Credit Party has reinvested in the business of the Parent Borrower or any of the other Credit Parties;

(e)         in the case of any Asset Sale, any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition; provided that the amount of any subsequent reduction of such escrow (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Asset Sale occurring on the date of such reduction solely to the extent that the Parent Borrower and/or any other Credit Party receives cash in an amount equal to the amount of such reduction; and

(f)         all fees and out-of-pocket expenses paid by the Parent Borrower or another Credit Party in connection with any of the foregoing (for the avoidance of doubt, including, (1) in the case of the issuance of Indebtedness, any fees, underwriting discounts, premiums, and other costs and expenses incurred in connection with such issuance and (2) attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses, and brokerage, consultant, accountant, and other customary fees), in each case, only to the extent not already deducted in arriving at the amount referred to in clause (i) above.

“Net Operating Income” or “NOI” shall mean, as of any date of determination, an amount equal to (x) Gross Income from Operations minus (y) Operating Expenses.

“Non-Bank Tax Certificate” shall have the meaning provided in Section 5.4(e)(ii)(B)(3).

“Non-Consenting Lender” shall have the meaning provided in Section 13.7(b).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Extension Notice Date” shall have the meaning provided in Section 3.2(d).

“Non-Recourse Indebtedness” shall mean, with respect to any Person or group of Persons, Indebtedness for borrowed money (or guarantees of obligations in respect thereof) of which recourse for payment is contractually limited to specific assets of such Person or group of Persons (and/or the Equity Interests in such Person or group of Persons) encumbered by a Lien securing such Indebtedness (and for the avoidance of doubt, including customary exceptions for fraud, misapplication of funds, misrepresentation, waste, environmental indemnities, prohibited transfers, violation of “special purpose entity” covenants, bankruptcy, insolvency, receivership or other similar events and other similar exceptions to recourse liability); provided that in the event any such recourse claim is made with respect thereto, the portion of such Indebtedness in an amount equal to the amount of such recourse claim shall no longer constitute “Non-Recourse Indebtedness” for the period that such portion is subject to such recourse claim.

“Non-U.S. Lender” shall mean any Lender that is not a “United States person” as defined by Section 7701(a)(30) of the Code.

“Notice of Borrowing” shall have the meaning provided in Section 2.3(a).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).

“NYFRB” shall mean the Federal Reserve Bank of New York.

“NYFRB Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided that, if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for the purposes of calculating such rate.

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants, and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Revolving Credit Commitment, Letter of Credit or Loan or under any Secured Cash Management Agreement or Secured Hedge Agreement (other than with respect to any Credit Party’s obligations that constitute Excluded Swap Obligations solely with respect to such Credit Party, as the case may be), in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and any of their Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities, and other amounts payable by any Credit Party under any Credit Document.

“Operating Expenses” shall mean all ordinary costs and expenses with respect to the operation, management, maintenance, repair and use of the applicable properties, insurance premiums and real property Taxes for the twelve (12)-month period immediately preceding the date of determination (excluding any Extraordinary Expenses, non-cash items, non-recurring expenses, debt service on the US Balance Sheet Loan Facility, loan placement fees and other amounts due and payable on the US Balance Sheet Loan Facility, tenant improvements costs, leasing commissions, Capital Expenditures (including build-out costs and other development costs) or capital reserves, deposits in any reserves (including in any reserve accounts under the US Balance Sheet Loan Agreement), expenses which are subject to reimbursement by (a) any tenant pursuant to the terms of such tenant’s Lease (provided that the applicable tenant is not in default under its Lease beyond all applicable notice and cure periods), (b) insurance policy (unless the applicable insurance policy does not cover the applicable claim or the applicable insurer has denied coverage of the applicable claim) or (c) third party pursuant to the terms of a written agreement (provided that such third party is not in default under such written agreement beyond all applicable notice and cure periods), and income taxes and other taxes in the nature of income taxes); provided that the same shall be adjusted (i) for any changes in Taxes, insurance premiums known as of the time of determination and (ii) to reflect an assumed base property management fee equal to the greater of (x) 3.0% of (a) base rent due under the Leases and (y) the actual property management fee payable pursuant to the Management Agreement (as defined in the US Balance Sheet Loan Agreement) and, in the event any sub-management fee is not paid directly by Manager from its management fees, any incremental amounts paid to any sub-manager under any sub-management agreement.

“Original Revolving Credit Commitments” shall mean all Revolving Credit Commitments, Existing Revolving Credit Commitments and Extended Revolving Credit Commitments.

“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender or any Letter of Credit Issuer, Taxes imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” shall mean all present or future stamp, registration, court or documentary Taxes or any other excise, property, intangible, mortgage recording, filing or similar Taxes arising from any payment made hereunder or under any other Credit Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Credit Document; provided that such term shall not include (i) any Taxes that result from an assignment (“Assignment Taxes”), to the extent such Assignment Taxes are imposed as a result of a connection between the Lender and the taxing jurisdiction (other than a connection arising solely from any Credit Documents or any transactions contemplated thereunder), except to the extent that any such action described in this proviso is requested or required by the Borrower or (ii) any Excluded Taxes.

“Overnight Bank Funding Rate” shall mean, for any date, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to published such composite rate).

“Overnight Rate” shall mean, for any day, with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate, (ii) an overnight rate determined by the Administrative Agent or the Letter of Credit Issuers, as the case may be, in accordance with banking industry rules on interbank compensation.

“Parent Borrower” shall have the meaning provided in the preamble to this Agreement.

“Parent Entity” shall mean any Person that is a direct or indirect parent company (which may be organized as, among other things, a partnership) of the Parent Borrower; provided that for purposes of clauses (i), (ii), (iii) and (iv) of the definition of Change of Control, references to the Parent Borrower shall be deemed to refer to any such Parent Entity.

“Participant” shall have the meaning provided in Section 13.6(c)(i).

“Participant Register” shall have the meaning provided in Section 13.6(c)(ii).

“Participating Member State” shall mean any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“Patriot Act” shall have the meaning provided in Section 13.18.

“Payment Notice” shall have the meaning provided in Section 12.14(b).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA, but excluding any Multiemployer Plan) that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, sponsored or maintained by any Credit Party or any of their respective ERISA Affiliates, or to which any Credit Party or any of their respective ERISA Affiliates contributes or had any obligation to contribute if liability to a Credit Party remains.

“Permitted Acquisition” shall mean (a) any transactions or Investments otherwise made in connection with the Transactions and (b) any Investment by any Credit Party in a Person that is engaged in a Similar Business, if as a result of such Investment such Person, in one transaction or a series of related transactions, is merged, consolidated, or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Parent Borrower or another Credit Party, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation, or transfer.

“Permitted Asset Swap” shall mean the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Parent Borrower or another Credit Party and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 10.3.

“Permitted Deferral” shall mean the deferral of the mortgage of any Third Party Acquired Asset that (x) individually, does not generate more than 5% of Net Operating Income, (y) in the aggregate with any other Third Party Acquired Asset that is the subject of a Permitted Deferral, does not generate more than 15% of Net Operating Income, and (z) in the aggregate with any other Third Party Acquired Asset that is a fee estate and is the subject of a Permitted Deferral, does not generate more than 10% of Net Operating Income (in each case of (x), (y) and (z), calculating Net Operating Income by taking all Acquired Assets as the “applicable properties” for purposes of the calculation of “Gross Income from Operations” and “Operating Expenses”).

“Permitted Holders” shall mean each of (i) the Investors and their respective Affiliates (other than any portfolio company of an Investor), (ii) [reserved], (iii) any limited or general partners of, or other investors in, any Investor or any Affiliate thereof, (iv) and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors, their respective Affiliates (other than any portfolio company of an Investor) and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Parent Borrower or any other direct or indirect Parent Entity, (v) any direct or indirect Parent Entity, for so long as more than 50% of the total voting power of the Voting Stock of such direct or indirect Parent Entity is beneficially owned, directly or indirectly, by one or more of the Persons described in the foregoing clauses (i) through (iv) and (vi) any entity (other than a Parent Entity) through which a Parent Entity described in clause (v) directly or indirectly holds Equity Interests of the Parent Borrower and has no other material operations other than those incidental thereto.

“Permitted Liens” shall mean, with respect to any Person:

(a)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws, or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness), or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, stay or appeal bonds to which such Person is a party, or deposits as security for the payment of rent or deposits made to secure obligations arising from contractual or warranty refunds, in each case, incurred in the ordinary course of business;

(b)	Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s, and mechanics’ Liens, in each case, (x) for sums not yet overdue for a period of more than 60 days or, if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP, or (y) so long as such Liens do not individually or in the aggregate have a Material Adverse Effect;

(c)	Liens for Taxes or other governmental charges, in each case (x) not yet overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP or are not required to be paid pursuant to Section 9.4, or for property Taxes on property of the Parent Borrower or one of its Subsidiaries has determined to abandon if the sole recourse for such Tax or other charge is to such property or (y) so long as such Liens do not individually or in the aggregate have a Material Adverse Effect;

(d)	Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal, or similar bonds or with respect to other regulatory requirements (including those to secure health, safety and environmental obligations of the Parent Borrower or any Credit Party) or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business;

(e)	minor survey exceptions, minor encumbrances, ground leases, easements, or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines, and other similar purposes, or zoning, building codes, or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not, in the aggregate, materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person, taken as a whole;

(f)	Liens securing Indebtedness to the extent not prohibited to be incurred under this Agreement (so long as such Liens are subject to (i) in the case of Liens securing Indebtedness on a pari passu basis with the First Lien Obligations, a First Lien Intercreditor Agreement; and (ii) in the case of Liens securing Indebtedness on a junior basis to the First Lien Obligations, a Second Lien Intercreditor Agreement); provided that without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to execute and deliver on behalf of the Secured Parties any First Lien Intercreditor Agreement and any Second Lien Intercreditor Agreement contemplated by this clause (f); provided, further, that in the case of clause (d) of Section 10.1, such Lien may not extend to any property, equipment or similar assets (or assets affixed or appurtenant thereto) other than the property, equipment or similar assets being financed or refinanced under clause (d) of Section 10.1, replacements of such property, equipment or assets, and additions and accessions and in the case of multiple financings of equipment or similar assets provided by any lender, other equipment or similar assets financed by such lender;

(g)	subject to Section 9.14, Liens existing on the Closing Date; provided that any Lien securing Indebtedness or other obligations in excess of (a) $5,000,000 individually or (b) $50,000,000 in the aggregate (when taken together with all other Liens securing obligations outstanding in reliance on this clause (b) that are not listed on Schedule 1.1(c)) shall only be permitted if set forth on Schedule 1.1(c), and, in each case, any modifications, replacements, renewals, refinancings, or extensions thereof;

(h)	Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Parent Borrower or any other Credit Party (other than, with respect to such Person, any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property of such Person, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment or similar assets provided by any lender, other equipment or similar assets financed by such lender, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);

(i)	Liens on property at the time the Parent Borrower or any other Credit Party acquired the property, including any acquisition by means of a merger or consolidation with or into the Parent Borrower or any Credit Party; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger, consolidation, or designation; provided, further, however, that such Liens may not extend to any other property owned by the Parent Borrower or any other Credit Party (other than, with respect to such property, any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment or similar assets provided by any lender, other equipment or similar assets financed by such lender, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);

(j)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(k)	leases, subleases, licenses, or sublicenses (including of Intellectual Property if granted on a non-exclusive basis) granted to others in the ordinary course of business, or if granted to any Securitization Entity in connection with or in contemplation of a Permitted Securitization Financing (including precautionary Liens granted in respect of Securitization Assets transferred to Securitization Entities in connection with one or more Permitted Securitization Financings);

(l)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Parent Borrower or any other Credit Party in the ordinary course of business;

(m)	Liens in favor of any Borrower or any other Guarantor;

(n)	Liens on equipment or similar assets of the Parent Borrower or any other Credit Party granted in the ordinary course of business to the Parent Borrower or such Credit Party’s client at which such equipment or similar asset is located;

(o)	Liens on Securitization Assets incurred in connection with a Permitted Securitization Financing;

(p)	Liens to secure any refinancing, refunding, extension, renewal, or replacement (or successive refinancing, refunding, extensions, renewals, or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (f), (g), (h) and (i) of this definition of Permitted Liens;

(q)	deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;

(r)	Liens securing judgments and attachments for the payment of money not constituting an Event of Default under Section 11.5 or Section 11.9;

(s)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(t)	Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (b) attaching to cash pooling accounts, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (c) in favor of banking or other financial institutions or other electronic payment service providers arising as a matter of law (or customary business provisions) encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(u)	Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.1; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(v)	Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(w)	Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (b) relating to pooled deposits or sweep accounts of the Parent Borrower or any of the other Credit Parties to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent Borrower and the other Credit Parties, or (c) relating to purchase orders and other agreements entered into by the Parent Borrower or any of the other Credit Parties in the ordinary course of business;

(x)	Liens (a) solely on any cash earnest money deposits made by the Parent Borrower or any of the other Credit Parties in connection with any letter of intent or purchase agreement permitted under this Agreement or (b) consisting of an agreement to dispose of any property pursuant to a disposition permitted hereunder;

(y)	rights reserved or vested in any Person by the terms of any lease, license, franchise, grant, or permit held by the Parent Borrower or any of the other Credit Parties or by a statutory provision, to terminate any such lease, license, franchise, grant, or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(z)	restrictive covenants affecting the use to which real property may be put; provided that the covenants are complied with;

(aa)	security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(bb)	zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements, and contract zoning agreements;

(cc)	Liens arising out of conditional sale, title retention, consignment, or similar arrangements for sale of goods entered into by the Parent Borrower or any other Credit Party in the ordinary course of business;

(dd)	Liens arising under the Security Documents;

(ee)	Liens on goods purchased in the ordinary course of business, the purchase price of which is financed by a commercial letter of credit issued for the account of the Parent Borrower or any other Credit Party;

(ff)	(a) Liens on Equity Interests in, or assets of, joint ventures; provided that any such Lien is in favor of a creditor of such joint venture and such creditor is not an Affiliate of any partner to such joint venture and (b) purchase options, call, and similar rights of, and restrictions for the benefit of, a third party with respect to Equity Interests held by the Parent Borrower or any other Credit Party in joint ventures;

(gg)	Liens on cash and Cash Equivalents that are earmarked to be used to satisfy or discharge Indebtedness; provided (a) such cash and/or Cash Equivalents are deposited into an account from which payment is to be made, directly or indirectly, to the Person or Persons holding the Indebtedness that is to be satisfied or discharged, (b) such Liens extend solely to the account in which such cash and/or Cash Equivalents are deposited and are solely in favor of the Person or Persons holding the Indebtedness (or any agent or trustee for such Person or Persons) that is to be satisfied or discharged, and (c) the satisfaction or discharge of such Indebtedness is expressly permitted hereunder;

(hh)	with respect to any Foreign Subsidiary, Liens and privileges arising mandatorily by any Requirements of Law;

(ii)	to the extent pursuant to a Requirements of Law, Liens on cash or Investments securing Hedge Agreements in the ordinary course of business; and

(jj)	without duplication of any of the foregoing, any Liens not on Collateral permitted to be incurred pursuant to any First Tier Facility Agreement.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on, and fees, expenses and other obligations payable with respect to, such Indebtedness.

“Permitted Sale Leaseback” shall mean any Sale Leaseback consummated by the Parent Borrower or any other Credit Party after the Closing Date; provided that any such Sale Leaseback is consummated for fair value as determined at the time of consummation in good faith by (i) the Parent Borrower or such Credit Party or (ii) in the case of any Sale Leaseback (or series of related Sale Leasebacks) the aggregate proceeds of which exceed the greater of (a) $275,000,000 and (b) 5.0% of Consolidated Total Assets as reflected in the most recently delivered Section 9.1 Financials (calculated on a Pro Forma Basis) at the time of the incurrence of such Sale Leaseback, the board of directors (or analogous governing body) of the Parent Borrower or such Credit Party (which such determination may take into account any retained interest or other Investment of the Parent Borrower or such Credit Party in connection with, and any other material economic terms of, such Sale Leaseback).

“Permitted Securitization Documents” shall mean all documents and agreements evidencing, relating to, contemplated by or otherwise governing a Permitted Securitization Financing, including any hedge or swap agreement, management agreement, back-up management agreement, Servicing Arrangement, other servicing agreement or Permitted Securitization Guarantee entered into in connection therewith.

“Permitted Securitization Financing” shall mean (A) one or more transactions pursuant to which (i) Securitization Assets or interests therein are or have been sold, contributed or otherwise transferred to, whether directly or indirectly (including by way of the transfer of the Equity Interests of Securitization Entities or an entity that is not a Credit Party holding solely Securitization Assets), or financed by, one or more Securitization Entities and (ii) such Securitization Entities finance (or refinance) such Securitization Assets or interests therein, whether for the purpose of acquiring such Securitization Assets, providing financing in respect thereof or otherwise, by selling, otherwise transferring or borrowing against Securitization Assets (including bridge, conduit and warehouse financings and “whole-business” securitizations, whether “royalty-only” or securitizing “company-owned store”, “distribution or other profit margin” or other assets, in each case, which financings may or may not be syndicated or rated) or (B) one or more transactions pursuant to which Receivables Assets or interests therein are or have been sold or otherwise transferred by the Borrower, a Subsidiary or a Securitization Entity in the form of receivables purchase/sale, factoring agreements or other similar transactions customary with respect to Securitization Assets, in each of the cases set forth in clauses (A) and (B) above, pursuant to Permitted Securitization Documents and provided, that recourse to the Borrower or any Subsidiary (other than the Securitization Entities) in connection with such transactions shall be limited to the extent customary (as determined by the Borrower in good faith) for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/“absolute transfer” and/or “substantive non-consolidation” opinion with respect to any transfer by the Borrower or any Subsidiary (other than a Securitization Entity)); and provided, further, that solely in the case of clause (A) above (x) the related Securitization Entities comply with the limitations on the sale and distribution of their equity interests as set forth herein and (y) any intercompany royalty charged to the Borrower or any of its restricted subsidiaries for the use of the related intellectual property is on market terms (as determined in good faith by the Borrower).

“Permitted Securitization Guarantee” shall mean a performance guaranty or other customary Guarantee or indemnification, contribution or other contractual obligations or undertakings provided by the Borrower, a Subsidiary or an Affiliate thereof in connection with a Permitted Securitization Financing; provided that the foregoing shall not materially impair the status of any Securitization Entity as such including the delivery of customary “true sale”/”absolute transfer” and/or “substantive non-consolidation” opinions in respect thereof.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust, or other enterprise or any Governmental Authority.

“Personal Information” shall mean (i) all information identifying, or that alone or in combination with other information allows for the identification of, an individual; and (ii) all information that is defined as “personal data” or “personal information” under applicable Requirements of Law.

“Platform” shall have the meaning provided in Section 13.17(a).

“Pledge Agreement” shall mean the Pledge Agreement, entered into by the Credit Parties party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C.

“Prepayment Cap” shall have the meaning provided in Section 5.2(b).

“primary obligor” shall have the meaning provided such term in the definition of Contingent Obligations.

“Prime Rate” shall mean the “U.S. Prime Rate” in effect on any such day as quoted in The Wall Street Journal.

“Pro Forma Basis,” “Pro Forma Compliance,” and “Pro Forma Effect” shall mean, with respect to compliance with any test, financial ratio, payment or covenant hereunder required by the terms of this Agreement to be made on a Pro Forma Basis or after giving Pro Forma Effect thereto, that all Pro Forma Events and the following transactions in connection therewith that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made shall be deemed to have occurred as of the first day of the applicable period of measurement in such test, financial ratio or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Pro Forma Event, (1) in the case of a sale, transfer, or other disposition of all or substantially all Capital Stock in any Subsidiary of the Parent Borrower or any division, product line, or facility used for operations of the Parent Borrower or any of its Subsidiaries, shall be excluded, and (2) in the case of a Permitted Acquisition or Investment described in the definition of Specified Transaction, shall be included, (b) any retirement of Indebtedness, (c) any incurrence or assumption of Indebtedness by the Parent Borrower or any of the other Credit Parties in connection therewith (it being agreed that if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination) and (d) in connection with any investment or disposition made in connection with a Permitted Securitization Financing (including by way of the transfer of the Equity Interests of the entity holding such Securitization Assets), pro forma effect shall be given to (A) any Securitization Fees as if such Securitization Fees have been received by the Borrower or a Subsidiary over the applicable period in an amount determined in good faith by an Authorized Officer of the Borrower and (B) any repayment of Consolidated Total Net Debt that occurs substantially contemporaneously with such transaction (whether from the proceeds of such Permitted Securitization Financing or from other available amounts).

“Pro Forma Event” shall mean any asset sales, mergers or other business combinations, acquisitions, Investments, dispositions or divestitures, operating improvements and expense reductions, restructurings, cost saving initiatives and other similar initiatives and Specified Transaction.

“Proceeds Shortfall” shall mean, without duplication of any Reserves Shortfall, any other deficiencies in the amount of proceeds available on the Closing Date from the First Tier Facilities for the Transactions, when compared to the aggregate amount of the commitments of the Joint Lead Arrangers under the Commitment Letter, as a result of LTV sizing, collateral appraisal shortfalls, setting aside of loan reserves or otherwise under the First Tier Facilities.

“Processing” shall mean any operation or set of operations performed upon Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, combination, restriction, erasure or destruction.

“Prohibited Transaction” shall have the meaning assigned to such term in Section 406 of ERISA and Section 4975(c) of the Code.

“Projections” shall have the meaning provided in Section 9.1(c).

“Property” shall mean any rights, title and interest of the Parent Borrower or its applicable Subsidiary in and to the following: (a) any real property interests, estates, lands, privileges, servitudes, tenements and rights of any nature, whether owned, leased, sub-leased, licensed or otherwise obtained by or granted to the Parent Borrower or such Subsidiary; (b) any buildings, structures, additions, enlargements, extensions, modifications, repairs, replacements and improvements erected or located on or appurtenant to the real property described in the foregoing clause (a), and all alterations thereto or replacements thereof; (c) any fixtures, attachments, appliances, goods, equipment, machinery, materials and other articles attached to, located on or installed in the real property described in the foregoing clause (a) or to any property described in the foregoing clause (b), or used at or in connection with any of the foregoing and any parts or components which may from time to time be incorporated or installed in or attached thereto; (d) any other real, tangible or intangible personal property owned by such Subsidiary and located within or about or otherwise placed upon the real property described in the foregoing clause (a), together with any accessories, replacements and substitutions thereto or therefor; (e) any associated electrical or other utility connections; and/or (f) any associated onsite, appurtenant or supporting infrastructure, in each case of the foregoing clauses (a) through (f), as may be improved, replaced, substituted, enlarged, modified, changed or expanded from time to time.

“Property Values” shall mean, on any date of determination:

(a)         For any Property that constitutes “Property” (as defined in the applicable First Tier Facility Agreement) as of the Closing Date, the value attributable to such Property set forth on Schedule 1.1(d) (inclusive of any “portfolio premium” attributable thereto); provided that if the Borrower elects to obtain a new Appraisal with respect to such Property pursuant to clause (c) below, then the Property Value of such Property shall be its newly appraised value pursuant to clause (c) below;

(b)         For any Property that the Parent Borrower or its Subsidiaries acquire after the Closing Date, (i) if an Appraisal of such Property has been delivered in connection with such acquisition, the appraised value set forth in such Appraisal, and otherwise, the book value thereof (as recorded on the Parent Borrower’s or applicable Subsidiary’s financial statements); provided that if the Borrower elects to obtain a new Appraisal with respect to such Property pursuant to clause (c) below, then the Property Value of such Property shall be its newly appraised value pursuant to clause (c) below; and

(c)         In the event the Parent Borrower or its Subsidiaries have (i) made capital expenditures or other investments to improve any Property in an aggregate amount of at least $25,000,000 in the immediately preceding twelve (12) month period ~~or~~, (ii) entered into a new Lease with respect to any Property that would constitute a Material Lease, or (iii) completed a new Appraisal in the context of adding or updating a Property’s inclusion in an asset-backed securitization of assets of the Parent Borrower and its Subsidiaries, then the Parent Borrower may elect to cause a new Appraisal to be performed in respect of such Property or use the Appraisal obtained in connection with such asset-backed securitization, in which case the “Property Value” in respect of such Property from and after the date of such new Appraisal shall be the appraised value therefor set forth in such new Appraisal.

(d)         For any Property owned by the Parent Borrower or its Subsidiaries and that is (i) not subject to any other financing arrangement (other than an asset-backed securitization of assets of the Parent Borrower and its Subsidiaries) and (ii) is not included under the First Tier Facility Agreement, if an Appraisal of such Property has been delivered to the Revolving Credit Facility Administrative Agent, the appraised value set forth in such Appraisal; provided that if the Borrower elects to obtain a new FIRREA-compliant appraisal with respect to such property pursuant to clause (c) above, then the Property Value of such property shall be its newly appraised value pursuant to clause (c) above.

For the avoidance of doubt, to the extent the Property Value of any Property has been determined pursuant to the foregoing clauses (a), (b) or (c), the value of any capital invested into such Property shall be excluded from subclause (ii) of the definition of “Consolidated Property Values”.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” shall have the meaning provided in Section 13.24(b).

“QFC Credit Support” shall have the meaning provided in Section 13.24.

“Qualified Proceeds” shall mean assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Stock” of any Person shall mean Capital Stock of such Person other than Disqualified Stock of such Person.

“Quarterly Prepayment Amount” shall have the meaning provided in Section 5.2(b).

“Real Estate” shall have the meaning provided in Section 9.1(f).

“Receivables Assets” shall mean accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by the Parent Borrower or any Subsidiary. “Refunding Capital Stock” shall have the meaning provided in Section 10.4(b)(2).

“Register” shall have the meaning provided in Section 13.6(b)(iv).

“Regulated Bank” shall mean (a) any swap dealer registered with the U.S. Commodity Futures Trading Commission or security-based swap dealer registered with the U.S. Securities and Exchange Commission, as applicable; or (b) any commercial bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation, (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913, (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board under 12 C.F.R. part 211, (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii), or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reimbursement Date” shall have the meaning provided in Section 3.4(a).

“Reimbursement Obligations” shall mean the Borrower’s obligations to reimburse Unpaid Drawings pursuant to Section 3.4(a).

“REIT” shall mean a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of § 856, et seq. of the Code or any successor provisions.

“Related Business Assets” shall mean assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Parent Borrower or another Credit Party in exchange for assets transferred by the Parent Borrower or a Credit Party shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Credit Party.

“Related Fund” shall mean, with respect to any Lender that is a Fund, any other Fund that is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of such entity that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, and members of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Release” shall mean any release, spill, emission, discharge, disposal, escaping, leaking, pumping, pouring, dumping, emptying, injection, or leaching of Hazardous Materials into or through the environment.

“Released” shall have a correlative meaning.

“Relevant Governmental Body” shall mean, with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Removal Effective Date” shall have the meaning provided in Section 12.9(b).

“Replaced Revolving Facility” shall have the meaning provided in Section 13.1.

“Replacement Revolving Facility” shall have the meaning provided in Section 13.1.

“Replacement Sponsor Guarantor” shall mean any Affiliate of the Sponsors with a minimum net worth (at the time it provides a Sponsor Guaranty) that is not less than $2,000,000,000; provided that (a) in the event Sponsor Guaranties are provided by more than one Sponsor Guarantor and/or Replacement Sponsor Guarantor, “minimum net worth” as used in this definition shall be calculated on an aggregate basis for all persons providing such Sponsor Guaranties and (b) in the case Sponsor Guaranties are provided by several Sponsor Guarantors and/or Replacement Sponsor Guarantors on a several and not joint basis, the minimum net worth of each Replacement Sponsor Guarantor shall not be less than the product of (i) $2,000,000,000 multiplied by (ii) the percentage of the aggregate amount of Sponsor Guaranties guaranteed by such Replacement Sponsor Guarantor.

“Reportable Event” shall mean any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than a Pension Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code), other than those events as to which notice is waived pursuant to PBGC Reg. § 4043.

“Representative” shall mean, with respect to any series of Indebtedness not prohibited by this Agreement to be secured by the Collateral on a pari passu or junior basis with the Obligations, the trustee, the administrative agent, the collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Required Lenders” shall mean, at any date, (a) Non- Defaulting Lenders having or holding a majority of the Adjusted Total Revolving Credit Commitment at such date, at such date or (b) if the Total Revolving Credit Commitment has been terminated or for the purposes of acceleration pursuant to Section 11, Non-Defaulting Lenders having or holding a majority of the outstanding principal amount of the Loans and Letter of Credit Exposure (excluding the Loans and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date.

“Required Revolving Credit Lenders” shall mean, at any date, Non- Defaulting Lenders holding a majority of the Adjusted Total Revolving Credit Commitment at such date (or, if the Total Revolving Credit Commitment has been terminated at such time, a majority of the Revolving Credit Exposure (excluding Revolving Credit Exposure of Defaulting Lenders) at such time).

“Requirements of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Reserves Shortfall” shall mean the amount as may be reasonably required by the Majority Lead Arrangers to be established in special reserves as may be reasonably required to remedy or compensate for any Material Defects with respect to the Properties as of the Closing Date in such a manner that there is no material adverse impact on the securitization or syndication of the First Tier Facilities. As of the Closing Date, the Reserves Shortfall is deemed to be $0.

“Resignation Effective Date” shall have the meaning provided in Section 12.9(a).

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Debt Payments” shall have the meaning provided in Section 10.4(a)(3).

“Restricted Payment” shall have the meaning provided in Section 10.4(a).

“Restricted Person” and “Restricted Persons” shall have the meaning provided in Section 13.16.

“Retired Capital Stock” shall have the meaning provided in Section 10.4(b)(2).

“Revolving Credit Commitment” shall mean, as to each Revolving Credit Lender, its obligation to make Revolving Credit Loans to the Borrower pursuant to Section 2.1, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth, and opposite such Lender’s name on Schedule 1.1(a) under the caption Revolving Credit Commitment or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14). The aggregate Revolving Credit Commitments of all Revolving Credit Lenders is $~~200,000,000~~300,000,000 on the ~~Closing~~Second Amendment Effective Date.

“Revolving Credit Commitment Percentage” shall mean at any time, for each Lender, the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment at such time by (ii) the amount of the Total Revolving Credit Commitment at such time; provided that at any time when the Total Revolving Credit Commitment shall have been terminated, each Lender’s Revolving Credit Commitment Percentage shall be the percentage obtained by dividing (a) such Lender’s Revolving Credit Exposure at such time by (b) the Revolving Credit Exposure of all Lenders at such time.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (i) the aggregate principal amount of Revolving Credit Loans of such Lender then outstanding and (ii) such Lender’s Letter of Credit Exposure at such time.

“Revolving Credit Facility” shall mean, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” shall mean, at any time, any Lender that has a Revolving Credit Commitment or Extended Revolving Credit Commitment at such time.

“Revolving Credit Loan” shall have the meaning provided in Section 2.1.

“Revolving Credit Maturity Date” shall mean the date that is the third anniversary of the Closing Date, or, if such date is not a Business Day, the immediately preceding Business Day.

“Revolving Credit Termination Date” shall mean the date on which the Revolving Credit Commitments shall have terminated, no Revolving Credit Loans shall be outstanding and the Letters of Credit Outstanding shall have been reduced to zero or Cash Collateralized.

“Revolving Loan” shall mean, collectively or individually as the context may require, any (i) Revolving Credit Loan and (ii) Extended Revolving Credit Loan, in each case made pursuant to and in accordance with the terms and conditions of this Agreement.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sale Leaseback” shall mean any arrangement with any Person providing for the leasing by the Parent Borrower or any other Credit Party of any real or tangible personal property, which property has been or is to be sold or transferred by the Parent Borrower or such Credit Party to such Person in contemplation of such leasing.

“Sanctioned Person” shall mean any Person with whom or which dealings are restricted or prohibited under any Sanctions, including as a result of that Person (a) being named on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other list of Persons subject to Sanctions, (b) being located, organized, or resident in a Sanctioned Territory, or owned or controlled by the government of, a Sanctioned Territory or the Government of Venezuela, or (c) having any relationship of ownership or control with, a Person described in (a) or (b).

“Sanctioned Territory” shall mean any country or territory with which dealings are broadly and comprehensively prohibited by any country- or territory-wide Sanctions, including, as of the date hereof, Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk, Kherson, Luhansk, and Zaporizhzhia regions of Ukraine.

“Sanctions” shall mean any law, regulation, or other act with force of law of the United States, Canada, the European Union or any of its members states, or United Nations Security Council resolutions imposing trade and economic sanctions including embargoes, the freezing or blocking of assets of targeted Persons, or other similar restrictions on exports, imports, investment, payments or other transactions, including any laws threatening to impose such trade and economic sanctions on any person for engaging in targeted behavior.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Amendment” shall mean that certain Second Amendment to Credit Agreement, dated as of February 28, 2025 by and among the Parent Borrower, the Guarantors party thereto. the Administrative Agent and the lenders party thereto.

“Second Amendment Effective Date” shall mean February 28, 2025.

“Second Lien Intercreditor Agreement” shall mean an intercreditor agreement substantially in the form of Exhibit G-2 (with such changes to such form as may be reasonably acceptable to the Administrative Agent and the Parent Borrower) among the Administrative Agent, the Collateral Agent (as representative for the First Lien Obligations), the second lien collateral agent, the representatives for purposes thereof for holders of one or more classes of second lien Indebtedness, the Borrower and each of the Guarantors.

“Section 2.14 Additional Amendment” shall have the meaning provided in Section 2.14(g)(iii).

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(d).

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between the Parent Borrower or any of the other Credit Parties and any counterparty thereto, which is specified in writing by the Borrower to the Administrative Agent as constituting a Secured Cash Management Agreement hereunder.

“Secured Cash Management Obligations” shall mean Obligations under Secured Cash Management Agreements.

“Secured Hedge Agreement” shall mean any Hedge Agreement that is entered into by and between the Parent Borrower or any Credit Party and any counterparty thereto (i) that is a Lender or an Affiliate of a Lender as of the Closing Date with respect to any Hedge Agreement entered into prior to the Closing Date (including if such Hedge Agreement was terminated prior to the Closing Date), or (ii) which is specified in writing by the Borrower to the Administrative Agent as constituting a Secured Hedge Agreement hereunder. For purposes of the preceding sentence, the Borrower may deliver one notice designating all Hedge Agreements entered into pursuant to a specified Master Agreement as “Secured Hedge Agreements”.

“Secured Hedge Obligations” shall mean Obligations under Secured Hedge Agreements.

“Secured Parties” shall mean the Administrative Agent, the Collateral Agent, each Letter of Credit Issuer and each Lender, in each case with respect to the Credit Facilities, each secured counterparty with respect to any Secured Hedge Agreement or Secured Cash Management Agreement, and each sub-agent pursuant to Section 12 appointed by the Administrative Agent with respect to matters relating to the Credit Facilities or the Collateral Agent with respect to matters relating to any Security Document.

“Securitization Assets” shall mean any of the following assets (or interests therein) from time to time originated, acquired or otherwise owned by or intended to be transferred to (as the context requires in respect of a Permitted Securitization Financing) the Securitization Entities or in which any Securitization Entity has any rights or interests, in each case, without regard to where such assets or interests are located: (a) Receivables Assets, (b) franchise fees, royalties and other similar payments made related to the use of trade names and other Intellectual Property, business support, training and other services, (c) revenues related to distribution and merchandising of the products of, or otherwise related to the services provided by, the Securitization Entities, (d) rents, real estate Taxes and other non-royalty amounts due from franchisees, (e) Intellectual Property rights relating to the generation of any of the types of assets listed in this definition, (f) parcels of or interests in real property, together with all easements, hereditaments and appurtenances thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof, (g) any Equity Interest of any (i) Securitization Entity, (ii) Subsidiary of a Securitization Entity or (iii) Subsidiary (other than a Credit Party) that holds solely Securitization Assets (other than Equity Interests described separately under this clause (g)) designated as such by the Borrower for the purpose of effecting the transfer of such Securitization Assets by way of transferring such Equity Interests in connection with a Permitted Securitization Financing, and, in each case, any rights under any limited liability company agreement, trust agreement, shareholders’ agreement, limited partnership agreement, by-laws, operating agreement, organizational, constituent or formation documents or any other agreement entered into in furtherance of the organization of such entity, (h) any equipment, contractual rights, website domains and associated property and rights necessary for a Securitization Entity to operate in accordance with its stated purposes; (i) any rights and obligations associated with gift card or similar programs, and (j) other assets and property (or proceeds of such assets or property) to the extent customarily included in any securitization of assets described in the preceding clauses (a) through (i) or for which credit may be given in securitization transactions of the relevant type including in respect of bridge, conduit and warehouse financings and “whole-business” securitizations in the applicable jurisdictions (as determined by the Borrower in good faith).

“Securitization Entity” shall mean any direct or indirect Subsidiary of the Borrower established or designated by the Borrower as such in connection with a Permitted Securitization Financing (including by way of the transfer of the Equity Interests of the entity holding such Securitization Assets) for the purpose of (i) holding, transferring, borrowing against, servicing, providing financing for or providing a security interest in respect of Securitization Assets or interests therein, (ii) holding Equity Interests in any Securitization Entity or (iii) guaranteeing the obligations of a Securitization Entity, and which in each case is organized in a manner (as determined by the Borrower in good faith) intended to reduce the likelihood that it would be substantively consolidated with the Borrower or any of its Subsidiaries or other subsidiaries (other than any other Securitization Entity) in the event the Borrower or any such Subsidiary or other subsidiary becomes subject to a proceeding under the Bankruptcy Code (or other insolvency law) and (c) any subsidiary of a Securitization Entity; provided that, notwithstanding above, no Initial Guarantor shall be a Securitization Entity.

“Securitization Fees” shall mean, without duplication, (x) distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest issued or sold in connection with, and other fees, expenses and charges (including commissions, yield, interest expense and fees and expenses of legal counsel) paid in connection with, any Permitted Securitization Financing and (y) any fees paid to the Borrower or a Subsidiary of the Borrower including, without limitation, any “management fees” (including without limitation “excess” management fees) or any similar fees paid to a Subsidiary or other subsidiary of the Borrower for acting as manager or servicer under any Permitted Securitization Financing.

“Security Documents” shall mean, collectively, the Pledge Agreement, any First Lien Intercreditor Agreement, any Second Lien Intercreditor Agreement and each other security agreement or other instrument or document executed and delivered pursuant to Sections 9.11, 9.12, or 9.14 or pursuant to any other such Security Documents to secure the Obligations or to govern the lien priorities of the holders of Liens on the Collateral.

“Series” shall have the meaning provided in Section 2.14(a).

“Servicing Arrangement” shall mean each agreement or other arrangement under which the Borrower, a Subsidiary, a Securitization Entity or an Affiliate thereof is engaged to service or manage Securitization Assets (or proceeds thereof) in connection with a Permitted Securitization Financing, which servicing or management activities may include collection services in respect of Receivables Assets, the servicing or management of Securitization Assets and the sale, purchase or other transfer thereof, and the administration of bank accounts.

“Significant Subsidiary” shall mean, at any date of determination, (a) any Subsidiary of the Parent Borrower whose gross revenues (when combined with the gross revenues of such Subsidiary’s Subsidiaries after eliminating intercompany obligations) for the Test Period most recently ended on or prior to such date were equal to or greater than 10% of the consolidated gross revenues of the Parent Borrower and its Subsidiaries for such period, determined in accordance with GAAP or (b) each other Subsidiary of the Parent Borrower that, when such Subsidiary’s total gross revenues (when combined with the total gross revenues of such Subsidiary’s Subsidiaries after eliminating intercompany obligations) are aggregated with each other Subsidiary (when combined with the total gross revenues of such Subsidiary’s Subsidiaries after eliminating intercompany obligations) that is the subject of an Event of Default described in Section 11.5 would constitute a “Significant Subsidiary” under clause (a) above.

“Similar Business” shall mean any business conducted or proposed to be conducted by the Parent Borrower and the Credit Parties on the Closing Date or any business that is similar, reasonably related, synergistic, incidental, or ancillary thereto.

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Average” means, for any Interest Period, the rate of interest per annum determined by the Administrative Agent as the compounded average of SOFR over a rolling calendar day period of thirty (30) days (“30- Day SOFR Average”) for the day (such day, the “SOFR Average Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period; provided, however, that (x) if as of 5:00 p.m. on any SOFR Average Determination Day, such 30-Day SOFR Average has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to SOFR Average has not occurred, then SOFR Average will be the 30-Day SOFR Average as published on the SOFR Administrator’s Website for the first preceding U.S. Government Securities Business Day for which such 30-Day SOFR Average was published on the SOFR Administrator’s Website so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such SOFR Average Determination Day and (y) if SOFR Average determined as provided above (including pursuant to clause (x) of this proviso) would be less than the Floor, then SOFR Average shall be deemed to be the Floor.

“SOFR Average Determination Day” has the meaning specified in the definition of “SOFR Average”.

“SOFR Average Loan” shall mean any Loans bearing interest at a rate determined by reference to SOFR Average.

“SOFR Loans” shall mean any Loans bearing interest at a rate determined by reference to Term SOFR or SOFR Average.

“Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Solvent” shall mean, after giving effect to the consummation of the Transactions, (i) the sum of the liabilities (including contingent liabilities) of the Parent Borrower and its Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Parent Borrower and its Subsidiaries, on a consolidated basis; (ii) the fair value of the property of the Parent Borrower and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities (including contingent liabilities) of the Parent Borrower and its Subsidiaries, on a consolidated basis; (iii) the capital of the Parent Borrower and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof; and (iv) the Parent Borrower and its Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise).

“Specified Existing Revolving Credit Commitment” shall have the meaning provided in Section 2.14(g)(i).

“Specified Representations” shall mean the representations and warranties with respect to the Borrower set forth in Sections 8.1(i), 8.2 (as related to the entry into and performance of the Credit Documents, the incurrence of the Loans and the provision of the Guarantees, and the granting of the security interests in the Collateral), 8.3(iii), 8.5, 8.7, 8.10(b)-(d) (with respect to the use of proceeds of the borrowings under this Agreement on the Closing Date), 8.17, 8.18, 8.19(c) and in Section 4(d) of the Pledge Agreement.

“Specified Transaction” shall mean, with respect to any period, (i) any Investment (including a Permitted Acquisition), (ii) any asset sale or other disposition, (iii) incurrence or repayment of Indebtedness, (iv) any Restricted Payment, (v) any Subsidiary designation, (vi) any mandatory prepayment pursuant to Section 5.2(a) or Section 5.2(b) or (vii) any other event or action that, in each case, by the terms of this Agreement requires Pro Forma Compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis or give Pro Forma Effect to any such transaction or event.

“Sponsor” shall mean, collectively, (i) Brookfield Infrastructure Partners L.P., Brookfield Infrastructure Corporation, Brookfield Corporation, or Brookfield Asset Management Ltd, (ii) any investment funds, partnerships and other co-investment vehicles Controlled, directly or indirectly, by any of the persons in clause (i) and (iii) any entity Controlled, directly or indirectly, by any of the persons in clause (i), as approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed).

“Sponsor Guarantor” shall mean the Sponsors, provided that such person has a minimum net worth (at the time it provides a Sponsor Guaranty) that is not less than $2,000,000,000; provided, further, that (a) in the event Sponsor Guaranties are provided by more than one Sponsor Guarantor and/or Replacement Sponsor Guarantor, “minimum net worth” as used in this definition shall be calculated on an aggregate basis for all persons providing such Sponsor Guaranties and (b) in the case Sponsor Guaranties are provided by several Sponsor Guarantors and/or Replacement Sponsor Guarantors on a several and not joint basis, the minimum net worth of each Sponsor Guarantor shall not be less than the product of (i) $2,000,000,000 multiplied by (ii) the percentage of the aggregate amount of Sponsor Guaranties guaranteed by such Sponsor Guarantor.

“Sponsor Guaranty” shall have the meaning provided in Section 5.2(b).

“Spot Rate” for any currency shall mean the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if it does not have as of the date of determination a spot buying rate for any such currency.

“SPV” shall have the meaning provided in Section 13.6(g).

“Stated Amount” of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder during the remaining life thereof, determined without regard to whether any conditions to drawing could then be met.

“Stock Equivalents” shall mean all securities convertible into or exchangeable for Capital Stock and all warrants, options, or other rights to purchase or subscribe for any Capital Stock, whether or not presently convertible, exchangeable, or exercisable.

“Subordinated Indebtedness” shall mean Indebtedness of the Borrower or any other Guarantor that is by its express terms subordinated in right of payment to the obligations of the Borrower or such Guarantor, as applicable, under this Agreement or the Guarantee, as applicable.

“Subsidiary” of any Person shall mean and include (i) any corporation more than 50% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Capital Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, or (ii) any limited liability company, partnership, association, joint venture, or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a Subsidiary shall mean a Subsidiary of the Parent Borrower.

“Successor Borrower” shall have the meaning provided in Section 10.2(a).

“Supported QFC” shall have the meaning provided in Section 13.24.

“Swap Obligation” shall mean, with respect to any Swap Obligor, any obligation to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act.

“Swap Obligor” shall mean the Parent Borrower (if applicable) and the Credit Parties.

“Swiss Franc” or “CHF” mean the lawful currency of Switzerland.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings (including backup withholding), fees, or other similar charges imposed by any Governmental Authority and any interest, fines, penalties, or additions to tax with respect to the foregoing.

“Term SOFR” shall mean, with respect to any interest period, the Term SOFR Reference Rate for a tenor comparable to the applicable interest period on the day (such day, the “Determination Day”) that is two (2) Business Days prior to the first day of such interest period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor published by the Term SOFR Administrator on the Business Day first preceding such Determination Day so long as such Business Day is not more than three (3) Business Days prior to such Determination Day; provided, further, that if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Borrowing” shall mean a Borrowing comprised of Loans bearing interest at a rate determined by reference to Term SOFR (other than pursuant to clause (c) of the definition of “ABR”).

“Term SOFR Reference Rate” shall mean, for any day and time, with respect to any Term SOFR Borrowing for any interest period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR; provided that, if the Term SOFR Reference Rate as so determined would be less than the Floor, such rate shall be deemed to be the Floor for the purposes of calculating such rate.

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Parent Borrower most recently ended on or prior to such date of determination and for which Section 9.1 Financials shall have been delivered (or were required to be delivered) to the Administrative Agent (or, before the first delivery of Section 9.1 Financials, the most recent period of four fiscal quarters at the end of which financial statements are available).

“Total Credit Exposure” shall mean the Total Revolving Credit Commitment at such date (or, if the Total Revolving Credit Commitment shall have terminated on such date, the aggregate Revolving Credit Exposure of all Lenders at such date).

“Total Revolving Credit Commitment” shall mean the sum of the Revolving Credit Commitments of all the Lenders.

“Transaction Expenses” shall mean any fees, premiums and expenses incurred or paid by the Parent Borrower or any of its respective Affiliates in connection with the Transactions, this Agreement, and the other Credit Documents, and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, the transactions contemplated by this Agreement, the transactions contemplated by each of the First Tier Facilities, the Acquisition, the Equity Contribution, the Closing Date Refinancing and the consummation of any other transactions in connection with the foregoing (including the payment of the fees and expenses incurred in connection with any of the foregoing (including the Transaction Expenses)).

“Transferee” shall have the meaning provided in Section 13.6(e).

“TRS” shall mean a taxable REIT subsidiary.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR, SOFR Average or the ABR.

“UCP” shall mean, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time and time in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).

“U.S.” and “United States” shall mean the United States of America.

“US Balance Sheet Loan Agreement” shall mean that certain Loan Agreement, dated as of the date hereof, by and among the borrowers listed on Schedule I thereto, Wells Fargo Bank, National Association, as administrative agent, and the lenders from time to time party thereto, providing for a “Loan Amount” (as defined therein) as of the Closing Date of up to $2,300,000,000.

“US Balance Sheet Loan Facility” shall mean that certain balance sheet loan facility established pursuant to the US Balance Sheet Loan Agreement and each of the “Loan Documents” as defined thereunder.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Lender” shall have the meaning provided in Section 5.4(e)(ii)(A).

“U.S. Special Resolution Regimes” shall have the meaning provided in Section 13.24.

“Voting Stock” shall mean, with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Wholly-Owned Subsidiary” of any Person shall mean a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean any Credit Party, the Administrative Agent and any other applicable withholding agent.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write- down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2         Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

      (a)        The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

      (b)       The words “herein”, “hereto”, “hereof”, and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

      (c)        Section, Exhibit, and Schedule references are to the Credit Document in which such reference appears.

      (d)        The term “including” is by way of example and not limitation.

      (e)        The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

      (f)         In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

      (g)       Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

      (h)       The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

      (i)         All references to “knowledge” or “awareness” of any Credit Party or any Subsidiary thereof means the actual knowledge of an Authorized Officer of such Credit Party or such Subsidiary.

      (j)        With respect to any Default or Event of Default, the words “exists,” “is continuing” or similar expressions with respect thereto shall mean that such Default or Event of Default has occurred and has not yet been cured or waived. If any Default or Event of Default has occurred hereunder (any such Default or Event of Default, an “Initial Default”) and is subsequently cured or waived (a “Cured Default”), any other Default or Event of Default that resulted from (i) the making or deemed making of any representation or warranty by any Credit Party or (ii) the taking of any action or failure to satisfy any condition precedent to the taking of any action by any Credit Party or any Subsidiary of any Credit Party, in each case which subsequent Default, Event of Default or failure would not have arisen had the Cured Default not been continuing at the time of such representation, warranty, action or failure to satisfy such condition precedent to the taking of any action, shall be deemed to automatically be cured or satisfied, as applicable, upon, and simultaneously with, the cure of the Cured Default, so long as at the time of such representation, warranty, action or failure to satisfy any condition precedent to the taking of any action, no Authorized Officer of the Parent Borrower had knowledge of any such Initial Default.

1.3         Accounting Terms. Except as expressly provided herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a consistent manner.

1.4         Rounding. Any financial ratios required to be maintained by the Parent Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number.

1.5         References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a)  references to organizational documents, agreements (including the Credit Documents), and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements, modifications, replacements, refinancings, renewals, or increases, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements, modifications, replacements, refinancings, renewals, or increases are permitted by any Credit Document; and (b) references to any Requirements of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting such Requirements of Law.

1.6         Exchange Rates. Notwithstanding the foregoing, for purposes of any determination under Section 9, Section 10 or Section 11, or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding, or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Spot Rate; provided, however, that for purposes of determining compliance with Section 10 with respect to the amount of any Indebtedness, Lien, Asset Sale, or Restricted Payment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Lien is incurred or after such Asset Sale or Restricted Payment is made; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.6 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness, Lien, or Investment may be incurred or Asset Sale or Restricted Payment made at any time under such Sections. For purposes of any determination of Consolidated Total Assets, amounts in currencies other than Dollars shall be translated into Dollars at the currency exchange rates used in preparing the most recently delivered Section 9.1 Financials. For purposes of any determination of Consolidated Property Values, amounts in currencies other than Dollars shall be translated into Dollars at the currency exchange rates used in calculating the LTV in the certificate most recently delivered pursuant to Section 9.1(d).

1.7         Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission, or any other matter related to the rates in the definitions of Term SOFR or SOFR Average or with respect to any comparable or successor rate thereto.

1.8         Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.9         Timing of Payment or Performance. Except as otherwise provided herein, when the payment of any obligation or the performance of any covenant, duty, or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

1.10       Certifications. All certifications to be made hereunder by an officer or representative of a Credit Party shall be made by such a Person in his or her capacity solely as an officer or a representative of such Credit Party, on such Credit Party’s behalf and not in such Person’s individual capacity.

1.11       Compliance with Certain Sections. In the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), disposition, Restricted Payment, Affiliate transaction, Contractual Requirement, or prepayment of Indebtedness meets the criteria of one or more than one of the categories of transactions then permitted pursuant to any clause or subsection of Section 9.9 or any clause or subsection of Sections 10.1, 10.2, 10.3 or 10.4, then such transaction (or portion thereof) at any time shall be allocated to one or more of such clauses or subsections within the relevant sections as determined by the Parent Borrower in its sole discretion at such time.

1.12       Pro Forma and Other Calculations.

(a)         Notwithstanding anything to the contrary herein, (i) if any incurrence-based financial ratios or tests (“Financial Incurrence Tests”) would be satisfied in any subsequent fiscal quarter following the utilization of either (x) fixed baskets, exceptions or thresholds (including any related builder or grower component) that do not require compliance with a financial ratio or test (“Fixed Amounts”) or (y) baskets, exceptions and thresholds that require compliance with a financial ratio or test (any such amounts, “Incurrence Based Amounts”), then the reclassification of actions or transactions (or portions thereof), including the reclassification of utilization of any Fixed Amounts as incurred under any available Incurrence Based Amounts, shall be deemed to have automatically occurred even if not elected by the Parent Borrower (unless the Parent Borrower otherwise notifies the Administrative Agent) and (ii) in calculating any Incurrence Based Amounts (including any Financial Incurrence Tests), any (x) amounts incurred under the Revolving Credit Facility (or any other revolving facility), (y) Indebtedness concurrently incurred to fund original issue discount and/or upfront fees and (z) amounts incurred, or transactions entered into or consummated, in reliance on a Fixed Amount in a concurrent transaction, a single transaction or a series of related transactions with the amount incurred, or transaction entered into or consummated, under the applicable Incurrence Based Amount, in each case of the foregoing clauses (x), (y) and (z), shall not be given effect in calculating the applicable Incurrence Based Amount (but giving Pro Forma Effect to all applicable and related transactions (including the use of proceeds of all Indebtedness to be incurred and any repayments, repurchases and redemptions of Indebtedness) and all other pro forma adjustments).

(b)

      (i)         Whenever Pro Forma Effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower (and may include, for the avoidance of doubt and without duplication, cost savings, operating expense reductions, operating enhancements, revenue enhancements and synergies resulting from such Pro Forma Event which is being given Pro Forma Effect that have been or are expected to be realized). If any Indebtedness bears a floating rate of interest and is being given Pro Forma Effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account for such entire period, any Hedging Obligation applicable to such Indebtedness with a remaining term of 12 months or longer, and in the case of any Hedging Obligation applicable to such Indebtedness with a remaining term of less than 12 months, taking into account such Hedging Obligation to the extent of its remaining term). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a Pro Forma Basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period (or, if lower, the greater of (i) maximum commitments under such revolving credit facilities as of the date of determination and (ii) the aggregate principal amount of loans outstanding under such a revolving credit facilities on such date). Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

      (ii)        Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Pro Forma Event occurs, applicable financial ratio shall each be calculated with respect to such period and such Pro Forma Event on a Pro Forma Basis.

(c)         In connection with any action being taken solely in connection with a Limited Condition Transaction, for purposes of:

      (i)         determining compliance with any provision of this Agreement which requires the calculation of a financial ratio;

      (ii)        determining the accuracy of representations and warranties in Section 8 and/or whether a Default or Event of Default shall have occurred and be continuing under Section 11; or

      (iii)       testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated Total Assets or such other accounting metric);

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date (i) the definitive agreements for such Limited Condition Transaction are entered into (or, in respect of any transaction described in clause (b) of the definition of a Limited Condition Transaction, delivery of irrevocable notice or similar event) or (ii) in connection with an acquisition to which the City Code on Takeovers (or an analogous law) applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of a target company is made in compliance with the City Code on Takeovers (or a corresponding announcement under such analogous law) (the “LCT Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, the Parent Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Parent Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated Total Assets of the Parent Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Payments, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Parent Borrower, or the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires (or, if applicable, the irrevocable notice or similar event is terminated or expires) without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated until such time as the applicable Limited Condition Transaction has actually closed or the definitive agreement with respect thereto has been terminated.

(d)        Notwithstanding anything to the contrary in this Section 1.12 or in any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the disposition thereof has been entered into as discontinued operations, no Pro Forma Effect shall be given to any discontinued operations (and the earnings or value attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition shall have been consummated.

(e)         Any determination of Consolidated Total Assets shall be made by reference to the last day of the fiscal quarter to which the Section 9.1 Financials pertain.

(f)         Except as otherwise specifically provided herein, all computations of Consolidated Total Assets, LTV and other financial ratios and financial calculations (and all definitions (including accounting terms) used in determining any of the foregoing) shall be calculated, in each case, with respect to the Parent Borrower and its Subsidiaries on a consolidated basis.

(g)         At the option of the Parent Borrower, all leases of any Person that are or would be characterized as operating leases in accordance with GAAP before giving effect to FASB Accounting Standards Update ASU 2016-02 (assuming for purposes hereof that they were in existence prior to implementation of FASB Accounting Standards Update ASU 2016-02) shall continue to be accounted for as operating leases (and not as Capital Leases) for purposes of this Agreement (whether or not such operating lease obligations were in effect on such date) regardless of FASB Accounting Standards Update ASU 2016-02 that would otherwise require (on a prospective or retroactive basis or otherwise) such leases to be recharacterized as Capital Leases; provided, however, that, any obligations relating to a lease that was accounted for by the Parent Borrower and/or its Subsidiaries as an operating lease as of the Closing Date and any similar lease entered into after giving effect to FASB Accounting Standards Update ASU 2016-02 shall be accounted for as an operating lease and not a Capitalized Lease Obligation for purposes of determining whether such lease constitutes Indebtedness for all purposes under this Agreement.

1.13      Form Intercreditor Agreements. Notwithstanding anything to the contrary herein, (x) any First Lien Intercreditor Agreement (meeting the requirements of the definition herein) and/or Second Lien Intercreditor Agreement (meeting the requirements of the definition herein), as applicable, shall be deemed to be reasonable and acceptable to the Administrative Agent and the Lenders, and the Administrative Agent and the Lenders shall be deemed to have consented to the use of each such intercreditor agreement (and to the Administrative Agent’s execution thereof) in connection with any Indebtedness permitted to be incurred, issued and/or assumed by the Parent Borrower or any other Credit Party pursuant to Section 10.1 and (y) any First Lien Intercreditor Agreement and/or Second Lien Intercreditor Agreement, as applicable, the forms of joinder attached thereto, and any intercreditor agreements and forms of joinder substantially in the form of the First Lien Intercreditor Agreement and/or Second Lien Intercreditor Agreement, as applicable, or, as applicable, the forms of joinder attached thereto, in each case without any material changes therefrom, shall be deemed to be reasonable and acceptable to the Administrative Agent, the Collateral Agent and the Lenders, and (i) no acknowledgment or countersignature by the Administrative Agent, the Collateral Agent or the Lenders shall be required to comply with any requirement that an intercreditor agreement be entered into (or joined) in connection with any Indebtedness secured by the Collateral that is not prohibited from being incurred, issued and/or assumed by the Parent Borrower or any other Credit Party under Section 10.1, so long as a Representative authorized by the requisite holders of such Indebtedness executes such intercreditor agreement or joinder in substantially such form without any material changes therefrom and (ii) the Lenders shall be deemed to have consented to the use of any of the foregoing (and the Administrative Agent and/or the Collateral Agent shall be deemed to be authorized and directed to execute all of the foregoing) in connection with any Indebtedness secured by the Collateral that is not prohibited from being incurred, issued and/or assumed by the Borrower or any of its Subsidiaries under Section 10.1.

1.14       [Reserved].

1.15       Divisions. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company or other Person, or an allocation of assets to a series of a limited liability company or other Person (or the unwinding of such a division or allocation) (any such transaction, a “Division”), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any Division of a limited liability company or other Person shall constitute a separate Person hereunder (and each Division of any limited liability company or other Person that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.16       Designation of Borrowers.

(a)         The Borrower Agent may from time to time designate one or more Additional Borrowers for purposes of this Agreement by delivering to the Administrative Agent: (i) written notice (including via email) of its election to become an Additional Borrower duly executed on behalf of such Subsidiary and the applicable Borrower less than fifteen (15) days prior to the proposed effectiveness of such election (or such later date as may be agreed by the Administrative Agent), (ii) all documentation and other information with respect to such Subsidiary as may be reasonably requested by the Administrative Agent or, in the case of any Additional Borrower under any Revolving Credit Facility, any Revolving Credit Lender at least five (5) Business Days prior to the date of such effectiveness (or such later date as may be agreed by the Parent Borrower) that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act and the Beneficial Ownership Regulation, no later than two (2) Business Days prior to the date of such effectiveness (or such later date as may be agreed by the Administrative Agent); (iii) [reserved], (iv) a certificate of an Authorized Officer of the Borrower Agent stating that, as of the date the Additional Borrower joins this Agreement as such, no Default or Event of Default has occurred and is continuing; (v) promissory notes in respect of such Additional Borrower in favor of any Lender requesting such promissory notes, in form and substance consistent with the form of promissory notes set forth in Exhibit F (modified to reflect such Additional Borrower); and (vi) a customary joinder agreement in form and substance reasonably satisfactory to the Administrative Agent whereby the Additional Borrower becomes party hereto as a Borrower and appoints the Parent Borrower as “Borrower Agent” hereunder and under the other Credit Documents. The Obligations of the Parent Borrower and each Additional Borrower shall be joint and several in nature.

(b)         After such deliveries, the appointment of the Additional Borrower shall be effective upon the effectiveness of an amendment to this Agreement and any applicable Credit Document necessary (in the reasonable judgment of the Administrative Agent) to give effect to the appointment of such Additional Borrower (in form and substance reasonably acceptable to the Administrative Agent, including amendments to disambiguate certain uses of the word “Borrower” and related terms hereunder).

1.17       Borrower Agent.

(a)         Each Borrower hereby designates the Parent Borrower as its representative and agent (the “Borrower Agent”) for all purposes under the Credit Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Credit Documents (including in respect of compliance with covenants) and all other dealings with the Administrative Agent, any Letter of Credit Issuer or any Lender. The Parent Borrower hereby accepts such appointment. The Administrative Agent, the Letter of Credit Issuers and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication delivered by the Parent Borrower on behalf of any Borrower. The Administrative Agent and the Lenders may give any notice to or communication with a Borrower or other Credit Party hereunder to the Parent Borrower on behalf of such Borrower or other Credit Party.

Section 2.             Amount and Terms of Credit.

2.1        Commitments. Subject to and upon the terms and conditions herein set forth, each Revolving Credit Lender severally agrees to make Revolving Credit Loans denominated in Dollars to the Borrower (on a joint and several basis) from its applicable lending office (each, a “Revolving Credit Loan”) (a) on the Closing Date, in an aggregate principal amount equal to the amount necessary to fund (i)   (x) the Reserves Shortfall and (y) the Proceeds Shortfall, plus (ii) any amount needed to fund (x) upfront fees or original issue discount in respect of any Credit Facilities imposed under the Fee Letter, (y) working capital adjustments pursuant to the Acquisition Agreement and/or the refinancing of any Indebtedness incurred for working capital or capital expenditure purposes and (z) purchase price adjustments and prorations made pursuant to the Acquisition Agreement and/or the Property Acquisition Agreements, which for the avoidance of doubt may not exceed the amount of such Revolving Credit Lender’s Revolving Credit Commitment, and (b) from and after the Closing Date, in an aggregate principal amount not to exceed at any time outstanding the amount of such Revolving Credit Lender’s Revolving Credit Commitment, for any working capital or general corporate purposes; provided that any of the foregoing such Revolving Credit Loans (A) shall be made on the Closing Date (with respect to Revolving Credit Loans described in clause (a) of this Section 2.01) and at any time and from time to time on and after the Closing Date (with respect to Revolving Credit Loans described in clause (b) of this Section 2.01) and prior to the Revolving Credit Maturity Date, (B) may, at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans or, SOFR Loans that are Revolving Credit Loans; provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type, (C) may be repaid (without premium or penalty) and reborrowed in accordance with the provisions hereof, (D) shall not, for any Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Revolving Credit Lender’s Revolving Credit Exposure in respect of any Class of Revolving Loans at such time exceeding such Revolving Credit Lender’s Revolving Credit Commitment in respect of such Class of Revolving Loan at such time and (E) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Exposures at such time exceeding the Total Revolving Credit Commitment then in effect or the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Exposures of any Class of Revolving Loans at such time exceeding the aggregate Revolving Credit Commitment with respect to such Class.

2.2         Loans and Borrowings.

(a)	Type of Loans. Subject to Section 2.17, each Borrowing shall be comprised entirely of SOFR Loans or ABR Loans. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(b)	Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Revolving Credit Loans shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Loans and in a multiple of $100,000 in excess thereof (except that (i) Revolving Credit Loans to reimburse such Letter of Credit Issuer with respect to any Unpaid Drawing shall be made in the amounts required by Section 3.3 or Section 3.4, as applicable and (ii) a Borrowing of Revolving Credit Loans may be in an aggregate amount that is equal to the entire unused balance of the Revolving Credit Commitments). More than one Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than fifteen (15) Borrowings of SOFR Loans, that are Revolving Credit Loans and six (6) Borrowings of SOFR Loans for each additional Class of Loans.

2.3         Notice of Borrowing.

(a)          Whenever the Borrower desires to incur Revolving Credit Loans (other than borrowings to repay Unpaid Drawings), then the Borrower shall give the Administrative Agent at the Administrative Agent’s Office, (i) [reserved], (ii) prior to 1:00 p.m. (New York City Time) at least three Business Days’ prior written notice of each Borrowing of SOFR Loans that are Revolving Credit Loans (or, in the case of a Borrowing of Revolving Credit Loans to be made on the Closing Date, one Business Day’s notice; provided that the Borrower shall give the Administrative Agent such notice prior to 2:00 p.m. (New York City time) on such date) and (iii) prior to 11:00 a.m. (New York City time) on the day of such Borrowing prior written notice of each Borrowing of Revolving Credit Loans that are ABR Loans. Each such notice (a “Notice of Borrowing”, substantially in the form of Exhibit I), except as otherwise expressly provided in Section 2.10, shall specify (A) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (B) the currency of the Revolving Credit Loans to be borrowed, (C) the date of Borrowing (which shall be a Business Day) and (D) whether the respective Borrowing shall consist of ABR Loans or SOFR Loans, that are Revolving Credit Loans and, if SOFR Loans, that are Revolving Credit Loans, the Interest Period to be initially applicable thereto. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be for ABR Loans. If no Interest Period is specified with respect to any requested SOFR Loans, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly give each Revolving Credit Lender written notice of each proposed Borrowing of Revolving Credit Loans, of such Lender’s Revolving Credit Commitment Percentage thereof, of the identity of the Borrower, and of the other matters covered by the related Notice of Borrowing.

(b)         Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).

(c)         Without in any way limiting the obligation of the Parent Borrower to confirm in writing any notice it shall give hereunder by telephone (which obligation is absolute), the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Parent Borrower.

2.4         Disbursement of Funds.

(a)          No later than 2:00 p.m. (New York City time) on the date specified in each Notice of Borrowing, each Lender shall make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below; provided that on the Closing Date, such funds may be made available at such earlier time as may be agreed among the Lenders, the Borrower, and the Administrative Agent for the purpose of consummating the Transactions.

(b)           Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing for its applicable Commitments, and in immediately available funds, to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will make available to the Borrower, by depositing to an account designated by the Parent Borrower to the Administrative Agent the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Parent Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in Dollars. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.

(c)           Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5           Repayment of Loans; Evidence of Debt.

(a)           The Borrower shall repay to the Administrative Agent for the benefit of the Revolving Credit Lenders, on the Revolving Credit Maturity Date, the then outstanding Revolving Credit Loans in the currency in which such Revolving Credit Loans are denominated. The Borrower shall repay to the Administrative Agent for the benefit of the Revolving Credit Lenders, on each Extended Revolving Loan Maturity Date, the then outstanding amount of Extended Revolving Credit Loans.

(b)           [reserved].

(c)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(d)           The Administrative Agent shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is a Revolving Credit Loan or Extended Revolving Credit Loan, the Type of each Loan made, the name of the Borrower and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(e)           The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (c) and (d) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that, in the event of any inconsistency between the Register and any such account or subaccount, the Register shall govern; provided, further, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(f)           The Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made an initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit F, as applicable, evidencing the Revolving Loans owing to such Lender. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 13.6) be represented by one or more promissory notes in such form payable to the payee named therein or its registered assigns.

2.6           Conversions and Continuations.

(a)           Subject to the penultimate sentence of this clause (a), (x) the Borrower shall have the option on any Business Day to convert all or a portion equal to at least $5,000,000 of the outstanding principal amount of Revolving Credit Loans of one Type into a Borrowing or Borrowings of another Type and (y) the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any SOFR Loans as SOFR Loans for an additional Interest Period; provided that (i) no partial conversion of SOFR Loans shall reduce the outstanding principal amount of SOFR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into SOFR Loans if an Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) [reserved], (iv) [reserved], (v) SOFR Loans may not be continued as SOFR Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, (vi) [reserved] and (vii) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent prior written notice at the Administrative Agent’s Office prior to 1:00 p.m. (New York City time) at least (i) three Business Days prior, in the case of a continuation of or conversion to SOFR Loans (other than in the case of a notice delivered on the Closing Date, which shall be deemed to be effective on the Closing Date), or (ii) 1:00 p.m. (New York City time) on the proposed day of a conversion into ABR Loans (each, a “Notice of Conversion or Continuation” substantially in the form of Exhibit I) specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued into and, if such Loans are to be converted into or continued as SOFR Loans, the Interest Period to be initially applicable thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a SOFR Loan, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b)           If any Event of Default is in existence at the time of any proposed continuation of any SOFR Loans and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such SOFR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of SOFR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a), the Borrower shall be deemed to have elected to convert such Borrowing of SOFR Loans into a Borrowing of ABR Loans, effective as of the expiration date of such current Interest Period.

(c)           In connection with the use or administration of Term SOFR or SOFR Average, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document (other than as provided in the definition of Conforming Changes). The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR or SOFR Average.

2.7           Pro Rata Borrowings. Each Borrowing of Revolving Credit Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable Revolving Credit Commitment Percentages. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) other than as expressly provided herein with respect to a Defaulting Lender, failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation, under any Credit Document.

2.8	Interest.

(a)           The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for ABR Loans plus the ABR, in each case, in effect from time to time.

(b)          The unpaid principal amount of each Term SOFR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for SOFR Loans plus Term SOFR for the applicable Interest Period.

(c)           The unpaid principal amount of each SOFR Average Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for SOFR Loans plus SOFR Average over the applicable Interest Period.

(d)	[reserved].

(e)	[reserved].

(f)            If an Event of Default pursuant to Section 11.1 or 11.5 has occurred and is continuing (but after giving effect to any grace period set forth therein), if all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon or any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum (the “Default Rate”) that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2.00% or (y) in the case of any other overdue amount, including overdue interest, to the extent permitted by applicable law, the rate described in Section 2.8(a) for the applicable Class plus 2.00% from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment).

(g)           Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in Dollars; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided below, interest shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each fiscal quarter of the Parent Borrower, (ii) in respect of each SOFR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, and (iii) in respect of each Loan, (A) upon any prepayment in respect thereof, (B) at maturity (whether by acceleration or otherwise), and (C) after such maturity, on demand.

(h)	All computations of interest hereunder shall be made in accordance with Section 5.5.

(i)            The Administrative Agent, upon determining the interest rate for any Borrowing of SOFR Loans, shall promptly notify the Parent Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9           Interest Periods. At the time the Parent Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of SOFR Loans in accordance with Section 2.6(a), the Parent Borrower shall give the Administrative Agent written notice of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Parent Borrower, be a one or three month period with respect to SOFR Loans (or if available to all the Lenders making such SOFR Loans, a twelve month or shorter period).

Notwithstanding anything to the contrary contained above:

(a)           the initial Interest Period for any Borrowing of SOFR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of Loans of a different type) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b)           if any Interest Period relating to a Borrowing of SOFR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)            if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period in respect of a SOFR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day; and

(d)           the Parent Borrower shall not be entitled to elect any Interest Period in respect of any SOFR Loan if such Interest Period would extend beyond the Maturity Date of such Loan.

2.10         Increased Costs, Illegality, Etc.

(a)           Subject to Section 2.18, in the event that (x) in the case of clause (i) below, the Administrative Agent and (y) in the case of clauses (ii) and (iii) below, the Required Revolving Credit Lenders shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i)             on any date for determining Term SOFR or SOFR Average for any Interest Period that (x) deposits in the principal amounts and currencies of the Loans comprising such Borrowing of SOFR Loans are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the applicable market, adequate and fair means do not exist for ascertaining the interest rate on the basis provided for in the definition of “Term SOFR” or “SOFR Average”, as applicable; or

(ii)            at any time following the Closing Date, (x) that such Lenders shall incur or suffer any increased costs or reductions attributable to Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of Excluded Taxes, (C) Connection Income Taxes and (D) Other Taxes) because of any Change in Law or (y) that any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by any Lender for any SOFR Loan; or

(iii)           at any time, that the making or continuance of any SOFR Loan has become unlawful by compliance by such Lenders in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful);

(such Loans, “Impacted Loans”), then, and in any such event, such Required Revolving Credit Lenders (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, SOFR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion or Continuation given by the Borrower with respect to SOFR Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lenders, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Required Revolving Credit Lenders in their reasonable discretion shall determine) as shall be required to compensate such Lenders for such actual increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lenders, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lenders shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto), and (z) in the case of subclause (iii) above, the Borrower shall take one of the actions specified in subclause (x) or (y), as applicable, of Section 2.10(b) promptly and, in any event, within the time period required by law.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in Section 2.10(a)(i)(x), the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (x) of the first sentence of the immediately preceding paragraph, (2) the Administrative Agent or the affected Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

(b)           At any time that any SOFR Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if a Notice of Borrowing or Notice of Conversion or Continuation with respect to the affected Loan has been submitted pursuant to Section 2.3 or Section 2.6 but the affected Loan has not been funded or continued, cancel such requested Borrowing by giving the Administrative Agent written notice thereof on the same date that the Borrower was notified by Lenders pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such Loan into an ABR Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c)           If, after the Closing Date, any Change in Law relating to capital adequacy or liquidity of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy or liquidity occurring after the Closing Date, has or would have the effect of reducing the actual rate of return on such Lender’s or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Affiliate could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy or liquidity), then from time to time, promptly after written demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such actual additional amount or amounts as will compensate such Lender or its parent for such actual reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any law, rule or regulation as in effect on the Closing Date or to the extent such Lender is not imposing such charges on, or requesting such compensation from, borrowers (similarly situated to the Parent Borrower hereunder) under comparable syndicated credit facilities similar to the Credit Facilities. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) promptly following receipt of such notice.

(d)	[reserved].

2.11	[Reserved].

2.12         Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.10(a)(ii), 2.10(a)(iii), 2.10(b), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or other material economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10, 3.5 or 5.4.

2.13         Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Sections 2.10 or 3.5 is given by any Lender more than 120 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Sections 2.10 or 3.5, as the case may be, for any such amounts incurred or accruing prior to the 121st day prior to the giving of such notice to the Borrower.

2.14         Extension of Revolving Credit Commitments.

(a)	[Reserved].

(b)	[Reserved].

(c)	[Reserved].

(d)	[Reserved].

(e)	[Reserved].

(f)            Each Joinder Agreement may, without the consent of any other Lenders, effect technical and corresponding amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provision of this Section 2.14.

(g)           (i) Solely in accordance with Section 2.14(g)(iv) below, Parent Borrower may at any time request that all or a portion of the Revolving Credit Commitments of any Class existing at the time of such request (each, an “Existing Revolving Credit Commitment” and any related revolving credit loans thereunder, “Existing Revolving Credit Loans”; each Existing Revolving Credit Commitment and related Existing Revolving Credit Loans together being referred to as an “Existing Revolving Credit Class”) be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Loans related to such Existing Revolving Credit Commitments (any such request, an “Extension Request”, any such Existing Revolving Credit Commitments which have been so extended, “Extended Revolving Credit Commitments” and any related Loans, “Extended Revolving Credit Loans”) and to provide for other terms consistent with this Section 2.14(g)(i). In order to establish any Extended Revolving Credit Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Revolving Credit Commitments which such request shall be offered equally to all such Lenders); provided that the scheduled final maturity date shall be extended as set forth in Section 2.14(g)(v) and the Borrower shall have made payments to each such Extending Lender as set forth in Section 2.14(g)(v)(B). Notwithstanding anything to the contrary in this Section 2.14 or otherwise, (1) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of Loans with respect to any Original Revolving Credit Commitments shall be made on a pro rata basis with all other Original Revolving Credit Commitments and (2) no Extended Revolving Credit Commitments may be optionally permanently prepaid and terminated prior to the date on which the applicable Existing Revolving Credit Commitments from which they were converted (the “Specified Existing Revolving Credit Commitments”) is permanently repaid in full and terminated, except in accordance with the last sentence of Section 5.1. No Lender shall have any obligation to agree to have any of its Revolving Credit Loans or Revolving Credit Commitments of any Existing Revolving Credit Class converted into Extended Revolving Credit Loans or Extended Revolving Credit Commitments pursuant to any Extension Request. Any Extended Revolving Credit Commitments of any Extension Series shall constitute a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitments and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date).

(i)             Any Lender (an “Extending Lender”) wishing to have all or a portion of its Revolving Credit Commitments or Extended Revolving Credit Commitment of the Existing Revolving Credit Class or Existing Revolving Credit Classes subject to such Extension Request converted into Extended Revolving Credit Commitments shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Revolving Credit Commitments or Extended Revolving Credit Commitment of the Existing Revolving Credit Class or Existing Revolving Credit Classes subject to such Extension Request that it has elected to convert into Extended Revolving Credit Commitments, as applicable. In the event that the aggregate amount of Revolving Credit Commitments or Extended Revolving Credit Commitment of the Existing Revolving Credit Class or Existing Revolving Credit Classes subject to Extension Elections exceeds the amount of Extended Revolving Credit Commitments requested pursuant to the Extension Request, Revolving Credit Commitments or Extended Revolving Credit Commitments of the Existing Revolving Credit Class or Existing Revolving Credit Classes subject to Extension Elections shall be converted to Extended Revolving Credit Commitments on a pro rata basis based on the amount of Revolving Credit Commitments or Extended Revolving Credit Commitment included in each such Extension Election. Notwithstanding the conversion of any Original Revolving Credit Commitment into an Extended Revolving Credit Commitment, such Extended Revolving Credit Commitment shall be treated identically to all other Original Revolving Credit Commitments for purposes of the obligations of a Revolving Credit Lender in respect of Letters of Credit under Section 3, except that the applicable Extension Amendment may provide that the L/C Facility Maturity Date may be extended and the related obligations to issue Letters of Credit may be continued so long as the Letter of Credit Issuers, as applicable, have consented to such extensions in their sole discretion (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(ii)            Extended Revolving Credit Commitments shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement executed by the Credit Parties, the Administrative Agent and the Extending Lenders. No Extension Amendment shall provide for any tranche of Extended Revolving Credit Commitments in an aggregate principal amount that is less than $5,000,000.

(iii)           Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Revolving Credit Class is converted to extend the related scheduled maturity date(s) in accordance with clause (i) above (an “Extension Date”), in the case of the Specified Existing Revolving Credit Commitments of each Extending Lender, the aggregate principal amount of such Specified Existing Revolving Credit Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Revolving Credit Commitments so converted by such Lender on such date, and such Extended Revolving Credit Commitments shall be established as a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitments and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date) and (B) if, on any Extension Date, any Loans of any Extending Lender are outstanding under the applicable Specified Existing Revolving Credit Commitments, such Loans (and any related participations) shall be deemed to be allocated as Extended Revolving Credit Loans (and related participations) and Existing Revolving Credit Loans (and related participations) in the same proportion as such Extending Lender’s Specified Existing Revolving Credit Commitments to Extended Revolving Credit Commitments.

(iv)          The occurrence of any extension of Original Revolving Credit Commitments to extend the scheduled maturity date of such Original Revolving Credit Commitments shall be to the date that is the one (1) year anniversary of the Revolving Credit Maturity Date (in effect as of the Closing Date), and the effectiveness of any Extension Election by any Extending Lender in respect of such extension, shall be subject to the satisfaction of the following conditions as of the applicable Extension Date:

(A)           no Event of Default shall have occurred and be continuing as of such Extension Date; and

(B)           the Borrower shall have made, upon or promptly following such date, to each such Extending Lender, a fee equal to 0.25% of the aggregate amount of such Lender’s Original Revolving Credit Commitments which is extended as of such Extension Date.

(v)          The Administrative Agent and the Lenders hereby consent to the consummation of the transactions contemplated by this Section 2.14 (including, for the avoidance of doubt, payment of any interest, fees, or premium in respect of any Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Amendment) and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment or amendment section) or any other Credit Document that may otherwise prohibit or restrict any such extension or any other transaction contemplated by this Section 2.14.

2.15	[Reserved].

2.16	Defaulting Lenders.

(a)           Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Requirements of Law:

(i)            Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 13.1.

(ii)           Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.8 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to such Letter of Credit Issuer hereunder; third, to Cash Collateralize such Letter of Credit Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 3.8; fourth, as the Parent Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Parent Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize such Letter of Credit Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 3.8; sixth, to the payment of any amounts owing to the Borrower, the Lenders or the Letter of Credit Issuers as a result of any judgment of a court of competent jurisdiction obtained by the Borrower, any Lender or any Letter of Credit Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, and L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)	Certain Fees.

(A)          No Defaulting Lender shall be entitled to receive any fee payable under Section 4 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)           Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its applicable percentage of the Stated Amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 3.8.

(C)           With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to such Letter of Credit Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Letter of Credit’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)          Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 13.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b)           Defaulting Lender Cure. If the Parent Borrower, the Administrative Agent and the Letter of Credit Issuers agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Revolving Credit Commitment Percentages (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Parent Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.17         Alternate Rate of Interest.

(a)           Subject to Section 2.18, if prior to the commencement of any Interest Period for a Term SOFR Borrowing or SOFR Average Borrowing, the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining Term SOFR or SOFR Average, as applicable, for such Interest Period, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in dollars on such day or, at the Borrower’s election prior to such day, be prepaid by the Borrower on such day (it being understood and agreed that if the Borrower does not so prepay such Loan on such day by 12:00 p.m. (New York City time) the Administrative Agent is authorized to effect such conversion of such Loan into an ABR Loan), and, upon the Borrower’s receipt of notice from the Administrative Agent that the circumstances giving rise to the aforementioned notice no longer exist, such ABR Loan shall then be converted by the Administrative Agent to, and shall constitute, a SOFR Loan on the day of such notice being given to the Borrower by the Administrative Agent.

(b)	[Reserved].

2.18         Benchmark Replacement Setting.

(a)	Benchmark Replacement.

(i)            Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders and the Parent Borrower without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii)           No Hedge Agreement shall be deemed to be a “Credit Document” for purposes of this Section 2.18.

(b)           Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right, subject to the consent of the Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document (other than as provided in the definition of Conforming Changes).

(c)           Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly (and in any event within five (5) Business Days) notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement and (iii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.18(d). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, the Borrower or any Lender (or group of Lenders) pursuant to this Section 2.18, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.18.

(d)           Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)           Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Loans determined in the applicable Benchmark to be made, converted or continued during any Benchmark Unavailability Period and, failing that, (i) the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans and (ii) any outstanding affected Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

(f)	[Reserved].

(g)           Notwithstanding anything herein or in any other Credit Document to the contrary, the Administrative Agent and the Parent Borrower shall cooperate in good faith and use commercially reasonable efforts to satisfy any applicable requirements under proposed or final U.S. Treasury Regulations or other Internal Revenue Service guidance such that the use of an alternative rate of interest pursuant to this Section 2.17 shall not result in a deemed exchange of any Indebtedness hereunder under Section 1001 of the Code.

Section 3.               Letters of Credit.

3.1           Letters of Credit.

(a)           Subject to and upon the terms and conditions herein set forth, at any time and from time to time after the Closing Date and prior to the L/C Facility Maturity Date, each Letter of Credit Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 3, to issue from time to time from the Closing Date through the L/C Facility Maturity Date for the account of the Parent Borrower (or, so long as the Parent Borrower is the primary obligor and a signatory to the Letter of Credit Request or remains the primary obligor for any reimbursement obligations pursuant to Section 3.4 hereof, for the account of any Subsidiary) standby letters of credit (the “Letters of Credit” and each, a “Letter of Credit”), which Letters of Credit shall not exceed any Letter of Credit Issuer’s Letter of Credit Commitment unless consented to by such Letter of Credit Issuer and in the aggregate shall not exceed the L/C Sublimit, in such form as may be approved by each Letter of Credit Issuer in its reasonable discretion.

(b)           Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letters of Credit Outstanding at such time, would exceed the L/C Sublimit then in effect (or with respect to any Letter of Credit Issuer, exceed such Letter of Credit Issuer’s Letter of Credit Commitment; provided that if the Parent Borrower determines that, in connection with any actual or anticipated L/C Borrowing, less than the full amount of the L/C Sublimit would be available to the Parent Borrower as a result of the application of this clause (i), then the Letter of Credit Commitments of each Letter of Credit Issuer shall be reallocated as elected by the Borrower in consultation with each Letter of Credit Issuer and with the consent of any such Letter of Credit Issuer which has its Letter of Credit Commitment increased as a result of such reallocation (and the Parent Borrower and the Letter of Credit Issuers agree to take such actions as among themselves to accommodate any such reallocation)); (ii) no Letter of Credit shall be issued the Stated Amount of which would cause the aggregate amount of the Lenders’ Revolving Credit Exposures at the time of the issuance thereof to exceed the Total Revolving Credit Commitment then in effect; (iii) each Letter of Credit shall have an expiration date occurring no earlier than one year after the date of issuance thereof (except as set forth in Section 3.2(d)), provided that in no event shall such expiration date occur later than the L/C Facility Maturity Date, in each case, unless otherwise agreed upon by the Administrative Agent, such Letter of Credit Issuer and, unless such Letter of Credit has been Cash Collateralized or backstopped (in the case of a backstop only, on terms reasonably satisfactory to such Letter of Credit Issuer), the Revolving Credit Lenders; (iv) the Letter of Credit shall be denominated in Dollars; (v) no Letter of Credit shall be issued if it would be illegal under any applicable law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor; and (vi) no Letter of Credit shall be issued by any Letter of Credit Issuer after it has received a written notice from any Credit Party or the Administrative Agent or the Required Revolving Credit Lenders stating that a Default or Event of Default has occurred and is continuing until such time as such Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1.

(c)           Upon at least two Business Days’ prior written notice to the Administrative Agent and each Letter of Credit Issuer (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Parent Borrower shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Commitments in whole or in part; provided that, after giving effect to such termination or reduction, the Letters of Credit Outstanding shall not exceed the L/C Sublimit (or with respect to any Letter of Credit Issuer, the Letters of Credit outstanding with respect to Letters of Credit issued by such Letter of Credit Issuer shall not exceed such Letter of Credit Issuer’s Letter of Credit Commitment).

(d)	No Letter of Credit Issuer shall be under any obligation to issue any Letter of Credit if:

(i)             any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms enjoin or restrain any Letter of Credit Issuer from issuing such Letter of Credit, or any law applicable to such Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Letter of Credit Issuer shall prohibit, or request that such Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (in each case, for which such Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Letter of Credit Issuer in good faith deems material to it;

(ii)           the issuance of such Letter of Credit would violate one or more policies of such Letter of Credit Issuer applicable to letters of credit generally;

(iii)          except as otherwise agreed by any Letter of Credit Issuer, such Letter of Credit is in an initial Stated Amount less than $10,000;provided that any Letter of Credit Issuer shall only be required to issue standby Letters of Credit denominated in Dollars unless it otherwise agrees;

(iv)	such Letter of Credit is denominated in a currency other than Dollars;

(v)           such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder; or

(vi)          a default of any Revolving Credit Lender’s obligations to fund under Section 3.3 exists or any Revolving Credit Lender is at such time a Defaulting Lender hereunder, unless, in each case, the Parent Borrower have entered into arrangements reasonably satisfactory to such Letter of Credit Issuer to eliminate such Letter of Credit Issuer’s risk with respect to such Revolving Credit Lender or such risk has been reallocated in accordance with Section 2.16.

(e)           No Letter of Credit Issuer shall increase the Stated Amount of any Letter of Credit if such Letter of Credit Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(f)            No Letter of Credit Issuer shall be under any obligation to issue an amendment to any Letter of Credit if such Letter of Credit Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof.

(g)           Any Letter of Credit Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith and such Letter of Credit Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Section 12 with respect to any acts taken or omissions suffered by any Letter of Credit Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 12 included any Letter of Credit Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to any Letter of Credit Issuer.

3.2           Letter of Credit Requests.

(a)           Whenever the Parent Borrower desires that a Letter of Credit be issued or amended, the Parent Borrower shall give the Administrative Agent and the Letter of Credit Issuers a Letter of Credit Request by no later than 1:00 p.m. (New York City time) at least three (3) Business Days (or such other period as may be agreed upon by the Parent Borrower, the Administrative Agent and each Letter of Credit Issuer) prior to the proposed date of issuance or amendment. Each Letter of Credit Request shall be executed by the Parent Borrower. Such Letter of Credit Request may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the applicable Letter of Credit Issuer, by personal delivery or by any other means acceptable to the applicable Letter of Credit Issuer.

(b)           In the case of a request for the issuance of a Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the Letter of Credit Issuers: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the identity of the applicant; and (C) such other matters as the applicable Letter of Credit Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the applicable Letter of Credit Issuer (I) the Letter of Credit to be amended; (II) the proposed date of issuance (which shall be a Business Day); (III) the nature of the proposed amendment; and (IV) such other matters as the applicable Letter of Credit Issuer may reasonably require. Additionally, the Parent Borrower shall furnish to such Letter of Credit Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such Letter of Credit Issuer or the Administrative Agent may reasonably require.

(c)           Unless the Letter of Credit Issuers have received written notice from any Revolving Credit Lender, the Administrative Agent or any Credit Party, at least one Business Day prior to the requested date of issuance or amendment of the Letter of Credit, that one or more applicable conditions contained in Sections 6 (solely with respect to any Letter of Credit issued on the Closing Date) and 7 shall not then be satisfied to the extent required thereby, then, subject to the terms and conditions hereof, the applicable Letter of Credit Issuer shall, on the requested date, issue a Letter of Credit for the account of the Parent Borrower (or, so long as the Parent Borrower is the primary obligor, for the account of a Subsidiary) or issue the applicable amendment, as the case may be, in each case in accordance with each such Letter of Credit Issuer’s usual and customary business practices.

(d)           If the Parent Borrower so requests in any Letter of Credit Request, the applicable Letter of Credit Issuer shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Letter of Credit Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof and the Parent Borrower not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by such Letter of Credit Issuer, the Parent Borrower shall not be required to make a specific request to such Letter of Credit Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Letter of Credit Issuers to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Facility Maturity Date, unless otherwise agreed upon by the Administrative Agent and such Letter of Credit Issuer; provided, however, that no Letter of Credit Issuer shall permit any such extension if (A) such Letter of Credit Issuer has reasonably determined that it would not be permitted, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (b) of Section 3.1 or otherwise), or (B) it has received written notice on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Lender or the Parent Borrower that one or more of the applicable conditions specified in Sections 6 and 7 are not then satisfied, and in each such case directing such Letter of Credit Issuer not to permit such extension.

(e)           Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Letter of Credit Issuer will also deliver to the Parent Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. On the first Business Day of each month, each Letter of Credit Issuer shall provide the Administrative Agent a list of all Letters of Credit issued by it that are outstanding at such time.

(f)           The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Parent Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).

3.3           Letter of Credit Participations.

(a)           Immediately upon the issuance by any Letter of Credit Issuer of any Letter of Credit, such Letter of Credit Issuer shall be deemed to have sold and transferred to each Revolving Credit Lender (each such Revolving Credit Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Revolving Credit Commitment Percentage in each Letter of Credit, each substitute therefor, each drawing made thereunder and the obligations of the Parent Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto; provided that the Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the L/C Participants as provided in Section 4.1(b) and the L/C Participants shall have no right to receive any portion of any Fronting Fees.

(b)           In determining whether to pay under any Letter of Credit, the relevant Letter of Credit Issuer shall have no obligation relative to the L/C Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the relevant Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct as determined in the final non-appealable judgment of a court of competent jurisdiction, shall not create for the Letter of Credit Issuers any resulting liability.

(c)           In the event that any Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Parent Borrower shall not have repaid such amount in full to the respective Letter of Credit Issuer through the Administrative Agent pursuant to Section 3.4(a), the Administrative Agent shall promptly notify each L/C Participant of such failure, and each L/C Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Letter of Credit Issuer, the amount of such L/C Participant’s Revolving Credit Commitment Percentage of such unreimbursed payment in Dollars and in immediately available funds. If and to the extent such L/C Participant shall not have so made its Revolving Credit Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of such Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent for the account of such Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Letter of Credit Issuer at a rate per annum equal to the Overnight Rate from time to time then in effect, plus any administrative, processing or similar fees that are reasonably and customarily charged by such Letter of Credit Issuer in connection with the foregoing. The failure of any L/C Participant to make available to the Administrative Agent for the account of any Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Revolving Credit Commitment Percentage of any such payment.

(d)           Whenever the Administrative Agent receives a payment in respect of an unpaid Reimbursement Obligation as to which the Administrative Agent has received for the account of any Letter of Credit Issuer any payments from the L/C Participants pursuant to clause (c) above, the Administrative Agent shall promptly pay to each L/C Participant that has paid its Revolving Credit Commitment Percentage of such Reimbursement Obligation, in Dollars and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the amount so paid in respect of such Reimbursement Obligation and interest thereon accruing after the purchase of the respective L/C Participations at the Overnight Rate.

(e)           The obligations of the L/C Participants to make payments to the Administrative Agent for the account of each Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances.

(f)            If any payment received by the Administrative Agent for the account of any Letter of Credit Issuer pursuant to Section 3.3(c) is required to be returned, each Lender shall pay to the Administrative Agent for the account of such Letter of Credit Issuer its Revolving Credit Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

3.4           Agreement to Repay Letter of Credit Drawings.

(a)           The Parent Borrower hereby agrees to reimburse the Letter of Credit Issuers, by making payment with respect to any drawing under any Letter of Credit in the same currency in which such drawing was made. Any such reimbursement shall be made by the Parent Borrower to the Administrative Agent in immediately available funds for any payment or disbursement made by any Letter of Credit Issuer under any Letter of Credit (each such amount so paid until reimbursed, an “Unpaid Drawing”) no later than the date that is one Business Day after the date on which the Parent Borrower receives written notice of such payment or disbursement (the “Reimbursement Date”), with interest on the amount so paid or disbursed by such Letter of Credit Issuer, to the extent not reimbursed prior to 5:00 p.m. (New York City time) on the Reimbursement Date, from the Reimbursement Date to the date such Letter of Credit Issuer is reimbursed therefor at a rate per annum that shall at all times be (i) with respect to a Letter of Credit denominated in Dollars, the Applicable Margin for ABR Loans that are Revolving Credit Loans plus the ABR as in effect from time to time and (ii) [reserved], provided that, notwithstanding anything contained in this Agreement to the contrary, (i) unless the Parent Borrower shall have notified the Administrative Agent and the relevant Letter of Credit Issuer prior to 12:00 noon (New York City time) on the Reimbursement Date that the Parent Borrower intends to reimburse the relevant Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, the Parent Borrower shall be deemed to have given a Notice of Borrowing requesting that, with respect to Letters of Credit, the Revolving Credit Lenders make Revolving Credit Loans (which shall be denominated in Dollars and which shall be ABR Loans) on the Reimbursement Date in the amount of such drawing and (ii) the Administrative Agent shall promptly notify each L/C Participant of such drawing and the amount of its Revolving Credit Loan to be made in respect thereof, and each L/C Participant shall be irrevocably obligated to make a Revolving Credit Loan to the Parent Borrower in Dollars in the manner deemed to have been requested in the amount of its Revolving Credit Commitment Percentage of the applicable Unpaid Drawing by 2:00 p.m. (New York City time) on such Reimbursement Date by making the amount of such Revolving Credit Loan available to the Administrative Agent. Such Revolving Credit Loans shall be made without regard to the Minimum Borrowing Amount. The Administrative Agent shall use the proceeds of such Revolving Credit Loans solely for purpose of reimbursing any Letter of Credit Issuer for the related Unpaid Drawing. In the event that the Parent Borrower fails to Cash Collateralize any Letter of Credit that is outstanding on the L/C Facility Maturity Date, the full amount of the Letters of Credit Outstanding in respect of such Letter of Credit shall be deemed to be an Unpaid Drawing subject to the provisions of this Section 3.4 except that such Letter of Credit Issuer shall hold the proceeds received from the L/C Participants as contemplated above as cash collateral for such Letter of Credit to reimburse any Unpaid Drawing under such Letter of Credit and shall use such proceeds first, to reimburse itself for any Unpaid Drawings made in respect of such Letter of Credit following the L/C Facility Maturity Date, second, to the extent such Letter of Credit expires undrawn, or is returned for cancellation while any such cash collateral remains, to the repayment of obligations in respect of any Revolving Credit Loans that have not been paid at such time and third, to the Parent Borrower or as otherwise directed by a court of competent jurisdiction. Nothing in this Section 3.4(a) shall affect the Parent Borrower’s obligation to repay all outstanding Revolving Credit Loans when due in accordance with the terms of this Agreement.

(b)           The obligation of the Parent Borrower to reimburse the Letter of Credit Issuers for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii)           the existence of any claim, set-off, defense or other right that the Parent Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Parent Borrower and the beneficiary named in any such Letter of Credit);

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          waiver by any Letter of Credit Issuer of any requirement that exists for such Letter of Credit Issuer’s protection and not the protection of the Parent Borrower (or Subsidiary) or any waiver by such Letter of Credit Issuer which does not in fact materially prejudice the Parent Borrower (or Subsidiary);

(v)           any payment made by any Letter of Credit Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vi)          any payment by any Letter of Credit Issuer under such Letter of Credit against presentation of documents that does not strictly comply with the terms of such Letter of Credit; or any payment made by any Letter of Credit Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under the Bankruptcy Code;

(vii)         honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(viii)        any adverse change in any relevant exchange rates or in the relevant currency markets generally; or

(ix)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Parent Borrower (or Subsidiary) (other than the defense of payment or performance).

(c)           The Parent Borrower shall not be obligated to reimburse any Letter of Credit Issuer for any wrongful payment made by any Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of any Letter of Credit Issuer as determined in the final non-appealable judgment of a court of competent jurisdiction.

3.5           Increased Costs. If after the Closing Date, the adoption of any applicable law, treaty, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by any Letter of Credit Issuer or any L/C Participant with any request or directive made or adopted after the Closing Date (whether or not having the force of law), by any such authority, central bank or comparable agency shall either (x) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Letter of Credit Issuer, or any L/C Participant’s L/C Participation therein, or (y) impose on any Letter of Credit Issuer or any L/C Participant any other conditions or costs affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the actual cost to such Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the actual amount of any sum received or receivable by such Letter of Credit Issuer or such L/C Participant hereunder (including any increased costs or reductions attributable to Taxes, other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of Excluded Taxes, (C) Connection Income Taxes and (D) Other Taxes) in respect of Letters of Credit or L/C Participations therein, then, promptly after receipt of written demand to the Parent Borrower by such Letter of Credit Issuer or such L/C Participant, as the case may be (a copy of which notice shall be sent by such Letter of Credit Issuer or such L/C Participant to the Administrative Agent (with respect to a Letter of Credit issued on account of the Parent Borrower (or Subsidiary))), the Parent Borrower shall pay to such Letter of Credit Issuer or such L/C Participant such actual additional amount or amounts as will compensate such Letter of Credit Issuer or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that no Letter of Credit Issuer or L/C Participant shall be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the Closing Date. A certificate submitted to the Parent Borrower by the relevant Letter of Credit Issuer or an L/C Participant, as the case may be (a copy of which certificate shall be sent by such Letter of Credit Issuer or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such actual additional amount or amounts necessary to compensate such Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on the Parent Borrower absent clearly demonstrable error. The obligations of the Parent Borrower under this Section 3.5 shall survive the payment in full of the Obligations and the termination of this Agreement.

3.6           New or Successor Letter of Credit Issuer.

(a)           Any Letter of Credit Issuer may resign as a Letter of Credit Issuer upon 60 days’ prior written notice to the Administrative Agent, the Lenders and the Parent Borrower. The Parent Borrower may replace any Letter of Credit Issuer for any reason upon written notice to the Administrative Agent and such Letter of Credit Issuer. The Parent Borrower may add Letter of Credit Issuers at any time upon notice to the Administrative Agent. If a Letter of Credit Issuer shall resign or be replaced, or if the Parent Borrower shall decide to add a new Letter of Credit Issuer under this Agreement, then the Parent Borrower may appoint from among the Lenders a successor issuer of Letters of Credit or a new Letter of Credit Issuer, as the case may be, or, with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), another successor or new issuer of Letters of Credit, whereupon such successor issuer accepting such appointment shall succeed to the rights, powers and duties of the replaced or resigning Letter of Credit Issuer under this Agreement and the other Credit Documents, or such new issuer of Letters of Credit accepting such appointment shall be granted the rights, powers and duties of the Letter of Credit Issuers hereunder, and the term Letter of Credit Issuers shall mean such successor or such new issuer of Letters of Credit effective upon such appointment. At the time such resignation or replacement shall become effective, the Parent Borrower shall pay to the resigning or replaced Letter of Credit Issuer all accrued and unpaid fees applicable to the Letters of Credit pursuant to Sections 4.1(b) and 4.1(d). The acceptance of any appointment as a Letter of Credit Issuer hereunder whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form reasonably satisfactory to the Parent Borrower and the Administrative Agent and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become a Letter of Credit Issuer hereunder. After the resignation or replacement of a Letter of Credit Issuer hereunder, the resigning or replaced Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of the Letter of Credit Issuers under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Parent Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Letter of Credit Issuer replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Parent Borrower shall cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Letter of Credit Issuer, to issue “back-stop” Letters of Credit naming the resigning or replaced Letter of Credit Issuer as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Letter of Credit Issuer, which new Letters of Credit shall be denominated in the same currency as, and shall have an amount equal to, the Letters of Credit being back-stopped and the sole requirement for drawing on such new Letters of Credit shall be presentation of a statement either that there has been a drawing on the corresponding back-stopped Letters of Credit or that the back-stopping Letter of Credit will expire within thirty (30) days or less and back-stopped Letters of Credit are still outstanding. After any resigning or replaced Letter of Credit Issuer’s resignation or replacement as Letter of Credit Issuer, the provisions of this Agreement relating to the Letter of Credit Issuers shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was a Letter of Credit Issuer under this Agreement or (B) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.

(b)           To the extent there are, at the time of any resignation or replacement as set forth in clause (a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including, without limitation, any obligations related to the payment of Fees or the reimbursement or funding of amounts drawn), except that the Parent Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (a) above.

3.7           Role of Letter of Credit Issuer. Each Lender and the Parent Borrower agree that, in paying any drawing under a Letter of Credit, no Letter of Credit Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuers, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of any Letter of Credit Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Revolving Credit Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in the final non-appealable judgment of a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Parent Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Parent Borrower’s pursuit of such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuers, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of the Letter of Credit Issuers shall be liable or responsible for any of the matters described in Section 3.3(b); provided that anything in such Section to the contrary notwithstanding, the Parent Borrower may have a claim against a Letter of Credit Issuer, and a Letter of Credit Issuer may be liable to the Parent Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Parent Borrower which the Parent Borrower prove were caused by such Letter of Credit Issuer’s willful misconduct or gross negligence or such Letter of Credit Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of documents strictly complying with the terms and conditions of a Letter of Credit in each case as determined in the final non- appealable judgment of a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, any Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Letter of Credit Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

Any Letter of Credit Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

3.8           Cash Collateral.

(a)           Certain Credit Support Events. Upon the written request of the Administrative Agent or any Letter of Credit Issuer, if (1) as of the L/C Facility Maturity Date, any L/C Obligation for any reason remains outstanding or (2) the Parent Borrower shall be required to provide Cash Collateral pursuant to Section 11.12, the Parent Borrower shall immediately (in the case of clause (2) above) or within one Business Day (in all other cases) following any written request by the Administrative Agent or any Letter of Credit Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (3) above, after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)           Grant of Security Interest. The Parent Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to (and subject to the control of) the Administrative Agent, for the benefit of the Administrative Agent, any Letter of Credit Issuer and the Revolving Credit Lenders, and agree to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein as described in Section 3.8(a), and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 3.8(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or any Letter of Credit Issuer as herein provided, other than Permitted Liens, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount (including, without limitation, as a result of exchange rate fluctuations), the Parent Borrower will, promptly upon written demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. Cash Collateral shall be maintained in blocked, interest bearing deposit accounts with the Administrative Agent. The Parent Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)            Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 3.8 or Sections 2.16, 5.2, or 11.12 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)           Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 13.6(b)(ii)) or there is no longer existing an Event of Default) or (ii) the determination by the Administrative Agent and any Letter of Credit Issuer that there exists excess Cash Collateral.

3.9           Applicability of ISP and UCP. Unless otherwise expressly agreed by any Letter of Credit Issuer and the Parent Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall be stated therein to apply to each standby Letter of Credit. Notwithstanding the foregoing, no Letter of Credit Issuer shall be responsible to the Parent Borrower for, and no Letter of Credit Issuer’s rights and remedies against the Parent Borrower shall be impaired by, any action or inaction of any Letter of Credit Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the applicable law or any order of a jurisdiction where such Letter of Credit Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

3.10         Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control and any grant of security interest in any Issuer Documents shall be void.

3.11         Letter of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Parent Borrower shall be obligated to reimburse the Letter of Credit Issuers hereunder for any and all drawings under such Letter of Credit. The Parent Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any Subsidiaries inures to the benefit of the Parent Borrower and that the Parent Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

3.12         Provisions Related to Extended Revolving Credit Commitments. If the Letter of Credit Sublimit Expiration Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if consented to by the Letter of Credit Issuer which issued such Letter of Credit, if one or more other tranches of Revolving Credit Commitments in respect of which the Letter of Credit Sublimit Expiration Date shall not have so occurred are then in effect, such Letters of Credit for which consent has been obtained shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Sections 3.3 and 3.4) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Parent Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 3.8. Upon the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Letters of Credit may be reduced as agreed between the Letter of Credit Issuers and the Parent Borrower, without the consent of any other Person.

Section 4.               Fees.

4.1           Fees.

(a)           Without duplication, the Parent Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Revolving Credit Lender (in each case pro rata according to the respective Revolving Credit Commitments of all such Lenders), a commitment fee (the “Commitment Fee”) for each day from the Closing Date to the Revolving Credit Termination Date. Each Commitment Fee shall be payable (x) quarterly in arrears on the last Business Day of each fiscal quarter of the Parent Borrower (for the quarterly period (or portion thereof) ended on such day for which no payment has been received) and (y) on the Revolving Credit Termination Date (for the period ended on such date for which no payment has been received pursuant to clause (x) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the Available Commitment in effect on such day.

(b)           Without duplication, the Parent Borrower agrees to pay to the Administrative Agent in Dollars for the account of the Revolving Credit Lenders pro rata on the basis of their respective Letter of Credit Exposures, a fee in respect of each Letter of Credit issued on the Parent Borrower’s or any of its Subsidiaries’ behalf (the “Letter of Credit Fee”), for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit equal to a rate of (i) ~~4.25~~3.00% per annum for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit, computed on the average daily Stated Amount of such Letter of Credit less (ii) the Fronting Fee set forth in clause (d) below. Except as provided below, such Letter of Credit Fees shall be due and payable (x) quarterly in arrears on the last Business Day of each fiscal quarter of the Parent Borrower and (y)  on the date upon which the Total Revolving Credit Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.

(c)           Without duplication, the Parent Borrower agrees to pay to the Administrative Agent in Dollars, for its own account, administrative agent fees as have been previously agreed in writing or as may be agreed in writing from time to time.

(d)           Without duplication, the Borrower agrees to pay to each Letter of Credit Issuer a fee in Dollars in respect of each Letter of Credit issued by it to the Borrower (the “Fronting Fee”) for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit, computed at the rate for each day equal to 0.25% per annum on the average daily Stated Amount of such Letter of Credit (or at such other rate per annum as agreed in writing between the Parent Borrower and any Letter of Credit Issuer). Such Fronting Fees shall be due and payable (x) quarterly in arrears on the last Business Day of each fiscal quarter of the Parent Borrower and (y) on the date upon which the Total Revolving Credit Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.

(e)           Without duplication, the Borrower agrees to pay directly to the Letter of Credit Issuers in Dollars upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by any Letter of Credit Issuer such amount as shall at the time of such issuance of, drawing under, and/or amendment be the processing charge that such Letter of Credit Issuer is customarily charging for issuances of, drawings under or amendments of, letters of credit issued by it.

(f)            Notwithstanding the foregoing, no Borrower shall be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 4.1.

4.2           Voluntary Reduction of Revolving Credit Commitments. Upon at least two Business Days’ prior written notice to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Parent Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Revolving Credit Commitments of any Class in whole or in part; provided that (a) any such reduction shall apply proportionately and permanently to reduce the Revolving Credit Commitment of each of the Lenders of any applicable Class, except that (i) notwithstanding the foregoing, in connection with the establishment on any date of any Extended Revolving Credit Commitments pursuant to Section 2.14(g), the Revolving Credit Commitments of any one or more Lenders providing any such Extended Revolving Credit Commitments on such date shall be reduced in an amount equal to the amount of Revolving Credit Commitments so extended on such date (provided that (x) after giving effect to any such reduction and to the repayment of any Revolving Credit Loans made on such date, the Revolving Credit Exposure of any such Lender does not exceed the Revolving Credit Commitment thereof and (y) for the avoidance of doubt, any such repayment of Revolving Credit Loans contemplated by the preceding clause shall be made in compliance with the requirements of Section 5.3(a) with respect to the ratable allocation of payments hereunder, with such allocation being determined after giving effect to any conversion pursuant to Section 2.14(g) of Revolving Credit Commitments and Revolving Credit Loans into Extended Revolving Credit Commitments and Extended Revolving Credit Loans pursuant to Section 2.14(g) prior to any reduction being made to the Revolving Credit Commitment of any other Lender) and (ii) the Parent Borrower may at its election permanently reduce the Revolving Credit Commitment of a Defaulting Lender to $0 without affecting the Revolving Credit Commitments of any other Lender, (b) any partial reduction pursuant to this Section 4.2 (other than any reduction pursuant to the foregoing clause (a)(ii)) shall be in the amount of at least $5,000,000, and (c) after giving effect to such termination or reduction and to any prepayments of the Loans made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ Revolving Credit Exposures shall not exceed the Total Revolving Credit Commitment and the aggregate amount of the Lenders’ Revolving Credit Exposures in respect of any Class shall not exceed the aggregate Revolving Credit Commitment of such Class.

4.3           Mandatory Termination. The Revolving Credit Commitment shall terminate at 5:00 p.m. (New York City time) on the Revolving Credit Maturity Date.

Section 5.               Payments.

5.1           Voluntary Prepayments. The Borrower shall have the right to prepay Loans, without premium or penalty, in whole or in part from time to time on the following terms and conditions: (1) the Parent Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice of its intent to make such prepayment, the amount of such prepayment and (in the case of SOFR Loans,) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Parent Borrower no later than 12:00 noon (New York City time) (i) in the case of SOFR Loans, three Business Days prior to and, (ii) in the case of ABR Loans, one Business Day prior to, the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders; and (2) each partial prepayment of (i) any Borrowing of SOFR Loans shall be in a minimum amount of $5,000,000 and in multiples of $1,000,000 in excess thereof and (ii) any ABR Loans shall be in a minimum amount of $1,000,000 and in multiples of $100,000 in excess thereof, provided that no partial prepayment of SOFR Loans made pursuant to a single Borrowing shall reduce the outstanding SOFR Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount for such Loans. At the Parent Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Revolving Credit Loan of a Defaulting Lender.

5.2           Mandatory Prepayments. The Borrower shall be required to prepay the Revolving Credit Loans as follows:

(a)           Excess Cash Flow Prepayment. Not later than ten Business Days after the date on which financial statements are required to be delivered pursuant to Section 9.1(a) or Section 9.1(b), as applicable, starting with the first full fiscal quarter of the Parent Borrower ending after the Closing Date, the Parent Borrower shall prepay (or cause to be prepaid), in accordance with clause (d) below, outstanding Revolving Credit Loans in an aggregate principal amount equal to the lesser of (i) as of the day of the prepayment required pursuant to this clause (a) and after giving Pro Forma Effect to such prepayment, an amount that would cause the LTV not to exceed 60.0% and the Fixed Charge Coverage Ratio not to be less than 1.20 to 1.00 and (ii) (A) the amount of Excess Cash Flow for such fiscal quarter minus (B) at the election of the Parent Borrower, the principal amount of Revolving Credit Loans voluntarily prepaid pursuant to Section 5.1 during such fiscal quarter or after such fiscal quarter and prior to the date of the prepayment required pursuant to this clause (a); provided that, to the extent the Parent Borrower is required to prepay the amount described in clause (ii) of this Section 5.2(a), the Parent Borrower may elect (in its sole discretion) to have any voluntary prepayments described in sub-clause (B) thereof (to the extent such voluntary prepayments have not already been applied to reduce any prepayments due pursuant to this Section 5.2(a)) carried over to subsequent periods for which a prepayment is required pursuant to this Section 5.2(a), to reduce any payments which may be due from time to time to the extent the Parent Borrower is required to prepay the amount described in clause (ii) of this Section 5.2(a) (provided that such carried forward amounts have not been applied to reduce any prepayments due pursuant to this Section 5.2(a)).

(b)           Lease Defect Revolving Obligations. On or prior to the date that is three (3) months after the Closing Date, in an amount equal to the total amount of Lease Defect Revolving Obligations (if any) outstanding at such time.

(c)           Sponsor Guaranty. In lieu of making a prepayment of Revolving Credit Loans as set forth in Section 5.2(a), the Parent Borrower may instead cause one or more Sponsor Guarantors to provide and maintain a guaranty, or amend any existing guaranty, in form and substance reasonably satisfactory to the Administrative Agent, of the Parent Borrower’s obligations under Section 5.2(a) in favor of the Administrative Agent for the benefit of the Lenders (any such guaranty, a “Sponsor Guaranty”) in an amount equal to such obligation, in which case the Mandatory Prepayment Event shall cease to exist. The Parent Borrower shall have the right at any time, without the consent of the Administrative Agent or any Lender, to replace any Sponsor Guarantor with one or more Replacement Sponsor Guarantors who may provide Sponsor Guaranties in replacement of the Sponsor Guaranty provided by the replaced Sponsor Guarantor on a several, and not joint, basis. In addition, in the event (1) any Sponsor Guaranty is outstanding, and the Parent Borrower elects to make voluntary prepayments of the outstanding obligations such that the aggregate prepayments are in excess of the mandatory prepayments required by Section 5.2(a) for the applicable quarter, the Parent Borrower shall be permitted to reduce (or cause to be reduced) the amount guaranteed by such Sponsor Guaranty to such lesser Prepayment Cap and (2) any Sponsor Guaranty is outstanding at any time that the LTV is determined to no longer exceed 60% and the Fixed Charge Coverage Ratio is determined to no longer be less than 1.20 to 1.00, the Parent Borrower shall be permitted to reduce (or cause to be reduced) the amount guaranteed by such Sponsor Guaranty to $0 or otherwise to terminate (or cause to be terminated) such Sponsor Guaranty, in the event of each of the foregoing clauses (1) or (2), without the consent of the Administrative Agent or any Lender.

(d)           Repayment of Excess Revolving Credit Exposure. If on any date the aggregate amount of the Lenders’ Revolving Credit Exposures in respect of any Class of Revolving Loans for any reason exceeds 100% of the Revolving Credit Commitment of such Class then in effect, the Borrower shall forthwith repay on such date Revolving Loans of such Class in an amount equal to such excess. If after giving effect to the prepayment of all outstanding Revolving Loans of such Class, the Revolving Credit Exposures of such Class exceed the Revolving Credit Commitment of such Class then in effect, the Parent Borrower shall Cash Collateralize the Letters of Credit Outstanding in relation to such Class to the extent of such excess.

(e)	Application to Revolving Credit Loans.

(i)            With respect to each prepayment of Revolving Credit Loans pursuant to Section 5.2(a) or Section 5.2(b), each such prepayment shall be applied pro rata among the Revolving Credit Loans then outstanding in accordance with each Lender’s Revolving Credit Commitment Percentage.

(ii)           With respect to each other prepayment of Revolving Credit Loans, the Parent Borrower may designate (i) the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and (ii) the Revolving Loans to be prepaid, provided that (y) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the Parent Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion.

(iii)          Notwithstanding anything in this Section 5.2(e) to the contrary, no prepayment of Revolving Loans pursuant to Section 5.1 shall be applied to the Revolving Loans of any Defaulting Lender unless otherwise agreed in writing by the Parent Borrower.

5.3           Method and Place of Payment.

(a)           Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto or the Letter of Credit Issuers entitled thereto, as the case may be, not later than 12:00 noon (New York City time), in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Parent Borrower, it being understood that written or facsimile notice by the Parent Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder and all other payments under each Credit Document shall, unless otherwise specified in such Credit Document, be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 12:00 noon (New York City time) or, otherwise, on the next Business Day in the Administrative Agent’s sole discretion) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

(b)           Any payments under this Agreement that are made later than 12:00 noon (New York City time) may be deemed to have been made on the next succeeding Business Day in the Administrative Agent’s sole discretion for purposes of calculating interest thereon. Except as otherwise provided herein, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4           Net Payments.

(a)	Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)            Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Credit Document shall to the extent permitted by applicable laws be made free and clear of and without reduction or withholding for any Taxes.

(ii)           If any Credit Party, the Administrative Agent or any other applicable Withholding Agent shall be required by applicable law to withhold or deduct any Taxes from any payment, then (A) such Withholding Agent shall withhold or make such deductions as are reasonably determined by such Withholding Agent to be required by applicable law, (B) such Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or deductions have been made (including withholding or deductions applicable to additional sums payable under this Section 5.4) each Lender (or, in the case of a payment to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such withholding or deductions been made.

(b)           Payment of Other Taxes by the Parent Borrower. The Credit Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or timely reimburse the Administrative Agent or any Lender for the payment of any Other Taxes.

(c)           Tax Indemnifications. The Credit Parties shall indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 15 days after receipt of written demand therefor, for the full amount of Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) payable by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability (along with a written statement setting forth in reasonable detail the basis and calculation of such amounts) delivered to the Parent Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           Evidence of Payments. After any payment of Taxes by any Credit Party or the Administrative Agent to a Governmental Authority as provided in this Section 5.4, the Parent Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Parent Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the Parent Borrower or the Administrative Agent, as the case may be.

(e)	Status of Lenders and Tax Documentation.

(i)            Each Lender shall deliver to the Parent Borrower and to the Administrative Agent, at such time or times reasonably requested by the Parent Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Parent Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Credit Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Credit Party pursuant to any Credit Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. Any documentation and information required to be delivered by a Lender pursuant to this Section 5.4(e) (including any specific documentation set forth in subsection (ii) below) shall be delivered by such Lender (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before any date on which such documentation expires or becomes obsolete or invalid, (iii) after the occurrence of any change in the Lender’s circumstances requiring a change in the most recent documentation previously delivered by it to the Parent Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Parent Borrower or the Administrative Agent, and each such Lender shall promptly notify in writing the Parent Borrower and the Administrative Agent if such Lender is no longer legally eligible to provide any documentation previously provided. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (e)(ii)(A), (ii)(B)(1), (ii)(B)(2), (ii)(B)(3), (ii)(B)(4), (ii)(C) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing:

(A)          any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “U.S. Lender”) shall deliver to the Parent Borrower and the Administrative Agent two executed copies of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Parent Borrower or the Administrative Agent as will enable the Parent Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements;

(B)           each Non-U.S. Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of U.S. federal withholding tax with respect to any payments hereunder or under any other Credit Document shall deliver to the Parent Borrower and the Administrative Agent two of whichever of the following is applicable:

(1)            executed copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or any applicable successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(2)            executed copies of Internal Revenue Service Form W-8ECI (or any successor form thereto);

(3)            in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) or Section 871(h) of the Code, (x) a certificate, substantially in the form of Exhibit H-1, H-2, H-3 or H-4, as applicable, (a “Non-Bank Tax Certificate”), to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Parent Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments under any Credit Document are effectively connected with such Non-U.S. Lender’s conduct of a United States trade or business and (y) executed copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or any applicable successor form);

(4)           where such Lender is a partnership for U.S. federal income tax purposes or otherwise not a beneficial owner (e.g., where such Lender has sold a participation), Internal Revenue Service Form W-8IMY (or any successor thereto) and all required supporting documentation including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the portfolio interest exemption, a Non-Bank Tax Certificate of such beneficial owner(s); provided that, if the Non-U.S. Lender is a partnership and not a participating Lender, the Non-Bank Tax Certificate(s) may be provided by the Non-U.S. Lender on behalf of the direct or indirect partner(s); or

(5)           executed copies of any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable laws to permit the Parent Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(C)           if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Parent Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Parent Borrower or the Administrative Agent as may be necessary for the Parent Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)          If the Administrative Agent is a “United States person” (as defined in Section 7701(a)(30) of the Code), it shall provide the Parent Borrower with two duly completed original copies of Internal Revenue Service Form W-9. If the Administrative Agent is not a “United States person” (as defined in Section 7701(a)(30) of the Code), it shall provide an applicable Form W-8 (together with required accompanying documentation) with respect to payments to be received by it on behalf of the Lenders.

(iv)          Notwithstanding anything to the contrary in this Section 5.4, no Lender or the Administrative Agent shall be required to deliver any documentation that it is not legally eligible to deliver.

(f)            Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole reasonable discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 5.4, the Administrative Agent or such Lender (as applicable) shall promptly pay to the Parent Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Credit Parties under this Section 5.4 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Parent Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Parent Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. In such event, the Administrative Agent or such Lender, as the case may be, shall, at the Parent Borrower’s request, provide the Parent Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that the Administrative Agent or such Lender may delete any information therein that it deems confidential). Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or any Lender be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the Administrative Agent or any Lender in a less favorable net after-Tax position than the Administrative Agent or any Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Credit Party or any other Person.

(g)           For the avoidance of doubt, for purposes of this Section 5.4, the term “Lender” includes any Letter of Credit Issuer and the term “applicable law” includes FATCA.

(h)           Each party’s obligations under this Section 5.4 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Credit Documents.

5.5           Computations of Interest and Fees.

(a)           Interest on SOFR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans calculated based on clauses (b) or (c) of the definition of “ABR” shall be calculated on the basis of a 360-day year for the actual days elapsed and calculated based on clause (a) of the definition of “ABR” shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b)           Fees shall each be calculated on the basis of a 360-day year for the actual days elapsed.

5.6           Limit on Rate of Interest.

(a)           No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Parent Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b)           Payment at Highest Lawful Rate. If the Parent Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Parent Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules, and regulations.

(c)           Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Parent Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Parent Borrower to the affected Lender under Section 2.8; provided that to the extent lawful, the interest or other amounts that would have been payable but were not payable as a result of the operation of this Section shall be cumulated and the interest payable to such Lender in respect of other Loans or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Parent Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Parent Borrower shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Parent Borrower.

Section 6.              Conditions Precedent to Initial Borrowing.

Any Borrowing of Revolving Credit Loans or issuance of Letters of Credit, in each case on the Closing Date, under this Agreement is subject to the satisfaction of the following conditions precedent, except as otherwise agreed between the Parent Borrower and the Administrative Agent.

6.1           Credit Documents.

The Administrative Agent (or its counsel) shall have received:

(a)           this Agreement, executed and delivered by a duly Authorized Officer of the Parent Borrower;

(b)	the Guarantee, executed and delivered by a duly Authorized Officer of the Guarantors; and

(c)           the Pledge Agreement, executed and delivered by a duly Authorized Officer of the Parent Borrower and each Guarantor.

6.2	Collateral. Except for any items referred to on Schedule 9.18:

(a)           all outstanding equity interests constituting Collateral in whatever form that is directly owned by or on behalf of any Credit Party and required to be pledged pursuant to the Security Documents shall have been pledged pursuant thereto;

(b)           to the extent received from the Company, the Collateral Agent shall have received the certificates (if any) representing equity interests constituting Collateral, in each case, to the extent required to be delivered under the Security Documents and pledged under the Security Documents to the extent certificated, accompanied by instruments of transfer and undated stock powers endorsed in blank; and

(c)           all Uniform Commercial Code financing statements required to be filed, registered or recorded to create the Liens intended to be created by any Security Document and perfect such Liens to the extent required by such Security Document shall have been delivered to the Collateral Agent, and shall be in proper form, for filing, registration or recording;

provided that to the extent any security interest in any Collateral is not or cannot be provided and/or perfected on the Closing Date (other than the pledge and perfection of the security interests (i) in the “certificated securities” (within the meaning of 8-102(a)(4) of the Uniform Commercial Code), if any, representing any Collateral and (ii) in other assets with respect to which a lien may be perfected by the filing of a financing statement under or in connection with the Uniform Commercial Code) after the Parent Borrower’s use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to any Credit Event on the Closing Date but instead shall be required to be delivered and/or perfected after the Closing Date (but, in any event, not later than 90 days after the Closing Date or such longer period as may be agreed by the Administrative Agent in its reasonable discretion and the Parent Borrower acting reasonably, without any requirement for Lender consent).

6.3           Legal Opinions. The Administrative Agent (or its counsel) shall have received the executed legal opinion, in customary form, of Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the Credit Parties. The Parent Borrower hereby instruct and agree to instruct the other Credit Parties to have such counsel deliver such legal opinions.

6.4	[Reserved.].

6.5           Closing Certificates. The Administrative Agent (or its counsel) shall have received (x) a certificate of each of the Parent Borrower and each other Guarantor, dated the Closing Date, substantially in the form of Exhibit D, with appropriate insertions, executed by any Authorized Officer and the Secretary or any Assistant Secretary of the Parent Borrower and each other Guarantor, as applicable and (y)  a certificate executed by an Authorized Officer of the Parent Borrower certifying as to the accuracy in all material respects of the Specified Representations, substantially in the form of Exhibit A.

6.6           Authorization of Proceedings of the Parent Borrower and the Guarantors; Corporate Documents. The Administrative Agent shall have received (i) a copy of the resolutions of the general partner, board of directors, member(s), trustee(s) or other governing bodies, as applicable, of the Parent Borrower and the Guarantors (or a duly authorized committee thereof) authorizing (a) the execution, delivery, and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (b) in the case of the Parent Borrower, the extensions of credit contemplated hereunder, (ii) the certificate of incorporation and by-laws, certificate of formation and operating agreement or other comparable organizational documents, as applicable, of the Parent Borrower and the Guarantors and (iii) signature and incumbency certificates (or other comparable documents evidencing the same) of the Authorized Officers of the Parent Borrower and the Guarantors executing the respective Credit Documents to which they are a party.

6.7           Fees. All fees required to be paid on the Closing Date (including pursuant to the Fee Letter) and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three (3) Business Days prior to the Closing Date (except as otherwise reasonably agreed by the Parent Borrower) shall, upon the initial Credit Event on the Closing Date hereunder, have been, or will be substantially simultaneously, paid (which amounts may, at the option of the Parent Borrower, be offset against the proceeds of any of the Revolving Credit Facility or any First Tier Facility).

6.8           Solvency Certificate. The Joint Lead Arrangers shall have received a certificate, dated as of the Closing Date and substantially in the form of Exhibit J, from the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the Vice President-Finance, a Director, a Manager, or any other senior financial officer of the Parent Borrower (or of the Parent Borrower’s general partner) to the effect that after giving effect to the Transactions, the Parent Borrower on a consolidated basis with its Subsidiaries is Solvent.

6.9           Financial Statements. The Joint Lead Arrangers shall have received the Company Financial Statements that have been filed on or prior to the date of the Commitment Letter (which such receipt has been acknowledged by the Joint Lead Arrangers under the Commitment Letter).

6.10         Refinancing. Prior to or substantially simultaneously with the initial Credit Event on the Closing Date hereunder, the Closing Date Refinancing shall be consummated.

6.11         Notice of Revolving Credit Loan Borrowing; Letter of Credit Request. (a) The Administrative Agent (or its counsel) shall have received (a) a Notice of Borrowing with respect to any Revolving Credit Loans to be borrowed on the Closing Date meeting the requirements of Section 2.3 and (b) the Administrative Agent and each applicable Letter of Credit Issuer shall have received a Letter of Credit Request with respect to any Letters of Credit to be issued on the Closing Date meeting the requirements of Section 3.2(a).

6.12         Representations and Warranties. On the Closing Date, (a) the Company Representations shall be true and correct to the extent required by the definition thereof and (b) the Specified Representations shall be true and correct in all material respects (except in the case of any Specified Representation that is expressly related to a given date or period, in which case such representation and warranty shall be true and correct in all material respects as of the respective date for the respective period, as the case may be); provided that to the extent any of the Specified Representations are qualified or subject to “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be the definition of Company Material Adverse Effect for purposes of any such representations and warranties made or deemed made on, or as of, the Closing Date (or any date prior thereto).

6.13         Acquisition. Prior to, or substantially concurrently with the initial Credit Event on the Closing Date hereunder, the Plan Acquisition and each Third Party Acquisition with respect to a Third Party Acquired Asset that is not subject to a Permitted Deferral and the Evoque Transaction shall have been consummated in all material respects in accordance with the terms of the Acquisition Agreement, the applicable Third Party Acquisition Agreements and the Evoque Transaction Agreement, as applicable, without giving effect to any modifications, amendments or express waivers by the Parent Borrower (or its Affiliates) thereto that are materially adverse to the Lenders without the consent of the Lenders having (or whose Affiliates have) a majority in aggregate principal amount of the Revolving Credit Commitments as of the Closing Date (the “Majority Lead Arrangers”; provided that, as of the relevant date of determination (i) the Revolving Credit Facility Administrative Agent, as applicable, shall be included in the determination of Majority Lead Arrangers and (ii) if the aggregate commitments of an Initial Commitment Party and its affiliates have not been reduced below 20% of the aggregate commitments in respect of the Credit Facilities, such Initial Commitment Party shall be included in the determination of Majority Lead Arrangers) (in each case, not to be unreasonably withheld, conditioned or delayed), it being understood and agreed that (a) any change to the definition of “Material Adverse Effect” (as defined in the Acquisition Agreement) shall be deemed materially adverse to the Lenders, (b) any modification or amendment to, or waiver of, the condition to closing set forth in Section 8.1.2 (or equivalent) of each Third Party Acquisition Agreement shall be deemed materially adverse to the Lenders (in the case of a Third Party Acquisition Agreement, solely with respect to such Third Party Acquisition) and (c) any modification, amendment or express waiver or consents by the Parent Borrower (or its Affiliates) that results in an increase or reduction in the purchase price in respect of the Acquisition shall be deemed to not be materially adverse to the Lenders so long as (i) any increase in such purchase price is funded with amounts permitted to be drawn on the Closing Date under the Revolving Credit Facility or by an increase in the Equity Contribution and (ii) any reduction shall be allocated to reduce each of the Revolving Credit Facility and the First Tier Facilities on a pro rata basis (or, at the election of the Parent Borrower, to reduce the Revolving Credit Facility and the First Tier Facilities on a non-pro rata basis as determined by the Parent Borrower in its sole discretion); provided that the Majority Lead Arrangers shall be deemed to have consented to such amendment, waiver or consent unless they shall object thereto within five (5) Business Days (as defined in the Acquisition Agreement) after notice of such proposed amendment, waiver or consent is delivered to the Majority Lead Arrangers.

6.14         Patriot Act. The Administrative Agent and the Joint Lead Arrangers shall have received, to the extent requested of the Parent Borrower at least ten (10) Business Days prior to the Closing Date, all documentation and information about the Credit Parties (a)(i) required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and regulations pertaining to beneficial ownership of legal entity customers (such rules and regulations, the “KYC Rules”), at least three (3) Business Days prior to the Closing Date and (ii)(A) set forth on the list of KYC Rules delivered to the Parent Borrower on or prior to October 31, 2023 or (B) in connection with the appointment of any Additional Commitment Party (as defined in the Commitment Letter), delivered to the Parent Borrower by such Additional Commitment Party on or prior to the date that such Additional Commitment Party became party to the Commitment Letter and (b) all other documentation and other information about the Credit Parties that is (i) requested in writing at least fifteen (15) Business Days prior to the Closing Date by the Administrative Agent or the Joint Lead Arrangers and (ii) (A) required by regulatory authorities under the KYC Rules as a result of a change to the KYC Rules occurring after October 31, 2023, (B) required as a result of the occurrence of any change in the Administrative Agent’s or any Joint Lead Arranger’s, as applicable, circumstances, which change results in additional information being required under the KYC Rules, (C) after the Administrative Agent’s or Joint Lead Arrangers’ review of any information delivered pursuant to this Section 6.14, reasonably determined to be required under the KYC Rules or (D) readily available and customarily delivered by portfolio company affiliates of the Sponsor in the United States in connection with bank financings.

6.15         No Company Material Adverse Effect. Since the date of the Acquisition Agreement, no Company Material Adverse Effect shall have occurred and be continuing.

6.16         Evoque Transaction. Prior to, or substantially concurrently with the initial Credit Event on the Closing Date hereunder, the Evoque Transaction shall have been consummated in accordance with the terms of the Evoque Transaction Agreement, and the Borrower shall have delivered a certificate, dated as of the Closing Date and substantially in the form of Exhibit A, executed by an Authorized Officer of the Parent Borrower.

6.17         Bankruptcy. Prior to or substantially concurrently with the initial Credit Event on the Closing Date hereunder, the Effective Date (as defined in the Chapter 11 Plan) of the Chapter 11 Plan shall have occurred.

6.18         Quality of Earnings Report. Prior to, or substantially concurrently with the initial Credit Event on the Closing Date hereunder, the Lead Arrangers shall have received a quality of earnings report in respect of the NOI of the Properties, which quality of earnings report shall be for the most recently completed quarter for the date that is ninety (90) days before the Closing Date.

For purposes of determining compliance with the conditions specified in Section 6 on the Closing Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 7.               Conditions Precedent to All Credit Events after the Closing Date.

After the Closing Date, and subject to, in the case of Section 7.1 below, the terms of Section 1.12(c), to the extent the proceeds of any Loan are being used to finance a Limited Condition Transaction, the agreement of each Lender to make any Loan requested to be made by it on any date (excluding Revolving Credit Loans required to be made by the Revolving Credit Lenders in respect of Unpaid Drawings pursuant to Sections 3.3 and 3.4) and the obligation of each Letter of Credit Issuer to issue (but, for the avoidance of doubt, excluding any auto- renewal or evergreen extensions thereof) Letters of Credit on any date is subject to the satisfaction (or waiver) of the following conditions precedent contained in Sections 7.1 and 7.3.

7.1           No Event of Default; Representations and Warranties. Subject to Section 1.12(c), at the time of each Credit Event and also after giving effect thereto (other than any Credit Event on the Closing Date or pursuant to any Loan made pursuant to Section 2.14 (which shall be subject to the applicable terms of Section 2.14)) (a) no Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects (provided that any such representations and warranties which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (provided that any such representations and warranties which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) as of such earlier date).

7.2	LTV and Fixed Charge Coverage Ratio. Immediately after giving effect to the applicable Credit Event:

(a)           the Parent Borrower shall be in compliance on a Pro Forma Basis with a LTV that does not exceed 60%; and

(b)           the Fixed Charge Coverage Ratio for the Parent Borrower as of the most recently ended Test Period is no less than 1.20 to 1.00.

7.3           Notice of Borrowing.

(a)           Prior to the making of each Revolving Credit Loan (other than any Revolving Credit Loan made pursuant to Section 3.4(a)), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.3.

(b)           Prior to the issuance of each Letter of Credit, the Administrative Agent and such Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).

7.4           Drawstop Event Period. Subject to Section 1.12(c), at the time of each Credit Event (other than any Credit Event on the Closing Date or pursuant to any Loan made pursuant to Section 2.14 (which shall be subject to the applicable terms of Section 2.14)), no Drawstop Event Period shall have occurred and be continuing.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified in Section 7 above have been satisfied as of that time.

Section 8.               Representations and Warranties.

In order to induce the Lenders to enter into this Agreement and to make the Loans and issue or participate in Letters of Credit as provided for herein, the Parent Borrower makes the following representations and warranties to the Lenders, all of which shall survive the execution and delivery of this Agreement, the making of the Loans and the issuance of the Letters of Credit (it being understood that the following representations and warranties shall be deemed made with respect to any Foreign Subsidiary only to the extent relevant under applicable law); provided that on the Closing Date, the representations and warranties shall be limited to Specified Representations.

8.1           Corporate Status. Each Credit Party (i) is a duly organized and validly existing corporation, limited liability company or other entity in good standing (if applicable) under the laws of the jurisdiction of its organization and has the corporate, limited liability company or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (ii) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.

8.2           Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid, and binding obligation of such Credit Party enforceable in accordance with its terms (provided that, with respect to the creation and perfection of security interests with respect to Indebtedness, Capital Stock and Stock Equivalents of Foreign Subsidiaries, only to the extent enforceability of such obligation with respect to which Capital Stock and Stock Equivalents of Foreign Subsidiaries is governed by the Uniform Commercial Code), except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

8.3           No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the Transactions and the other transactions contemplated hereby or thereby will (i) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, other than any such contravention that would not reasonably be expected to result in a Material Adverse Effect, (ii) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party (other than Liens created under the Credit Documents or Permitted Liens) pursuant to, the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which such Credit Party is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) other than any such breach, default or Lien that would not reasonably be expected to result in a Material Adverse Effect or (iii) violate any provision of the certificate of incorporation, by-laws, articles or other organizational documents of such Credit Party (after giving effect to the Transactions).

8.4           Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Parent Borrower, threatened in writing against the any Credit Party that would reasonably be expected to be determined adversely and, if so, to result in a Material Adverse Effect.

8.5           Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

8.6           Governmental Approvals. The execution, delivery and performance of each Credit Document does not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings, consents, approvals, registrations and recordings in respect of the Liens created pursuant to the Security Documents (and to release existing Liens), and (iii) such licenses, approvals, authorizations, registrations, filings or consents the failure of which to obtain or make would not reasonably be expected to result in a Material Adverse Effect.

8.7           Investment Company Act. None of the Parent Borrower or any other Credit Party is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

8.8           True and Complete Disclosure. None of the written factual information and written data (taken as a whole) heretofore furnished by or on behalf of the Parent Borrower, any of the other Credit Parties or any of their respective authorized representatives (at the Parent Borrower’s direction) to the Administrative Agent, any Joint Lead Arranger, and/or any Lender on or before the Closing Date (and with respect to any such factual information and data so furnished with respect the Company and its Subsidiaries as of the Closing Date, to the Parent Borrower’s knowledge) (including all such written information and data contained in any information memoranda and the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of any material fact or omitted to state any material fact necessary to make the statements contained therein not materially misleading at such time in light of the circumstances under which such statements were made (after giving effect to all supplements and updates thereto from time to time), it being understood and agreed that for the purposes of this Section 8.8(a), such factual information and data shall not include pro forma financial information, projections, budgets, estimates (including financial estimates, forecasts, and other forward-looking information) or other forward looking information or information of a general economic or industry specific nature (collectively, “Forward-Looking Information”).

8.9           Financial Condition; Financial Statements.

(a)           The Company Financial Statements, in each case present fairly in all material respects the consolidated financial position of the Company at the respective dates of said information, statements and results of operations for the respective periods covered thereby. The Company Financial Statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements.

(b)	Since the Closing Date, there has been no Material Adverse Effect that has occurred and is continuing.

Each Lender and the Administrative Agent hereby acknowledges and agrees that the Parent Borrower and its Subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in GAAP or IFRS, or the respective interpretation thereof, and that such restatements will not result in a Default or an Event of Default under the Credit Documents.

8.10         Compliance with Laws.

(a)           Each Credit Party and Subsidiary of a Credit Party is in compliance with all Requirements of Law applicable to it or its property, including without limitation all applicable laws, binding industry standards, or contractual obligations that relate to privacy, data protection or data transfer issues, or the Processing of Personal Information, data breach disclosure and notification, or marketing (collectively, “Privacy Laws”), except where the failure to be so in compliance with Privacy Laws would not reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Parent Borrower, neither the Parent Borrower nor the other Credit Parties have experienced a material Data Security Breach that has not been remedied in all material respects.

(b)           Neither any Borrower, any Credit Party, nor any Subsidiary of any Credit Party or any Borrower has violated, conspired to violate, or aided and abetted the violation of the Anticorruption Laws.

(c)           Neither any Borrower, any Credit Party, any Subsidiary of any Credit Party or any Borrower, or any direct shareholder of Sponsor, Borrower is (i) a Sanctioned Person, or (ii) located, organized or resident in a Sanctioned Country.

(d)           During the past three years, there have been no formal or informal proceedings, allegations, investigations, or inquiries pending, or, to the knowledge of the Parent Borrower, threatened against any Borrower, any Credit Party or any Subsidiary of a Credit Party or a Borrower concerning material violations of any Sanctions, Anticorruption Laws or AML Laws.

(e)           The Credit Parties have and have implemented policies and controls reasonably designed to ensure compliance with the Anticorruption Laws, Sanctions and AML Laws.

8.11         Tax Matters. Except as would not reasonably be expected to have a Material Adverse Effect, (a) the Parent Borrower and each of the other Credit Parties has filed all Tax returns required to be filed by it and has timely paid all Taxes payable by it (including in its capacity as withholding agent) that have become due, other than those being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of the Parent Borrower or such Credit Party, as applicable) with respect thereto in accordance with GAAP and (b) the Parent Borrower and each of the other Credit Parties has paid, or has provided adequate reserves (in the good faith judgment of management of the Parent Borrower or such Credit Party, as applicable) in accordance with GAAP for the payment of all Taxes not yet due and payable. There is no current or proposed Tax assessment, deficiency or other claim against the Parent Borrower or any other Credit Party that would reasonably be expected to result in a Material Adverse Effect.

8.12         Compliance with ERISA.

(a)           Except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur.

(b)           Except as would not reasonably be expected to have a Material Adverse Effect, no Foreign Plan Event has occurred or is reasonably expected to occur.

8.13         Subsidiaries.

(a)           Schedule 8.13 lists each Subsidiary of the Parent Borrower (and the direct and indirect ownership interest of the Parent Borrower therein, and whether such Subsidiary is a Foreign First-Tier Finance Holdings Subsidiary), in each case, existing on the ~~Closing~~Second Amendment Effective Date after giving effect to the Transactions.

(b)           Each first-tier Subsidiary of the Parent Borrower that is organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia that owns a Borrower (as defined in the US Balance Sheet Loan Agreement) (a “Foreign First-Tier Finance Holdings Subsidiary”) is (i) a holding company, with no operations beyond the ownership of the equity interests of its subsidiaries and (ii) has not incurred any Indebtedness or granted any Liens to any other Person.

8.14         Intellectual Property. Each of the Parent Borrower and the other Credit Parties (or, in connection with a Permitted Securitization Financing, a Securitization Entity) owns or has the right to use all Intellectual Property that is used in or otherwise necessary for the operation of their respective businesses in the United States as currently conducted, except where the failure to own or have a right to use such Intellectual Property would not reasonably be expected to have a Material Adverse Effect. The current operation of their respective businesses by each of the Parent Borrower and the other Credit Parties does not infringe upon, misappropriate or violate the Intellectual Property of any third party, except as would not reasonably be expected to have a Material Adverse Effect.

8.15	Environmental Laws.

(a)           Except as would not reasonably be expected to have a Material Adverse Effect: (i) each of the Parent Borrower and the other Credit Parties and their respective operations and the operations of any tenants and subtenants of the Credit Parties are in compliance with all applicable Environmental Laws; (ii) none of the Parent Borrower or any other Credit Party has received written notice of any Environmental Claim; (iii) none of the Parent Borrower or any other Credit Party is conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; (iv) none of the Parent Borrower or any other Credit Party has received written notice alleging it is subject to any Environmental Liability; and (v) to the knowledge of the Parent Borrower, no underground or above ground storage tank or related piping, or any impoundment or other disposal area containing Hazardous Materials is located at, on or under any Real Estate currently owned or operated by the Parent Borrower or any of the Credit Parties so as would reasonably be expected to give rise to an Environmental Liability or Environmental Claim.

(b)           None of the Parent Borrower or any of the other Credit Parties has treated, stored, transported, Released or arranged for disposal or transport for disposal or treatment of Hazardous Materials at, on, under or from any currently or, to the knowledge of the Parent Borrower, formerly owned or operated property of the Parent Borrower or any of the Credit Parties, nor, to the knowledge of the Parent Borrower, has there been any other Release of Hazardous Materials by any other Person at, on, under or from any such properties, in each case in a manner that would reasonably be expected to have a Material Adverse Effect.

8.16         Properties. Each of the Parent Borrower and the other Credit Parties has good and valid record title to, valid leasehold interests in, or rights to use, all tangible properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such title, interest or rights would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

8.17         Closing Date Solvency. On the Closing Date (after giving effect to the Transactions) immediately following the making of the Loans and after giving effect to the application of the proceeds of such Loans, the Parent Borrower on a consolidated basis with its Subsidiaries will be Solvent.

8.18         Use of Proceeds. On the Closing Date, the use of proceeds of the Loans will not violate any Anticorruption Laws, AML Laws or Sanctions.

8.19	Sanctions.

(a)           Neither any Borrower, any Credit Party, any Subsidiary of any Credit Party or any Borrower, nor to the knowledge of the Parent Borrower, the respective directors or officers of any Borrower or Credit Party is a Sanctioned Person, and no Sanctioned Person owns any direct or indirect equity interest in any Borrower or any Credit Party.

(b)           None of the funds or other assets of any Borrower, or any Credit Party constitute property of, or are beneficially owned, directly or indirectly, by any Sanctioned Person unless such ownership interest has been blocked in accordance with applicable Requirements of Law.

(c)           None of any Borrower or any Credit Party, nor any of their respective subsidiaries will, directly or indirectly, transfer or use in any way the proceeds of the Loans to fund any activities or business of, with, in, or relating to any Sanctioned Person or Sanctioned Territory or in any other manner in violation of Sanctions, AML Laws or Anticorruption Laws.

Section 9.               Affirmative Covenants.

The Parent Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Revolving Credit Termination Date:

9.1           Information Covenants. The Parent Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)           Annual Financial Statements. On or before the date that is (i) 150 days after the end of the fiscal year of the Parent Borrower ending December 31, 2024 and (ii) 120 days after the end of each fiscal year of the Parent Borrower of the Parent Borrower thereafter, the consolidated balance sheets of the Parent Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated income statements and cash flows for such fiscal year, and, commencing with the financial statements for the fiscal year ended December 31, 2025, setting forth comparative consolidated figures for the preceding fiscal years, all in reasonable detail and prepared in accordance with GAAP (it being agreed that such annual financial statements may be a set of stub financials covering the period commencing on the Closing Date through December 31, 2024), and, in each case, certified by an independent certified public accountants of recognized national standing whose opinion shall not be qualified (provided that, for the avoidance of doubt, an explanatory or emphasis of matter paragraph does not constitute a qualification) as to the scope of audit or as to the status of the Parent Borrower or any of the Credit Parties as a going concern (other than any qualification, that is expressly solely with respect to, or resulting solely from, (i) an upcoming maturity date under any Indebtedness, (ii) any actual or potential inability to satisfy a financial maintenance covenant at such time or on a future date or in a future period or (iii) solely with respect to the scope of audit, any change in accounting principles or practices reflecting changes in GAAP or IFRS that are required or approved by the Borrower’s independent registered public accountants).

(b)           Quarterly Financial Statements. Commencing with the fiscal quarter ending March 31, 2024 (it being agreed that such quarterly financial statements in respect of the fiscal quarter ending March 31, 2024 may be a set of stub financials covering the period commencing on the Closing Date through the end of such fiscal quarter), (i) on or before the date that is 60 days after the end of the first three fiscal quarters of each fiscal year of the Parent Borrower (or, for the fiscal quarters ending March 31, 2024, June 30, 2024 and September 30, 2024, 90 days after the end of such fiscal quarter of the Parent Borrower) and (ii) solely for the fiscal quarter of the Parent Borrower ending December 31, 2024, on or before the date that is 120 days after December 31, 2024, the unaudited consolidated balance sheets of the Parent Borrower and its Subsidiaries as at the end of such quarterly period and the related consolidated income statements for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of the applicable quarterly period, and commencing with the quarter ending March 31, 2025, setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the related period in the prior fiscal year, all of which shall be certified by an Authorized Officer of the Parent Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Parent Borrower and its Subsidiaries in accordance with GAAP (except as noted therein), subject to changes resulting from normal year-end adjustments and the absence of footnotes, as required by GAAP.

(c)           Budgets. Prior to an IPO, within 120 days after the commencement of each fiscal year of the Parent Borrower (or 150 days after the commencement of the fiscal year ending December 31, 2024) a consolidated budget of the Parent Borrower in reasonable detail on a quarterly basis for such fiscal year as customarily prepared by management of the Parent Borrower for its internal use, setting forth the principal assumptions upon which such budget is based; provided that delivery of a budget to the Administrative Agent satisfying the requirements of Section 5.1.11(d) of the US Balance Sheet Loan Facility shall be deemed to satisfy the requirements of this Section 9.1(c).

(d)           Officer’s Certificates. Not later than five days after the delivery of the financial statements provided for in Sections 9.1(a) and (b), commencing with the financial statements in respect of the fiscal quarter ending March 31, 2024, a certificate of an Authorized Officer of the Parent Borrower substantially in the form of Exhibit K (i) setting forth a calculation of Consolidated EBITDA for the relevant period with a separate line item and brief description for each add-back and clause in the definition of Consolidated EBITDA and (ii)(a) to the effect that no Default or Event of Default exists or, (b) if any Default or Event of Default does exist, specifying the nature and extent thereof, as the case may be (in each case, which certificate shall set forth the LTV as of the end of the applicable period covered by such financial statements to the extent necessary for purposes of determining the amount of Excess Cash Flow required to be prepaid under Section 5.2(a)). At the time of the delivery of the financial statements provided for in Section 9.1(a), a certificate of an Authorized Officer of the Parent Borrower setting forth changes to the legal name, jurisdiction of formation, type of entity and organizational number (or equivalent) to the Person organized in a jurisdiction where an organizational identification number is required to be included in a Uniform Commercial Code financing statement, in each case for each Credit Party or confirming that there has been no change in such information since the Closing Date or the date of the most recent certificate delivered pursuant to this clause (d), as the case may be.

(e)          Notice of Default or Litigation. Promptly after an Authorized Officer of the Parent Borrower or any of the other Credit Parties obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Parent Borrower or such Credit Party proposes to take with respect thereto and (ii) any litigation or governmental proceeding pending against the Parent Borrower or any of the other Credit Parties that would reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect.

(f)            Environmental Matters. Promptly after an Authorized Officer of the Parent Borrower or any of the other Credit Parties obtains knowledge of any one or more of the following environmental matters, unless such environmental matters would not reasonably be expected to result in a Material Adverse Effect, notice of:

(i)	any pending or threatened Environmental Claim against any Credit Party or any Real Estate;

(ii)           any Environmental Liability of any Credit Party with respect to, arising from or relating to the use, ownership or operation of the Real Estate; and

(iii)          the conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence or Release or threatened Release or exposure of any Person to of any Hazardous Material on, at, under or from any Real Estate.

All such notices shall describe in reasonable detail the nature of the claim, liability, investigation or removal, remedial or other corrective action in response thereto. The term “Real Estate” shall mean land, buildings, facilities and improvements owned or leased by any Credit Party.

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 9.1 may be satisfied with respect to financial information of the Parent Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Parent Borrower or (B) the Parent Borrower’s (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of subclauses (A) and (B) of this paragraph, to the extent such information relates to a parent of the Parent Borrower, such information is accompanied by consolidating or other information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Parent Borrower and its Subsidiaries on a standalone basis, on the other hand.

(g)           Other Information. Such other existing information (financial or otherwise) concerning the Parent Borrower and the Credit Parties as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time (but no more frequently than once per calendar year); provided that none of the Borrower nor any Subsidiary will be required to disclose or permit the inspection or discussion of any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective contractors) is prohibited by law, or any binding agreement (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product, (iv) that is otherwise subject to Section 13.16 or the limitations set forth in Section 9.2 or (v) that requires the Parent Borrower or any Credit Party to incur costs in connection with the preparation by a third party of any new report or assessment.

Documents required to be delivered pursuant to clauses (a) and (b) of this Section 9.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earliest date on which (i) the Parent Borrower posts such documents, or provides a link thereto on the Parent Borrower’s website on the Internet; (ii) such documents are posted on the Parent Borrower’s behalf on IntraLinks/IntraAgency or another website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third- party website or whether sponsored by the Administrative Agent), or (iii) if applicable, such financial statements and/or other documents are posted on the SEC’s website on the internet at www.sec.gov; provided that (A) the Parent Borrower shall, at the request of the Administrative Agent, continue to deliver copies (which delivery may be by electronic transmission) of such documents to the Administrative Agent and (B) the Parent Borrower shall notify (which notification may be by facsimile or electronic transmission) the Administrative Agent of the posting of any such documents on any website described in this paragraph. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Notwithstanding the foregoing, the obligations in clause (a) of this Section 9.1 with respect to the fiscal year ending December 31, 2022 shall be deemed satisfied with respect to financial information of the Parent Borrower and its Subsidiaries by furnishing (A) the financial statements of the Parent Borrower and its Subsidiaries for the period commencing on January 1, 2022 and ending March 25, 2022 (predecessor) and (B) the financial statements of the Parent Borrower and its Subsidiaries for the period commencing on March 25, 2022 and ending December 31, 2022 (successor).

Each Credit Party hereby acknowledges and agrees that, unless the Parent Borrower notifies the Administrative Agent in advance, all financial statements and certificates furnished pursuant to Sections 9.1(a), (b) and (d) above are hereby deemed to be suitable for distribution, and to be made available, to all Lenders and may be treated by the Administrative Agent and the Lenders as not containing any material nonpublic information; provided that any failure by the Parent Borrower to so notify the Administrative Agent shall not constitute a Default or Event of Default.

9.2           Books, Records, and Inspections. The Parent Borrower will, and will cause each other Credit Party to, permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and visually inspect any of the properties or assets of the Parent Borrower and any such Credit Party in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine the books and records of the Parent Borrower and any such Credit Party and discuss the affairs, finances and accounts of the Parent Borrower and of any such Credit Party with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default, (a) only the Administrative Agent on behalf of the Required Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 9.2, (b) the Administrative Agent shall not exercise such rights more than one time in any calendar year, which visit will be at the Parent Borrower’s expense and (c) notwithstanding anything to the contrary in this Section 9.2, none of the Parent Borrower or any of its Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any agreement binding on a third-party or (iii) is subject to attorney- client or similar privilege or constitutes attorney work product; provided, further, that, except with respect to subclause (ii) above, when an Event of Default exists, the Administrative Agent (or any of its respective representatives or independent contractors) or any representative of the Required Lenders may do any of the foregoing at the expense of the Parent Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Required Lenders shall give the Parent Borrower the opportunity to participate in any discussions with the Parent Borrower’s independent public accountants.

9.3           Maintenance of Insurance. The Parent Borrower will, and will cause each Credit Party to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Parent Borrower believes (in the good faith judgment of the management of the Parent Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Parent Borrower believes (in the good faith judgment of management of the Parent Borrower) is reasonable and prudent in light of the size and nature of its business and the availability of insurance on a cost-effective basis) and against at least such risks (and with such risk retentions) as the Parent Borrower believes (in the good faith judgment of management of the Parent Borrower) is reasonable and prudent in light of the size and nature of its business and the availability of insurance on a cost-effective basis; and will furnish to the Administrative Agent, promptly following written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried (provided that, for so long as no Event of Default has occurred and is continuing, the Administrative Agent shall be entitled to make such request only once in any calendar year). Each such policy of insurance shall (i) name the Collateral Agent, on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties as the loss payee thereunder.

9.4           Payment of Taxes. The Parent Borrower will pay and discharge or cause to be paid and discharged, and will cause each of the other Credit Parties to pay and discharge, all Taxes imposed upon it (including in its capacity as a withholding agent) or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful claims in respect of any Taxes imposed, assessed or levied that, if unpaid, would reasonably be expected to become a material Lien (other than a Permitted Lien) upon any properties of the Parent Borrower or any of such Credit Parties; provided that neither the Parent Borrower nor any of the other Credit Parties shall be required to pay or discharge any such Tax that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of the Parent Borrower) with respect thereto in accordance with GAAP or the failure to pay or discharge would not reasonably be expected to result in a Material Adverse Effect.

9.5           Preservation of Existence; Consolidated Corporate Franchises. The Parent Borrower will, and will cause each Credit Party to, take all actions necessary (a) to preserve and keep in full force and effect its existence, organizational rights and authority and (b) to maintain its rights, privileges (including its good standing (if applicable)), permits, licenses and franchises necessary in the normal conduct of its business, in each case, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that the Parent Borrower and the other Credit Parties may consummate any transaction which is permitted by Sections 10.2, 10.3 or 10.4.

9.6           Compliance with Statutes, Regulations, Etc. The Parent Borrower will, and will cause any other Borrower, each other Credit Party, and each Subsidiary of any Borrower or Credit Party to, (a) comply with all applicable laws, rules, regulations, and orders applicable to it or its property, including all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, (b) comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, (c) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal, and other actions regarding Hazardous Materials required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities with jurisdiction regarding Environmental Laws, other than such orders and directives which are being timely contested in good faith by proper proceedings, (d) not violate, conspire to violate or aid and abet the violation of any Anticorruption Laws, Sanctions or AML Laws and (e) maintain and implement policies reasonably designed to ensure that no Credit Party violations any Anticorruption Laws, Sanctions or AML Laws, except in each case of (a), (b), and (c) of this Section 9.6, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

No payment made pursuant to this Agreement by any Borrower, or any Credit Party shall be derived directly or knowingly indirectly from a Sanctioned Person or from activities in violation of any Anticorruption Laws, Sanctions or AML Laws, or otherwise cause any Lender to violate any Anticorruption Law, Sanctions or AML Law.

9.7           ERISA. (a) As soon as practicable following any request by the Administrative Agent, the Parent Borrower will furnish to the Administrative Agent copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Credit Party or any of its Subsidiaries may reasonably request with respect to any Multiemployer Plan to which a Credit Party or any of its Subsidiaries is obligated to contribute; provided that if the Credit Parties or any of their Subsidiaries have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Credit Parties shall promptly make a request for such documents or notices from such administrator or sponsor and the Parent Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof; provided, further, that the rights granted to the Administrative Agent in this Section 9.7(a) shall be exercised not more than once with respect to the same Multiemployer Plan during any applicable plan year, and (b) the Parent Borrower will notify the Administrative Agent promptly following the occurrence of any ERISA Event or Foreign Plan Event that, alone or together with any other ERISA Events or Foreign Plan Events that have occurred, would reasonably be expected to result in liability of any Credit Party that would reasonably be expected to have a Material Adverse Effect.

9.8           Maintenance of Tangible Properties. The Parent Borrower will, and will cause each of the other Credit Parties to, keep and maintain all tangible property material to the conduct of its business in good working order and condition, ordinary wear and tear, casualty, and condemnation excepted, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

9.9           Transactions with Affiliates. The Parent Borrower will conduct, and cause each of the other Credit Parties to conduct, all transactions with any of its Affiliates (other than the Parent Borrower and the other Credit Parties) involving aggregate payments or consideration in excess of $100,000,000 for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Affiliate transaction, for any individual transaction or series of related transactions, on terms that are at least substantially as favorable to the Parent Borrower or such Credit Party as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, as determined by the board of directors of the Parent Borrower or such Credit Party in good faith; provided that the foregoing restrictions shall not apply to (a) the payment of fees to the Sponsor for management, consulting and financial services rendered to the Parent Borrower and its Subsidiaries and customary investment banking fees paid to the Sponsor for services rendered to the Parent Borrower and its Subsidiaries in connection with divestitures, acquisitions, financings and other transactions which payments are approved by a majority of the board of directors of the Parent Borrower in good faith, (b) transactions permitted by Section 10.1(c)(ii) or Section 10.4, (c) consummation of the Transactions and the payment of the Transaction Expenses, (d) the issuance of Capital Stock or Stock Equivalents of the Parent Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries not otherwise prohibited by the Credit Documents, (e) any transaction between or among the Parent Borrower and/or one or more of its Subsidiaries or joint venture (regardless of the form of legal entity) in which the Parent Borrower or any of its Subsidiaries has invested (and which Subsidiary or joint venture would not be an Affiliate of the Parent Borrower but for the Parent Borrower’s or a Subsidiary’s ownership of Capital Stock or Stock Equivalents in such joint venture or Subsidiary) to the extent permitted or not restricted by this Agreement, (f) (i) any collective bargaining agreements, employment agreements or arrangements, severance agreements or compensatory (including profit sharing) arrangements entered into by the Parent Borrower or any of its Subsidiaries with their respective current or former officers, directors, members of management, managers, employees, consultants or independent contractors or those of any Parent Entity, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock or Stock Equivalents pursuant to put/call rights or similar rights with current or former officers, directors, members of management, managers, employees, consultants or independent contractors and (iii) transactions pursuant to any employee compensation arrangement, benefit plan, stock option plan or arrangement, any health, disability or similar insurance plan which covers current or former officers, directors, members of management, employees, consultants or independent contractors; (g) payments by the Parent Borrower (and any direct or indirect parent thereof) and any of its Subsidiaries pursuant to the tax sharing agreements among the Parent Borrower (and any such parent) and such Subsidiaries that are permitted under Section 10.4(b)(13); provided that in each case the amount of such payments in any fiscal year does not exceed the aggregate amount that the Parent Borrower and such Subsidiaries would have been required to pay in respect of such foreign, federal, state and/or local taxes for such fiscal year had the Parent Borrower and such Subsidiaries paid such taxes separately from any such direct or indirect parent company of the Parent Borrower, (h) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers or employees of the Parent Borrower (or any direct or indirect parent thereof) and any of its Subsidiaries in the ordinary course of business to the extent attributable to the ownership, management or operation of the Parent Borrower or such Subsidiaries, including payroll, travel, business entertainment and similar advances to any of the foregoing Persons made in the ordinary course of business (i) transactions undertaken pursuant to membership in a purchasing consortium, (j) transactions pursuant to any agreement or arrangement as in effect as of the Closing Date, or any amendment, modification, supplement or replacement thereto (so long as any such amendment, modification, supplement or replacement is not disadvantageous in any material respect to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date as determined by the Parent Borrower in good faith), (k) customary payments by the Parent Borrower (or any direct or indirect parent) and any Subsidiaries to the Sponsor made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), (l) Affiliate repurchases of the Loans, Commitments or any other debt security to the extent permitted hereunder and the holding of such Loans, Commitments or other debt security and the payments and other transactions contemplated herein in respect thereof, (m) transactions with any Securitization Entity (including in connection with Permitted Securitization Financings) materially consistent, taken as a whole, with transactions taken customary for a Permitted Securitization Financing (including the payment of fees to, or obligation to reimburse, any Securitization Entity in respect of letters of credit issued to the account of such Securitization Entity for the benefit of the Borrower and its Subsidiaries), or any other customary transactions effected as part of a Permitted Securitization Financing, (n) undertaking or consummating any IPO Reorganization Transactions, (o) transactions under the Credit Documents or any First Tier Facility Agreements, (p) any reorganization or restructuring transactions related to the collapsing, requalification or qualification of the Parent Borrower or any Subsidiary as a REIT (including (i) the termination, creation or modification of a TRS structure, (ii) the liquidation of any REIT and the taking of any steps reasonably necessary thereto (as determined by the Parent Borrower or applicable Subsidiary), and (iii) redemption of any preferred shareholders and conversion of the REIT into a Delaware limited liability company), (q) any other Affiliate transactions permitted under the terms of any First Tier Facility Agreement (including (i) operating leases, (ii) any property management agreement to which the Parent Borrower or any of its Subsidiaries is party, and (iii) the right to cause any Properties to be transferred from a First Tier Facility Borrower to a newly formed, wholly owned Subsidiary of a First Tier Facility Borrower, which, in each case, is not prohibited by any such First Tier Facility Agreement), (r) the entry into and performance of any Lease or service agreement in the ordinary course of business, or the assignment, novation, subcontracting or transfer (whether in whole or in part) of any such Lease or service agreement to any Affiliate and (s) any other ordinary course non-material transactions entered into between the Borrower or any of its Subsidiaries with its Affiliates in accordance with past practices, including, without limitation, in connection with the use of Land or the development, ownership, lease, maintenance or operation of any of the Properties. For purposes of this Section 9.9, any transaction shall be deemed to have satisfied the requirements set forth in this Section 9.9 if (x) such transaction is approved by a majority of the Disinterested Directors or (y) a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such transaction.

9.10         End of Fiscal Years. The Parent Borrower will, for financial reporting purposes, cause each of its, and each of the Credit Parties’, fiscal years to end on dates consistent with past practice; provided, however, that the Parent Borrower may, upon written notice to the Administrative Agent change the financial reporting convention specified above to (x) align the dates of such fiscal year and for any Subsidiary whose fiscal years end on dates different from those of the Parent Borrower or (y) any other financial reporting convention (including a change of fiscal year) reasonably acceptable (such consent not to be unreasonably withheld or delayed) to the Administrative Agent, in which case the Parent Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

9.11         Additional Guarantors and Grantors. Subject to Section 9.14(b) and any applicable limitations set forth in the Security Documents, the Parent Borrower will cause (a) each direct or indirect Wholly-Owned Subsidiary of the Parent Borrower which owns Collateral (other than any Excluded Subsidiary) that is formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition), within 60 days from the later of (i) date of such formation, acquisition or cessation, as applicable and (ii) the date of delivery of the Section 9.1 Financials evidencing the obligation to provide a Guarantee pursuant to this Section 9.11 (or such longer period as the Administrative Agent may agree in its reasonable discretion), and (b) at the Parent Borrower’s sole option, any other Domestic Subsidiary reasonably acceptable to the Administrative Agent, in each case, to execute a supplement to each of the Guarantee and the Pledge Agreement in order to become a Guarantor under the Guarantee and a grantor under such Security Documents or, to the extent reasonably requested by the Collateral Agent, enter into a new Security Document substantially consistent with the analogous existing Security Documents and otherwise in form and substance reasonably satisfactory to the Collateral Agent and take all other action reasonably requested by the Collateral Agent to grant a perfected security interest in its relevant assets to substantially the same extent as created and perfected by the Credit Parties on the Closing Date. For the avoidance of doubt, no Credit Party that is a Domestic Subsidiary shall be required to take any action outside the United States to perfect any security interest in the Collateral (including the execution of any agreement, document or other instrument governed by the law of any jurisdiction other than the United States, any state thereof or the District of Columbia). In addition to the foregoing, if any other Domestic Subsidiary of the Parent Borrower that is a Wholly-Owned Subsidiary and is a Material Subsidiary becomes a guarantor or other obligor with respect to bonds, notices, debentures or similar debt instruments issued by the Parent Borrower, the Parent Borrower shall cause such Subsidiary to guarantee the obligations of the Parent Borrower hereunder.

9.12         Pledge of Additional Stock and Evidence of Indebtedness. Subject to Section 6.2 and Section 9.14(b) and any applicable limitations set forth in the Security Documents and other than (x)   when in the reasonable determination of the Administrative Agent and the Parent Borrower (as agreed to in writing), the cost or other consequences of doing so would be excessive in view of the benefits to be obtained by the Lenders therefrom or (y) to the extent doing so would result in material adverse tax consequences as reasonably determined by the Parent Borrower in consultation with the Administrative Agent, the Parent Borrower and each other Credit Party will cause (a) all certificates representing Capital Stock and Stock Equivalents which constitute Collateral that are held directly by any Credit Party and (b) any promissory notes executed after the Closing Date evidencing Indebtedness in excess of the greater of (a)  $75,000,000 and (b) 1.25% of Consolidated Total Assets as reflected in the most recently delivered Section 9.1 Financials (calculated on a Pro Forma Basis) at the time such promissory note is delivered to the Parent Borrower or any other Credit Party that is owing to the Parent Borrower or such other Credit Party, in each case to be delivered to the Collateral Agent as security for the Obligations accompanied by undated instruments of transfer executed in blank pursuant to the terms of the Security Documents.

9.13         Use of Proceeds. The Parent Borrower and the Credit Parties will use the proceeds of the Revolving Credit Loans and use the Letters of Credit (a) on the Closing Date, together with the proceeds of other First Tier Facilities established on the Closing Date and cash on hand of the Parent Borrower, solely (i) to finance the Transactions in an amount equal to the amount necessary to fund (A) the Reserves Shortfall and (B) without duplication of the Reserves Shortfall, the Proceeds Shortfall (any Revolving Credit Loans borrowed pursuant to this clause (a)(i) arising as a direct result of the establishment of special reserves for Material Lease Defects, “Lease Defect Revolving Obligations”), (ii) to fund (A) upfront fees or original issue discount in respect of any Credit Facilities (and any other First Tier Facilities established on the Closing Date) imposed under the Fee Letter, (B) working capital adjustments and reimbursements for Capital Expenditures pursuant to the Acquisition Agreement and/or the refinancing of any Indebtedness incurred for working capital or Capital Expenditure purposes and (C) purchase price adjustments made pursuant to the Acquisition Agreement and/or the Property Acquisition Agreements and (iii) to issue Letters of Credit which may be used for all purposes not otherwise prohibited under this Agreement including without limitation (x) to replace, backstop or otherwise support or replace Letters of Credit in favor of third parties existing on the Closing Date and (y) to backstop any Reserves Shortfall existing on the Closing Date after giving effect to the Transactions, and (b) at any time and from time to time after the Closing Date, for Capital Expenditures, working capital and any general corporate purpose (including to finance any other transactions not prohibited by the Credit Documents. Neither any Borrower, nor any Credit Party will directly or indirectly, use the proceeds of the Revolving Credit Loans and use the Letters of Credit in in connection with any Sanctioned Person or in a manner that would otherwise cause a violation of any Anticorruption Laws, Sanctions or AML Laws.

9.14       Further Assurances.

(a)          Subject to the terms of Sections 9.11 and 9.12, this Section 9.14, and the Security Documents, the Parent Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements, and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust, and other documents) that may be required under any applicable law, or that the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect, and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of the Parent Borrower and the Credit Parties.

(b)         Subject to any applicable limitations set forth in the Security Documents and other than (x)  when in the reasonable determination of the Administrative Agent and the Parent Borrower (as agreed to in writing), the cost or other consequences of doing so would be excessive in view of the benefits to be obtained by the Lenders therefrom or (y) to the extent doing so would result in material adverse tax consequences as reasonably determined by the Parent Borrower in consultation with the Administrative Agent, if any assets (other than Excluded Property) of any Credit Party are acquired after the Closing Date, which assets are required to be pledged as Collateral under the Security Documents (other than Capital Stock and Stock Equivalents and assets constituting Collateral under the Security Documents that become subject to the Lien of the applicable Security Document upon acquisition thereof), the Parent Borrower will notify the Collateral Agent, and, if requested by the Collateral Agent, the Parent Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the other applicable Credit Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent, as soon as commercially reasonable but in no event later than ninety (90) days after such acquisition, unless extended by the Administrative Agent in its sole discretion, to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in clause (a) of this Section 9.14.

9.15       [reserved.]

9.16       Lines of Business. The Parent Borrower and the other Credit Parties, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Parent Borrower and the other Credit Parties, taken as a whole, on the Closing Date and other business activities which are extensions thereof or otherwise incidental, synergistic, reasonably related, or ancillary to any of the foregoing (and non-core incidental businesses acquired to the extent permitted or not prohibited hereunder).

9.17       Financial Covenants under Other Indebtedness. To the extent the Parent Borrower, under the terms of any facility of the Parent Borrower consisting of Indebtedness described in clause (a) of the definition thereof which would constitute Material Indebtedness, is obligated to comply with any financial maintenance covenant thereunder, such financial covenant shall also apply to the Revolving Credit Facility (a) to the extent the Revolving Credit Facility does not require the Parent Borrower’s compliance with any financial maintenance covenant or (b) if, subsequent to the Closing Date, any financial maintenance covenant is then-applicable to the Revolving Credit Facility by operation of this Section 9.17, solely to the extent such new financial maintenance covenant is more restrictive than the then-applicable financial maintenance covenant under the Revolving Credit Facility, and the Parent Borrower shall, with the Administrative Agent, shall amend the Credit Documents such that the Revolving Credit Lenders benefit from such more restrictive financial covenant.

9.18       Post-Closing Actions. The Parent Borrower agrees that it will, or will cause its relevant Subsidiaries to, complete each of the actions described on Schedule 9.18 as soon as commercially reasonable and by no later than the date set forth in Schedule 9.18 with respect to such action or such later date as the Administrative Agent may reasonably agree.

9.19       Foreign First-Tier Finance Holdings Subsidiaries. The Parent Borrower agrees that each Foreign First-Tier Finance Holdings Subsidiary, whether now existing or formed after the Closing Date, shall (i) be a holding company, with no material assets or operations beyond the ownership of the equity interests of its subsidiaries and (ii) shall not incur any Indebtedness or grant any Liens to any other Person.

Section 10.           Negative Covenants.

The Parent Borrower hereby covenants and agrees that on the Closing Date (immediately after the consummation of the Acquisition) and thereafter, until the Revolving Credit Termination Date:

10.1         Limitation on Indebtedness. The Parent Borrower will not, and will not permit any other Credit Party to create, incur, issue, assume, guarantee or otherwise become liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) in an aggregate principal amount at any time in excess of ten percent (10%) of NAV, and the Parent Borrower will not issue any shares of Disqualified Stock and will not permit any other Credit Party to issue any shares of Disqualified Stock; provided that the Parent Borrower may incur Indebtedness (including Acquired Indebtedness incurred in connection with, or in contemplation of, a Permitted Acquisition) or issue shares of Disqualified Stock, and any Credit Party may incur Indebtedness (including Acquired Indebtedness incurred in connection with, or in contemplation of, a Permitted Acquisition), issue shares of Disqualified Stock and issue shares of preferred stock that is, in each case, secured by a Lien on the Collateral that is pari passu with the Lien securing the Obligations, secured by a Lien on the Collateral that is junior to the Lien securing the Obligations, or that is unsecured to the extent that the LTV after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, on a Pro Forma Basis would not exceed 60%.

The foregoing limitations will not apply to:

(a)        Indebtedness arising under the Credit Documents or otherwise permitted pursuant to Section 2.14;

(b)       Non-Recourse Indebtedness, as long as such Non-Recourse Indebtedness is not Indebtedness for borrowed money or a guarantee of Indebtedness for borrowed money, arising or permitted under any First Tier Facility (including any hedging or swap obligations entered into in connection with any First Tier Facility, to the extent constituting Non-Recourse Indebtedness of the Credit Parties (provided that such Non-Recourse Indebtedness is not Indebtedness for borrowed money or a guarantee of Indebtedness for borrowed money));

(c)       (i) Indebtedness (including any unused commitment) outstanding on the Closing Date listed on Schedule 10.1 (or, to the extent not listed on such Schedule, where the principal amount of such Indebtedness is less than $50,000,000 in the aggregate) and (ii) intercompany Indebtedness (including any unused commitment) outstanding on the Closing Date listed on Schedule 10.1 or owed by a Credit Party to another Credit Party or any Subsidiary thereof; provided that any such Indebtedness owed by a Credit Party to a Subsidiary that is not a Credit Party shall be subordinated in right of payment to the Obligations;

(d)       Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and preferred stock incurred by the Parent Borrower or any other Credit Party, to finance the purchase, lease, construction, installation, maintenance, replacement or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and Indebtedness arising from the conversion of the obligations of the Parent Borrower or any other Credit Party under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of the Parent Borrower or such Credit Party, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (d) and all Indebtedness incurred to refinance any other Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (d), does not exceed the greater of (x) $225,000,000 and (y) 4.25% of Consolidated Total Assets as reflected in the most recently delivered Section 9.1 Financials, calculated on a Pro Forma Basis at the time of incurrence; provided that Capitalized Lease Obligations incurred by the Parent Borrower or any Credit Party pursuant to this clause (d) in connection with a Permitted Sale Leaseback shall not be subject to the foregoing limitation so long as the proceeds of such Permitted Sale Leaseback are used by the Parent Borrower or such Credit Party to permanently repay other Indebtedness secured by a Lien on the assets subject to such Permitted Sale Leaseback (excluding any Lien ranking junior to the Lien securing the Obligations);

(e)       Indebtedness incurred by the Parent Borrower or any other Credit Party (including letter of credit obligations consistent with past practice constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business), in respect of workers’ compensation claims, deferred compensation, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement or indemnification type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(f)        Indebtedness arising from agreements of the Parent Borrower or any other Credit Party providing for indemnification, adjustment of purchase price, earnout or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary or other Person, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(g)       shares of preferred stock of a Credit Party issued to the Parent Borrower or another Credit Party;

(h)       Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(i)        (i) obligations in respect of customs, self-insurance, performance, bid, appeal, and surety bonds and completion guarantees and similar obligations provided by the Parent Borrower or any other Credit Party or (ii) obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business or consistent with past practice;

(j)        (i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business and (ii) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(k)       (i) Indebtedness of the Parent Borrower or any other Credit Party supported by a letter of credit, in a principal amount not in excess of the amount of such letter of credit so long as such letter of credit is otherwise permitted to be incurred pursuant to this Section 10.1 or (ii) obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Credit Party to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(l)        Indebtedness of the Parent Borrower or any of the other Credit Parties consisting of the financing of insurance premiums;

(m)      (1) Indebtedness of the Parent Borrower or any of the other Credit Parties undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business, including with respect to financial accommodations of the type described in the definition of Cash Management Services and (2) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Parent Borrower and such Credit Parties with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Parent Borrower and the other Credit Parties;

(n)       Indebtedness consisting of Indebtedness issued by the Parent Borrower or any of the other Credit Parties to future, current or former officers, directors, managers and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Parent Borrower or any direct or indirect parent company of the Parent Borrower to the extent described in clause (4) of Section 10.4(b);

(o)       Indebtedness in respect of taxes, assessments, governmental charges or levies to the extent that payment therefor shall not at the time be required to be made in accordance with Section 9.4;

(p)       Indebtedness in respect of judgments and attachments for the payment of money not constituting an Event of Default under Section 11.5 or Section 11.9;

(q)       unsecured Indebtedness that represents accrued (or deferred) and unpaid management fees to the Sponsor; provided, that the payment of such management fees in respect of such Indebtedness is not otherwise prohibited under Section 10.4;

(r)        (i) guarantees incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners and (ii)  Indebtedness incurred by the Parent Borrower or any other Credit Party as a result of Leases or services agreements entered into by such Credit Party or any Subsidiary thereof in the ordinary course of business;

(s)       [reserved]; and

(t)        to the extent constituting Indebtedness, the payment of fees to, or obligation to reimburse, any Securitization Entity in respect of letters of credit issued to the account of such Securitization Entity for the benefit of the Borrower and its Subsidiaries in the ordinary course and for customary business purposes.

For purposes of determining compliance with this Section 10.1: (i) in the event that an item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or preferred stock described in clauses (a) through (r) above or is entitled to be incurred pursuant to the first paragraph of this Section 10.1, the Parent Borrower, in its sole discretion, will classify and may reclassify such item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or preferred stock in one of the above clauses or paragraphs; and (ii) at the time of incurrence, the Parent Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in this Section 10.1.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this covenant. Any Indebtedness incurred to refinance Indebtedness permitted pursuant to this Section 10.1 shall be deemed to include additional Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums (including reasonable tender premiums), defeasance costs, fees, and expenses in connection with such refinancing.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in another currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums, and other costs and expenses and accrued and unpaid interest incurred in connection with such refinancing.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

10.2        Limitation on Fundamental Changes. The Parent Borrower will not, and will not permit any other Credit Party to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:

(a)           so long as no Event of Default has occurred and is continuing or would result therefrom, any Person may be merged, amalgamated or consolidated with or into the Parent Borrower; provided that (A) the Parent Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not a Borrower (such other Person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (2) the Successor Borrower shall expressly assume all the obligations of the Parent Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto or in a form otherwise reasonably satisfactory to the Administrative Agent, (3) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have, by a supplement to the Guarantee, confirmed that its guarantee thereunder shall apply to any Successor Borrower’s obligations under this Agreement, (4) each other Credit Party pledgor, unless it is the other party to such merger, amalgamation or consolidation, shall have, by a supplement to any applicable Security Document, affirmed that its obligations thereunder shall apply to its Guarantee as reaffirmed pursuant to clause (3), and (5) the Successor Borrower shall have delivered to the Administrative Agent (x) an officer’s certificate stating that such merger, amalgamation, or consolidation and such supplements preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the applicable Security Documents and (y) if requested by the Administrative Agent, an opinion of counsel to the effect that such merger, amalgamation, or consolidation does not violate this Agreement or any other Credit Document and that the provisions set forth in the preceding clauses (3) and (4) preserve the enforceability of the Guarantee and the perfection of the Liens created under the applicable Security Documents (it being understood that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Parent Borrower under this Agreement);

(b)           so long as no Event of Default has occurred and is continuing or would result therefrom, any Person (in each case, other than the Parent Borrower) may be merged, amalgamated or consolidated with or into any one or more Credit Parties (other than the Parent Borrower); provided that (i) in the case of any merger, amalgamation or consolidation involving one or more such Credit Parties, a Credit Party shall be the continuing or surviving Person, (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation and if the surviving Person is not already a Guarantor, such Person shall execute a supplement to the Guarantee and the relevant Security Documents in form and substance reasonably satisfactory to the Administrative Agent in order to become a Guarantor and pledgor, as applicable, thereunder for the benefit of the Secured Parties, and, (iii) the Parent Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and any such supplements to any Security Document preserve the enforceability of the Guarantees and the perfection and priority of the Liens under the applicable Security Documents;

(c)           the Transactions may be consummated;

(d)           any Credit Party (other than the Parent Borrower) may convey, sell, lease, assign, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or dissolution or otherwise) to, or may be merged, amalgamated or consolidated with, any other Credit Party;

(e)            any Credit Party may liquidate or dissolve if the Parent Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Parent Borrower and its Subsidiaries and is not materially disadvantageous to the interests of the Lenders;

(f)            The Parent Borrower and any of the Credit Parties may consummate a merger, dissolution, liquidation, consolidation, investment or conveyance, sale, lease, assignment or disposition, the purpose of which is to effect an Asset Sale (which for the purposes of this Section 10.2(f) will include any disposition below the dollar threshold set forth in clause (b)(iv) of the definition of “Asset Sale”), other disposition or an Investment permitted or not prohibited hereunder;

(g)           undertaking or consummating any IPO Reorganization Transactions or such other transactions related to the restructuring of any Person as reasonably determined by the Parent Borrower and the other Credit Parties to be necessary to allow such Person or any direct or indirect owner thereof to satisfy stock exchange or quotation system listing or trading requirements;

(h)           the Parent Borrower or any other Credit Party may convey, sell, lease, assign, transfer or otherwise dispose of any or all of its assets or any Equity Interests or other beneficial interests in a Subsidiary of the Parent Borrower or other Credit Party (in each case, upon voluntary liquidation or dissolution or otherwise and including by way of merger or consolidation), or enter into any other transaction otherwise prohibited by this Section 10.2, in each case, to the extent such transaction is permitted pursuant to any First Tier Facility Agreement;

(i)            (i) any transactions described in clause (q) of Section 9.9 or (ii) any other conversion by the Parent Borrower or any Credit Party to a REIT, in each case, shall be permitted; and

(j)            any Credit Party may convert to a limited liability company under the laws of its applicable state of jurisdiction or the State of Delaware.

10.3         Limitation on Sale of Assets. The Parent Borrower will not, and will not permit any other Credit Party to, consummate an Asset Sale, unless:

(a)           such Asset Sale (of assets that are not Collateral) is permitted pursuant to the terms of any First Tier Facility Agreement or relates to any deposit of cash payable to or belonging to any Securitization Entity required by, and in accordance with, any Permitted Securitization Documents; or

(b)           (i)        the Parent Borrower or such Credit Party, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(ii)       except in the case of a Permitted Asset Swap, if the property or assets sold or otherwise disposed of have a Fair Market Value in excess of the greater of (a) $100,000,000 and (b)  1.5% of Consolidated Total Assets as reflected in the most recently delivered Section 9.1 Financials, calculated on a Pro Forma Basis at the time of such disposition, at least 75% of the consideration for such Asset Sale, together with all other Asset Sales since the Closing Date (on a cumulative basis) received by the Parent Borrower or such Credit Party, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(A)       any liabilities (as reflected on the Parent Borrower’s most recent consolidated balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Parent Borrower’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such consolidated balance sheet, as determined in good faith by the Parent Borrower) of the Parent Borrower, other than liabilities that are by their terms subordinated to the Loans, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) and for which the Parent Borrower and all such Credit Parties have been released by all applicable creditors in writing;

(B)       any securities, notes or other obligations or assets received by the Parent Borrower or such Credit Party from such transferee that are converted by the Parent Borrower or such Credit Party into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale;

(C)       Indebtedness, other than liabilities that are by their terms subordinated to the Loans, that are of any Credit Party that is no longer a Credit Party as a result of such Asset Sale, to the extent that the Parent Borrower and all other Credit Parties have been validly released from any guarantee of payment of such Indebtedness in connection with such Asset Sale;

(D)       consideration consisting of Indebtedness of the Parent Borrower (other than Subordinated Indebtedness) received after the Closing Date from Persons who are not the Parent Borrower or any Credit Party; and

(E)       any Designated Non-Cash Consideration received by the Parent Borrower or such Credit Party in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (E) that is at that time outstanding, not to exceed the greater of $325,000,000 or 6.0% of Consolidated Total Assets as reflected in the most recently delivered Section 9.1 Financials, calculated on a Pro Forma Basis at the time of the receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this clause (ii) of this provision and for no other purpose; and

(iii)                       no Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing.

(c)           After the Parent Borrower’s or any Credit Party’s receipt of the Net Cash Proceeds of any Asset Sale, the Parent Borrower or the applicable Credit Party may apply such Net Cash Proceeds in any manner not prohibited by this Agreement.

10.4         Limitation on Restricted Payments.

(a)           The Parent Borrower will not, directly or indirectly (including, for the avoidance of doubt, through any Subsidiary):

(1)       declare or pay any dividend or make any payment or distribution on account of the Parent Borrower’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, other than dividends or distributions by the Parent Borrower payable in Equity Interests (other than Disqualified Stock) of the Parent Borrower or in options, warrants or other rights to purchase such Equity Interests;

(2)        purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Parent Borrower or any direct or indirect parent company of the Parent Borrower, including in connection with any merger or consolidation;

(3)        make, or permit any of the other Credit Parties to make, any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Junior Debt of the Parent Borrower or any Credit Party (such payments “Restricted Debt Payments”), other than (A) Indebtedness permitted under clause (c)(ii) of Section 10.1 or (B) the purchase, repurchase or other acquisition of Junior Debt purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(4)       make, or permit any of the other Credit Parties to make, any loans to any direct or indirect parent company of the Parent Borrower;

(all such payments and other actions set forth in clauses (1) through (4) above (other than any exception thereto) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(i)        with respect to any Restricted Payments, the Borrower shall have paid (A) any amount due and payable under Section 5.2(a) and (B) all installments of any Quarterly Prepayment Amount due and payable as of last Business Day of the most recently completed fiscal quarter of the Borrower in accordance with Section 5.2(b), or shall have provided a Sponsor Guaranty satisfying the requirements of Section 5.2(b) in respect of such Quarterly Prepayment Amounts; and

(ii)       no Default or Event of Default described in Section 11.1 or 11.5 shall have occurred and be continuing.

(b)           The foregoing provisions of Section 10.4(a) will not prohibit:

(1)       the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement;

(2)       (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Junior Debt of the Parent Borrower, or any Equity Interests of any direct or indirect parent company of the Parent Borrower, in exchange for, or out of the proceeds of the substantially concurrent sale or issuance (other than to a Credit Party) of, Equity Interests of the Parent Borrower or any direct or indirect Parent Entity or management investment vehicle to the extent contributed to the Parent Borrower (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this Section 10.4(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect Parent Entity) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3)      the prepayment, redemption, defeasance, repurchase or other acquisition or retirement for value of Junior Debt of the Parent Borrower or another Credit Party made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Parent Borrower or such Credit Party, as the case may be, which is incurred in compliance with Section 10.1 so long as: (A) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on the Junior Debt being so redeemed, defeased, repurchased, exchanged, acquired or retired for value, plus the amount of any premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness, (B) if such Junior Debt is subordinated to the Obligations, such new Indebtedness is subordinated to the Obligations or the applicable Guarantee at least to the same extent as such Junior Debt so purchased, exchanged, redeemed, defeased, repurchased, acquired or retired for value, (C) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Junior Debt being so redeemed, defeased, repurchased, exchanged, acquired or retired, (D) if such Junior Debt so purchased, exchanged, redeemed, repurchased, acquired or retired for value is (i) unsecured then such new Indebtedness shall be unsecured or (ii) secured by a Lien ranking junior to the Liens securing the Obligations then such new Indebtedness shall be unsecured or secured by a Lien ranking junior to the Liens securing the Obligations, and (E) such new Indebtedness has a weighted average life to maturity equal to or greater than the remaining weighted average life to maturity of the Junior Debt being so redeemed, defeased, repurchased, exchanged, acquired or retired;

(4)       a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Parent Borrower or any direct or indirect Parent Entity or management investment vehicle held by any future, present or former employee, director, manager or consultant of the Parent Borrower, any of its Subsidiaries or any direct or indirect Parent Entity or management investment vehicle, or their estates, descendants, family, spouse or former spouse pursuant to any management equity plan or stock option or phantom equity plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Parent Borrower or any direct or indirect Parent Entity or management investment vehicle in connection with such repurchase, retirement or other acquisition), including any Equity Interests rolled over by management of the Parent Borrower or any direct or indirect Parent Entity or management investment vehicle in connection with the Transactions; provided that, except with respect to non-discretionary purchases, the aggregate Restricted Payments made under this clause (4) subsequent to the Closing Date do not exceed in any calendar year the greater of (a) $75,000,000 and (b) 1.0% of Consolidated Total Assets as reflected in the most recently delivered Section 9.1 Financials, calculated on a Pro Forma Basis (which subsequent to the consummation of an IPO shall increase to the greater of (a) $150,000,000 and (b) 2.0% of Consolidated Total Assets as reflected in the most recently delivered Section 9.1 Financials, calculated on a Pro Forma Basis) (with unused amounts in any calendar year being carried over to succeeding calendar years); provided, further, that such amount in any calendar year may be increased by an amount not to exceed: (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Parent Borrower and, to the extent contributed to the Parent Borrower, the cash proceeds from the sale of Equity Interests of any direct or indirect Parent Entity or management investment vehicle, in each case to any future, present or former employees, directors, managers or consultants of the Parent Borrower, any of its Subsidiaries or any direct or indirect Parent Entity or management investment vehicle that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 10.4(a), plus (B) the cash proceeds of key man life insurance policies received by the Parent Borrower and the Credit Parties after the Closing Date, plus (C) the amount of any cash bonuses otherwise payable to employees, officers, directors, managers, consultants or independent contractors of the Parent Borrower or any other Credit Parties or any direct or indirect parent of the Parent Borrower that are foregone in return for the receipt of Equity Interests, less (D) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4); and provided, further, that cancellation of Indebtedness owing to the Parent Borrower or any other Credit Party from any future, present or former employees, directors, managers or consultants of the Parent Borrower, any direct or indirect Parent Entity or management investment vehicle or any Credit Party, or their estates, descendants, family, spouse or former spouse in connection with a repurchase of Equity Interests of the Parent Borrower or any direct or indirect Parent Entity or management investment vehicle will not be deemed to constitute a Restricted Payment for purposes of this Section 10.4 or any other provision of this Agreement;

(5)      the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Parent Borrower or any other Credit Party or any class or series of preferred stock of any Credit Party, in each case, issued in accordance with Section 10.1;

(6)       (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Parent Borrower after the Closing Date; (B) the declaration and payment of dividends to any direct or indirect parent company of the Parent Borrower, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent company issued after the Closing Date; provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Parent Borrower from the sale of such Designated Preferred Stock; or (C) the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this Section 10.4(b); provided that, in the case of each of (A), (B), and (C) of this clause (6), for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock, after giving effect to such issuance or declaration on a pro forma basis, the LTV would not exceed 60%;

(7)       (i) payments made or expected to be made by the Parent Borrower or any other Credit Party in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, manager, or consultant and repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants and (ii) payments or other adjustments to outstanding Equity Interests in accordance with any management equity plan, stock option plan or any other similar employee benefit plan, agreement or arrangement in connection with any Restricted Payment;

(8)       the declaration and payment of dividends on the Parent Borrower’s common stock (or the payment of dividends to any direct or indirect parent company of the Parent Borrower to fund a payment of dividends on such company’s common stock), following consummation of an IPO, not to exceed the sum (a) of up to 6.00% per annum of the net cash proceeds received by or contributed to the Parent Borrower in or from such IPO, other than public offerings with respect to the Parent Borrower’s common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution and (b) up to 7.00% of the market capitalization of the Parent Borrower;

(9)       Restricted Payments in an amount that does not exceed the amount of Excluded Contributions made since the Closing Date;

(10)     other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause not to exceed the Available Restricted Debt Payments Amount;

(11)     distributions or payments of Securitization Fees, sales, contributions and other payments of Securitization Assets and purchases of Securitization Assets pursuant to a purchase obligation or any Restricted Payments made in respect of any consideration, payment, dividend, distribution or other transfer in connection with a Permitted Securitization Financing;

(12)     any Restricted Payment made in connection with the Transactions (including to holders of Equity Interests of the Parent Borrower (immediately prior to giving effect to the Acquisition) in connection with, or as a result of, the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto), in each case, with respect to the Transactions and the fees and expenses related thereto or used to fund amounts owed to Affiliates (including dividends to any direct or indirect parent company of the Parent Borrower to permit payment by such parent of such amount), to the extent permitted by Section 9.9 (other than clause (b) thereof), and Restricted Payments in respect of working capital adjustments or purchase price adjustments pursuant to the Acquisition Agreement, any Property Acquisition, any Permitted Acquisition or other Investment and to satisfy indemnity and other similar obligations under the Acquisition Agreement, any Property Acquisition, any Permitted Acquisitions or other Investments and Restricted Payments made to holders of Equity Interests of the Parent Borrower to reimburse such holders for any deposits funded prior to the Closing Date in respect of the Acquisition Agreement or any Property Acquisition;

(13)     the declaration and payment of dividends to or the making of loans to, (A) any direct or indirect Parent Entity in amounts required for such Parent Entity to pay franchise and excise Taxes, and other fees and expenses, required to maintain its organizational existence and privilege of doing business, (B) the equity holders of a Parent Entity in an aggregate amount necessary for any such equity holder (or its direct or indirect equity holders) to pay U.S. federal, state or local income Tax liabilities (including estimated Taxes) in respect of income, receipts, gain, loss, deduction and credit of any Borrower or a Subsidiary of any Borrower, calculated by assuming that the items of income, gain, loss, deduction and credit of any Borrower or and of any such Subsidiary were the only such items entering into the computation of Tax liability, and applying the highest marginal effective rate of federal, state and local income Tax to which any of the Parent Borrower’s direct or indirect owners are subject, but taking into consideration (i) the character and nature of such income (i.e., whether such income is subject to income Tax at capital gains rates, ordinary income rates or any special rates), (ii) any losses previously allocated to each such equity holder from and after the date hereof that are available to reduce such income Tax liability, and (iii) deductions arising from Tax basis adjustments under Section 734 of the Code or Section 743 of the Code and the Treasury Regulations thereunder, (C) without duplication of the forgoing clauses (A) and (B) of this sub- clause (13), a Parent Entity if such Parent Entity is a REIT and the Borrower’s or any Subsidiary’s income is includable in the income of such Parent Entity for U.S. federal income tax purposes, in an amount not to exceed the minimum amount reasonably estimated to be required for such Parent Entity to (x) continue to maintain its status as a REIT and (y) avoid any entity-level income or excise tax, including tax under Section 4981 of the Code, assuming that such Parent Entity has no income other than the income of the Parent Borrower or such Subsidiaries (provided, however, there shall not be any implied requirement that the Parent Borrower, any Subsidiary or such Parent Entity utilize the dividend deferral options in Section 857(b)(9) or Section 858(a) of the Code), (such distributions collectively in (A), (B), and (C), the “Permitted Tax Distributions”) (D) customary salary, bonus, and other benefits payable to, and indemnities provided on behalf of, officers, employees, directors, and managers of any direct or indirect parent company of the Parent Borrower to the extent such salaries, bonuses, and other benefits are attributable to the ownership or operation of the Parent Borrower and its Subsidiaries, including the Parent Borrower’s proportionate share of such amount relating to such Parent Entity being a public company, (E) general corporate or other operating (including, without limitation, expenses related to auditing or other accounting matters) and overhead costs and expenses of any direct or indirect Parent Entity to the extent such costs and expenses are attributable to the ownership or operation of the Parent Borrower and its Subsidiaries, including the Parent Borrower’s proportionate share of such amount relating to such Parent Entity being a public company, (F) amounts required for any direct or indirect Parent Entity to pay fees and expenses incurred by any direct or indirect Parent Entity related to (i) the maintenance by such parent entity of its corporate or other entity existence and (ii) transactions of such Parent Entity in connection with any acquisition, Investment, recapitalization, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed), (G) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Parent Borrower or any such direct or indirect Parent Entity, (H) repurchases deemed to occur upon the cashless exercise of stock options and (I) amounts related to the financing of any Investment (provided that such Parent Entity shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Parent Borrower or its Subsidiaries or (2) the merger (to the extent permitted in Section 10.2) of the Person formed or acquired into the Parent Borrower or its Subsidiaries in order consummate such acquisition or Investment);

(14)     (i) the repurchase, redemption or other acquisition for value of Equity Interests of the Parent Borrower deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Parent Borrower, in each case, permitted under this Agreement and (ii) the honoring of any conversion request of a holder of convertible Indebtedness and the making of cash payments in lieu of fractional shares in connection with any such conversion and the making of payments on convertible Indebtedness in accordance with its terms;

(15)     the prepayment, redemption, defeasance, repurchase or other acquisition or retirement for value of Junior Debt in an aggregate amount pursuant to this clause (15) not to exceed the sum of (a) the greater of (x) $175,000,000 and (y) 3.0% of Consolidated Total Assets as reflected in the most recently delivered Section 9.1 Financials, calculated on a Pro Forma Basis at the time of such prepayment, redemption, defeasance, repurchase, acquisition or retirement and (b) the Available Restricted Payments Amount;

(16)     undertaking or consummating any IPO Reorganization Transactions;

(17)     payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of assets that complies with Section 10.2; and

(18)      any Restricted Payment made in connection with the Transactions and the fees and expenses related thereto or used to fund amounts owed to Affiliates (including dividends to any direct or indirect parent company of the Parent Borrower to permit payment by such parent of such amount), to the extent permitted by Section 9.9 (other than clause (b) thereof) and the redemption of any Equity Interests of DCCO Tukwila Domestic REIT, LLC within five (5) Business Days of the Closing Date.

For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment meets the criteria of any of clauses (1) through (18) above and/or is entitled to be made pursuant to Section 10.4(a), the Parent Borrower will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or portion thereof) among such clauses (1) through (18) and/or Section 10.4(a) in a manner that otherwise complies with this covenant.

Section 11.             Events of Default.

Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.1         Payments. Any Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more Business Days, in the payment when due of any interest on the Loans or any Fees or any Unpaid Drawings or of any other amounts owing hereunder or under any other Credit Document; provided that any default in the payment of any Quarterly Prepayment Amount owing pursuant to Section 5.2(b) when and as the same shall become due shall constitute an Event of Default only if (x) such default shall continue unremedied for a period of one full fiscal quarter following such amount becoming due hereunder or (y) a Sponsor Guaranty of such defaulted Quarterly Prepayment Amount shall have not been otherwise provided during such fiscal quarter period; or

11.2         Representations, Etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto (except those in the Credit Documents that are made or deemed made on the Closing Date that are not the Specified Representations) shall prove to be untrue in any material respect on the date as of which made or deemed made, and, to the extent capable of being cured, such incorrect representation or warranty shall remain incorrect for a period of 30 days after written notice thereof from the Administrative Agent to the Parent Borrower; or

11.3         Covenants. Any Credit Party shall:

(a)           default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(e)(i), Section 9.5 (solely with respect to the Parent Borrower) or Section 10; or

(b)           default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement or any Security Document and such default shall continue unremedied for a period of at least 30   days after receipt of written notice by the Parent Borrower from the Administrative Agent or the Required Lenders; or

11.4         Default Under Other Agreements. (a) The Parent Borrower or any of the other Credit Parties shall (i) fail to make any payment with respect to any Indebtedness (other than the Obligations) in excess of the greater of (x) $225,000,000 and (y) 4.0% of Consolidated Total Assets as reflected in the most recently delivered Section 9.1 Financials (calculated on a Pro Forma Basis) in the aggregate (“Material Indebtedness”), for the Parent Borrower and such Credit Parties, beyond the period of grace and following all required notices, if any, provided in the instrument or agreement under which such Material Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (after giving effect to all applicable grace periods and delivery of all required notices) (other than, with respect to Indebtedness consisting of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements (it being understood that clause (i) shall apply to any failure to make any payment in excess of the greater of (x) $225,000,000 and (y) 4.0% of Consolidated Total Assets as reflected in the most recently delivered Section 9.1 Financials (calculated on a Pro Forma Basis) that is required as a result of any such termination or similar event and that is not otherwise being contested in good faith)), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Material Indebtedness to be made, prior to its stated maturity; provided that this clause (a) shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Material Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), or (b) without limiting the provisions of clause (a) above, any such Material Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements (it being understood that clause (a)(i) above shall apply to any failure to make any payment in excess of the greater of (x) $ 225,000,000 and (y) 4.0% of Consolidated Total Assets as reflected in the most recently delivered Section 9.1 Financials (calculated on a Pro Forma Basis) that is required as a result of any such termination or equivalent event and that is not otherwise being contested in good faith)), prior to the stated maturity thereof; provided that this clause (b) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness, (y) Indebtedness which is convertible into Qualified Stock and converts to Qualified Stock in accordance with its terms and such conversion is not prohibited hereunder, or (z) any breach or default that is (I) remedied by the Parent Borrower or the applicable Credit Party or (II) waived (including in the form of amendment) by the required holders of the applicable item of Indebtedness, in either case, prior to the acceleration of Loans pursuant to this Section 11; or

11.5         Bankruptcy, Etc. Except as otherwise permitted by Section 10.2, the Parent Borrower or any Significant Subsidiary shall commence a voluntary case, proceeding or action concerning itself under Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against the Parent Borrower or any Significant Subsidiary and the petition is not controverted within 60 days after commencement of the case, proceeding or action; or an involuntary case, proceeding or action is commenced against the Parent Borrower or any Significant Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code), judicial manager, compulsory manager, receiver, receiver manager, trustee, liquidator, administrator, administrative receiver or similar Person is appointed for, or takes charge of, all or substantially all of the property of the Parent Borrower or any Significant Subsidiary; or the Parent Borrower or any Significant Subsidiary commences any other voluntary proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, winding-up, administration or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Parent Borrower or any Significant Subsidiary; or there is commenced against the Parent Borrower or any Significant Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or the Parent Borrower or any Significant Subsidiary is adjudicated bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or the Parent Borrower or any Significant Subsidiary suffers any appointment of any custodian receiver, receiver manager, trustee, administrator or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Parent Borrower or any Significant Subsidiary makes a general assignment for the benefit of creditors; or

11.6         ERISA. An ERISA Event or a Foreign Plan Event shall have occurred with respect to a Pension Plan, a Multiemployer Plan or a Foreign Plan and such event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in a Material Adverse Effect; or

11.7         Guarantee. Other than as expressly permitted hereunder, any Guarantee provided by any Credit Party or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof and thereof) or any such Guarantor thereunder or any other Credit Party shall deny or disaffirm in writing any such Guarantor’s obligations under the Guarantee; or

11.8         Security Documents. Other than as expressly permitted hereunder, the Pledge Agreement or any other Security Document pursuant to which the assets of the Parent Borrower or any other Credit Party are pledged as Collateral or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof, solely as a result of acts or omissions of the Collateral Agent or any Lender in respect of certificates, promissory notes or instruments actually delivered to it (including as a result of the Collateral Agent’s failure to file a Uniform Commercial Code continuation statement or failure to maintain possession of any Capital Stock or Stock Equivalents that have been previously delivered to it)) or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s obligations under the Pledge Agreement or any other Security Document; or

11.9         Judgments. One or more final judgments or decrees shall be entered against the Parent Borrower or any of the other Credit Parties involving a liability in excess of the greater of (x) $225,000,000 and (y) 4.0% of Consolidated Total Assets as reflected in the most recently delivered Section 9.1 Financials (calculated on a Pro Forma Basis) in the aggregate for all such judgments and decrees for the Parent Borrower and the other Credit Parties (to the extent not covered by insurance or indemnities as to which the applicable insurance company or third party has not denied coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days after the entry thereof; or

11.10       Change of Control. A Change of Control shall occur.

11.11       Remedies Upon Event of Default. If an Event of Default occurs and is continuing (other than in the case of an Event of Default under Section 11.1 (with respect to expenses), Section 11.2, Section 11.3, Section 11.4, Section 11.6, Section 11.9 and Section 11.10, following the date that is two years after the first public notice or notice of the Administrative Agent and Lenders of such event), the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Parent Borrower, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Parent Borrower except as otherwise specifically provided for in this Agreement: (a)  declare the Total Revolving Credit Commitment terminated, whereupon the Revolving Credit Commitment, if any, of each Lender shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind, (b) declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower to the extent permitted by applicable law; (c)  terminate any Letter of Credit that may be terminated in accordance with its terms; and/or (d) direct the applicable Borrower to pay (and each Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.5 with respect to such Borrower, it will pay) to the Administrative Agent at the Administrative Agent’s Office such additional amounts of cash, to be held as security for the Borrower’s respective Reimbursement Obligations for Unpaid Drawings that may subsequently occur thereunder, equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding; provided that, if an Event of Default specified in Section 11.5 shall occur with respect to the Parent Borrower, the result that would occur upon the giving of written notice by the Administrative Agent shall occur automatically without the giving of any such notice. Notwithstanding anything contained herein to the contrary, any time period in this Agreement to cure any actual or alleged default or Event of Default may be extended by a court of competent jurisdiction to the extent such actual or alleged default or Event of Default is the subject of litigation.

11.12       Application of Proceeds. Subject to the terms of any First Lien Intercreditor Agreement and any Second Lien Intercreditor Agreement then in effect, any amount received by the Administrative Agent or the Collateral Agent from any Credit Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Parent Borrower under Section 11.4 shall be applied:

(i)         first, to the payment of all reasonable and documented costs and expenses incurred by the Administrative Agent or the Collateral Agent in connection with any collection or sale of the Collateral or otherwise in connection with any Credit Document, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document on behalf of any Credit Party and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document to the extent reimbursable hereunder or thereunder;

(ii)        second, to the Secured Parties, an amount (x) equal to all Obligations owing to them on the date of any distribution and (y) sufficient to Cash Collateralize all Letters of Credit Outstanding on the date of any distribution, and, if such moneys shall be insufficient to pay such amounts in full and Cash Collateralize all Letters of Credit Outstanding, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amounts thereof and to Cash Collateralize the Letters of Credit Outstanding; and

(iii)     third, any surplus then remaining shall be paid to the applicable Credit Parties or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct;

provided that any amount applied to Cash Collateralize any Letters of Credit Outstanding that has not been applied to reimburse the Borrower for Unpaid Drawings under the applicable Letters of Credit at the time of expiration with no pending drawings of all such Letters of Credit shall be applied by the Administrative Agent in the order specified in clauses (i) through (iii) above. Notwithstanding the foregoing, amounts received from any Guarantor that is not an “eligible contract participant” (as defined in the Commodity Exchange Act) shall not be applied to its Obligations that are Excluded Swap Obligations.

Section 12.             The Agents.

12.1         Appointment.

(a)           Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Section 12 (other than Section 12.1(c) with respect to the Joint Lead Arrangers and Sections 12.1, 12.9, 12.11 and 12.12 with respect to the Parent Borrower) are solely for the benefit of the Agents and the Lenders, and none of the Parent Borrower or any other Credit Party shall have rights as third party beneficiary of any such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Parent Borrower or any of its Subsidiaries.

(b)           The Administrative Agent, each Lender and the Letter of Credit Issuers hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Administrative Agent, each Lender and the Letter of Credit Issuers irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any of the Administrative Agent, the Lenders or the Letter of Credit Issuers, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent.

(c)           Each of the Joint Lead Arrangers, each in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 12.

12.2         Delegation of Duties. The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents, subagents or attorneys-in-fact selected by it in the absence of its gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).

12.3         Exculpatory Provisions. No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (b)  responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or the creation, perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of any Credit Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof. The Collateral Agent shall not be under any obligation to the Administrative Agent or any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party. Without limiting the generality of the foregoing, (a) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 13.1), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law and (b) except as expressly set forth in the Credit Documents, no Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Parent Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity.

12.4         Reliance by Agents. The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it (in good faith) to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Parent Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the Administrative Agent and the Collateral Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or applicable law.

12.5         Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or the Collateral Agent has received written notice from a Lender or the Parent Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable.

12.6         Non-Reliance on Administrative Agent, Collateral Agent, and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or the Collateral Agent hereinafter taken, including any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Collateral Agent to any Lender, or the Letter of Credit Issuers. Each Lender and each Letter of Credit Issuer represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Parent Borrower and each other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Parent Borrower and any other Credit Party. Except for notices, reports, and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Parent Borrower or any other Credit Party that may come into the possession of the Administrative Agent or the Collateral Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.7         Indemnification. The Lenders agree to severally indemnify each Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against an Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Collateral Agent under or in connection with any of the foregoing; provided that no Lender shall be liable to an Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction; provided, further, that no action taken by the Administrative Agent in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.7. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 12.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder. The indemnity provided to each Agent under this Section 12.7 shall also apply to such Agent’s respective Affiliates, directors, officers, members, controlling persons, employees, trustees, investment advisors and agents and successors.

12.8         Agents in Their Individual Capacities. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Credit Party as though such Agent were not an Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms Lender and Lenders shall include each Agent in its individual capacity.

12.9         Successor Agents.

(a)           Each of the Administrative Agent and the Collateral Agent may at any time give notice of its resignation to the Lenders, the Letter of Credit Issuers and the Parent Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Parent Borrower (not to be unreasonably withheld or delayed) so long as no Event of Default under Sections 11.1 or 11.5 is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States (other than any Disqualified Lender). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (the “Resignation Effective Date”), then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above (including receipt of the Parent Borrower’s consent); provided that if the Administrative Agent or the Collateral Agent shall notify the Parent Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice.

(b)           If the Person serving as the Administrative Agent is a Defaulting Lender pursuant to clause (v) of the definition of Lender Default, the Required Lenders may to the extent permitted by applicable law, subject to the consent of the Parent Borrower (not to be unreasonably withheld or delayed), by notice in writing to the Parent Borrower and such Person remove such Person as the Administrative Agent and, in consultation with the consent of the Parent Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders (with the consent of the Parent Borrower as required above) and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders and the Parent Borrower) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)           With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the Letter of Credit Issuers under any of the Credit Documents, the retiring or removed Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the retiring or removed Administrative Agent shall instead be made by or to each Lender and each Letter of Credit Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph (and otherwise subject to the terms above). Upon the acceptance of a successor’s appointment as the Administrative Agent or the Collateral Agent, as the case may be, hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Agent, and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section 12.9). Except as provided above, any resignation or removal of Wells Fargo Bank, National Association as the Administrative Agent pursuant to this Section 12.9 shall also constitute the resignation or removal of Wells Fargo Bank, National Association as the Collateral Agent. The fees payable by the Parent Borrower (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Section 12 (including Section 12.7) and Section 13.5 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as an Agent.

(d)           Any resignation by or removal of Wells Fargo Bank, National Association as the Administrative Agent pursuant to this Section 12.9 shall also constitute its resignation or removal as a Letter of Credit Issuer; provided that, for the avoidance of doubt, it shall retain all the rights, powers, privileges and duties of the Letter of Credit Issuers hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Letter of Credit Issuer and all L/C Obligations with respect thereto (including the right to require L/C Participants to make Revolving Credit Loans pro rata based on their Revolving Credit Commitment Percentages of the applicable Unpaid Drawing pursuant to Section 3.4(a)). Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer, (b) the retiring Letter of Credit Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit issued by such Affiliate of the Administrative Agent or the Administrative Agent, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of the retiring Letter of Credit Issuer with respect to such Letters of Credit.

12.10       Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender under any Credit Document an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective) or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Credit Party and without limiting the obligation of any applicable Credit Party to do so), fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, additions to Tax and interest, together with all reasonable expenses incurred, whether or not such Taxes were correctly or legally imposed or asserted. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement, any other Credit Document or otherwise against any amount due to the Administrative Agent under this Section 12.10. The agreements in Section 12.10 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, for purposes of this Section 12.10, the term “Lender” includes the Letter of Credit Issuers.

12.11       Agents Under Security Documents and Guarantee. Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents. Subject to Section 13.1, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (a) release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent (or any sub-agent thereof) under any Credit Document (i) upon the termination of all Commitments and Letters of Credit (other than Letters of Credit that were Cash Collateralized) and the payment in full of all Obligations (except for contingent indemnification obligations in respect of which a claim has not yet been made, Secured Hedge Obligations and Secured Cash Management Obligations and Obligations under Letters of Credit that have been Cash Collateralized), (ii) that is sold or to be sold or transferred as part of or in connection with any sale or other transfer permitted hereunder (including, for the avoidance of doubt, any sale or transfer of Securitization Assets or other sale or transfer conducted in connection with any Permitted Securitization Financing) or under any other Credit Document to a Person that is not a Credit Party, (iii) if the property subject to such Lien is owned by a Guarantor, upon the release of such Guarantor from its Guarantee otherwise in accordance with the Credit Documents (including in connection with any Permitted Securitization Financing), (iv) as to the extent provided in the Security Documents, (v) that constitutes Excluded Property or Excluded Stock and Stock Equivalents or (vi) if approved, authorized or ratified in writing in accordance with Section 13.1; (b) release any Guarantor from its obligations under the Guarantee if such Person becomes an Excluded Subsidiary; (c) subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Credit Document to the holder of any Lien permitted under clauses (vi) (solely with respect to Section 10.1(d)), (vii) and (viii) of the definition of Permitted Lien; and (d) enter into subordination or intercreditor agreements with respect to Indebtedness to the extent the Administrative Agent or the Collateral Agent is otherwise contemplated herein as being a party to such intercreditor or subordination agreement, including any First Lien Intercreditor Agreement and any Second Lien Intercreditor Agreement.

The Collateral Agent shall have its own independent right to demand payment of the amounts payable by the Parent Borrower under this Section 12.11, irrespective of any discharge of the Parent Borrower’s obligations to pay those amounts to the other Lenders resulting from failure by them to take appropriate steps in insolvency proceedings affecting the Parent Borrower to preserve their entitlement to be paid those amounts.

Any amount due and payable by the Parent Borrower to the Collateral Agent under this Section 12.11 shall be decreased to the extent that the other Lenders have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Credit Documents and any amount due and payable by the Parent Borrower to the Collateral Agent under those provisions shall be decreased to the extent that the Collateral Agent has received (and is able to retain) payment in full of the corresponding amount under this Section 12.11.

12.12       Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Parent Borrower, the Agents, and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights, and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights, and remedies under the Security Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition. No holder of Secured Hedge Obligations or Secured Cash Management Obligations shall have any rights in connection with the management or release of any Collateral or of the obligations of any Credit Party under this Agreement. No holder of Secured Hedge Obligations or Secured Cash Management Obligations that obtains the benefits of any Guarantee or any Collateral by virtue of the provisions hereof or of any other Credit Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its (or its Affiliate’s) capacity as a Lender or Agent and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Agreement to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Hedge Agreements and Secured Cash Management Agreements, unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable counterparty to such Secured Hedge Obligations and Secured Cash Management Obligations, as the case may be. Notwithstanding the foregoing, each Lender expressly and irrevocably waives any right to take or institute any actions or proceedings, judicial or otherwise, for any right or remedy or assert any other cause of action against any Credit Party (including the exercise of any right of set-off, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings or any other cause of action, or otherwise commence any remedial procedures, in each case in its capacity as a Lender, against the Parent Borrower and/or any of their respective Subsidiaries with respect to any Collateral, unless (x) such action is taken, to the extent permitted under the Credit Documents and at the direction of, if applicable, the Required Lenders, Required Revolving Credit Lenders or a Letter of Credit Issuer or (y) taken with the prior written consent of the Required Lenders or, at the direction of the Required Lenders and the Administrative Agent and/or the Collateral Agent, as applicable, in each case, which shall not be withheld in contravention of this Section 12; provided, that, for the avoidance of doubt, this provision may be enforced against any Lender by the Required Lenders, the Agents or the Borrower (or any of their Affiliates) and each Lender and the Agents expressly acknowledge that this provision shall be available as a defense of the Borrower (or any of their Affiliates) in any action, proceeding, cause of action or remedial procedure.

12.13       Intercreditor Agreements Govern. The Administrative Agent, the Collateral Agent, and each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any intercreditor agreement entered into pursuant to the terms hereof and (b) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into each intercreditor agreement (including any First Lien Intercreditor Agreement or Second Lien Intercreditor Agreement) entered into pursuant to the terms hereof and to subject the Liens securing the Obligations to the provisions thereof. In the event of any conflict or inconsistency between the provisions of each such intercreditor agreement (including any First Lien Intercreditor Agreement or Second Lien Intercreditor Agreement) and this Agreement, the provisions of such intercreditor agreement shall control.

12.14       Acknowledgements of Lenders.

(a)            Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within five Business Days of the date of receipt of such Erroneous Payment by the applicable Lender), such Lender shall promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the Overnight Rate from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 12.14 shall be conclusive, absent manifest error.

(b)            Each Lender hereby further agrees that if it receives an Erroneous Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Erroneous Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware an Erroneous Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the Overnight Rate from time to time in effect.

(c)            In the event an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clauses (a) and (b), from any Lender that has received such Erroneous Payment (or portion thereof) (or from any payment recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s request to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Acceptance (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an electronic platform approved by the Administrative Agent as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any promissory notes issued under Section 2.5(f) evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment and (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(d)           The parties hereto agree that an Erroneous Payment shall not, in and of itself, be deemed to pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Credit Party for the purpose of paying, prepaying, repaying, discharging or otherwise satisfying any Obligations owed by the Borrower or any other Credit Party.

(e)            Notwithstanding anything to the contrary herein or in any other Credit Document, this Section 12.14 will not create any additional Obligations of the Credit Parties’ under the Credit Documents or otherwise increase or alter such Obligations (other than having consented to the assignment referenced in Section 12.14(c)).

(f)            Each party’s obligations under this Section 12.14 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Credit Document.

Section 13.             Miscellaneous.

13.1         Amendments, Waivers, and Releases. Except as otherwise expressly set forth in the Credit Documents, neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. Except as provided to the contrary under Section 2.14 or the fourth and fifth and sixth paragraphs hereof, and other than with respect to any amendment, modification or waiver contemplated in the second proviso below, which shall only require the consent of the Lenders expressly set forth therein and not the Required Lenders, the Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and/or the Collateral Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive in writing, on such terms and conditions as the Required Lenders or the Administrative Agent and/or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; and provided, further, that no such waiver and no such amendment, supplement or modification shall (x) (i) forgive or reduce any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated rate (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Parent Borrower to pay interest at the Default Rate or amend Section 2.8(d)), or forgive any portion thereof, or extend the date for the payment, of any principal hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Letter of Credit beyond the L/C Facility Maturity Date or make any Loan, interest, Fee or other amount payable in any currency other than expressly provided herein, in each case without the written consent of each Lender directly and adversely affected thereby, or reduce or forgive the amount of any Unpaid Drawings or other amounts owed under this Agreement, or extend the payment date of any Unpaid Drawings, interest, fees or any other amounts owed under the Agreement; provided that a waiver of any condition precedent in Section 6 or Section 7 of this Agreement, the waiver of any Default, Event of Default, default interest, mandatory prepayment or reductions, or any modification, waiver or amendment of any financial covenant definitions or financial ratios or any component thereof or the waiver of any other covenant shall not constitute an increase of any Commitment of a Lender, a reduction or forgiveness in the interest rates or the fees or premiums or a postponement of any date scheduled for the payment of principal, premium or interest or an extension of the final maturity of any Loan or the scheduled termination date of any Commitment, in each case for purposes of this clause (i), or (ii) consent to the assignment or transfer by the Parent Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.2), in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent and Collateral Agent in a manner that directly and adversely affects such Person, or (iv) amend, modify or waive any provision of Section 3 with respect to any Letter of Credit without the written consent of such Letter of Credit Issuer to the extent such amendment, modification or waiver directly and adversely affects the Letters of Credit Issuer, or (v) release all or substantially all of the Guarantors under the Guarantees (except as expressly permitted by the Guarantees, a First Lien Intercreditor Agreement (if any), the Second Lien Intercreditor Agreement (if any) or this Agreement) or release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents, the First Lien Intercreditor Agreement (if any), the Second Lien Intercreditor Agreement (if any) or this Agreement) without the prior written consent of each Lender, (vi) (x) reduce the percentages specified in the definitions of the term Required Lenders or Required Revolving Credit Lenders or amend, modify or waive any provision of this Section 13.1 that has the effect of decreasing the number of Lenders that must approve any amendment, modification or waiver, without the written consent of each Lender, or (y) notwithstanding anything to the contrary in clause (x), (i) extend the final expiration date of any Lender’s Commitment or (ii) increase the aggregate amount of the Commitments of any Lender, in each case, without the written consent of such Lender or (vii) amend any provisions of Section 2.5, Section 2.16(a)(ii), Section 11.12 or Section 13.8(a) in a manner that would alter the pro rata sharing of payments required thereby or that would change the provisions of such sections relating to the application of proceeds without the prior written consent of each Lender directly and adversely affected thereby.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except (x) that the Commitment of such Lender may not be increased or extended without the consent of such Lender and (y) for any such amendment, waiver or consent that treats such Defaulting Lender disproportionately and adversely from the other Lender of the same Class (other than because of its status as a Defaulting Lender).

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

Notwithstanding the foregoing, in addition to any credit extensions and related Joinder Agreement(s) effectuated without the consent of Lenders in accordance with Section 2.14, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Parent Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new Loans.

Notwithstanding the foregoing, this Agreement may be amended:

(i)       with the written consent of the Administrative Agent, the Parent Borrower and the Lenders providing the relevant Replacement Revolving Facility to permit the refinancing or replacement of all or any portion of the Revolving Credit Commitment under the applicable Class (a “Replaced Revolving Facility”) with a replacement revolving facility hereunder (a “Replacement Revolving Facility”); provided that:

(A)       the aggregate principal amount of such Replacement Revolving Facility shall not exceed the aggregate principal amount of such Replaced Revolving Facility, plus the amount of accrued interest and premium thereon, any committed but undrawn amounts and underwriting discounts, fees, commissions and expenses associated therewith,

(B)        no Replacement Revolving Facility shall have a final maturity date (or require commitment reductions) prior to the final maturity date of such Replaced Revolving Facility at the time of such refinancing,

(C)        the Replacement Revolving Facility shall be pari passu or junior in right of payment and pari passu or junior in right of security with the remaining portion of the relevant Revolving Credit Commitments (provided that if pari passu or junior as to payment or Collateral, such Replacement Revolving Facility shall be subject to a First Lien Intercreditor Agreement or a Second Lien Intercreditor Agreement, as applicable), or be unsecured,

(D)       if any such Replacement Revolving Facility is secured, it shall not be secured by any assets other than the Collateral (unless such assets substantially concurrently become part of the Collateral),

(E)        if any such Replacement Revolving Facility is guaranteed, it shall not be guaranteed by any Person other than one or more Credit Parties (unless such Person substantially concurrently becomes a Credit Party),

(F)        any such Replacement Revolving Facility shall be subject to the same “ratability” provisions applicable to Extended Revolving Credit Commitments and Extended Revolving Credit Loans provided for in Section 2.14(g), mutatis mutandis, to the same extent as if fully set forth herein,

(G)       such Replacement Revolving Facilities shall have pricing (including interest, fees and premiums) and, subject to preceding clause (F), optional prepayment and redemption terms as may be agreed to by the Borrower and the lenders providing such Replacement Revolving Facilities,

(H)       the other terms and conditions of such Replacement Revolving Facility (excluding pricing, interest, fees, rate floors, premiums, optional prepayment or redemption terms, security and maturity date, subject to preceding clauses (B) through (G)) shall as agreed between the Borrower and the lenders providing such Replacement Revolving Facilities;

provided, further, that, in respect of each of clauses (i) and (ii) above, any Affiliated Institutional Lender (but not Affiliated Lender) may provide any Replacement Revolving Facility.

Each of the parties hereto hereby agrees that, upon the effectiveness of any refinancing amendment, this Agreement shall be amended by the Parent Borrower, the Administrative Agent and the lenders providing the relevant Replacement Revolving Facility, as applicable, to the extent (but only to the extent) necessary to reflect the existence and terms of the Replacement Revolving Facility, as applicable, incurred pursuant thereto (including any amendments necessary to treat the loans and commitments subject thereto as a separate “tranche” and “Class” of Loans and Commitments hereunder). It is understood that any Lender approached to provide all or a portion of any Replacement Revolving Facility may elect or decline, in its sole discretion, to provide such Replacement Revolving Facility.

The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, upon the termination of this Agreement and the payment of all Obligations hereunder (except for (w) contingent indemnification obligations in respect of which a claim has not yet been made, (x) any Secured Hedge Obligations, (y) Cash Collateralized Letters of Credit pursuant to arrangements reasonably acceptable to such Letter of Credit Issuer and (z) any Secured Cash Management Obligations), (ii) upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder, including for the avoidance of doubt in connection with any Permitted Securitization Financing) to any Person other than another Credit Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 13.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the applicable Guarantee (in accordance with the second following sentence), (vi) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents, and (vii) if such assets constitute Excluded Property or Excluded Stock and Stock Equivalents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Lenders hereby irrevocably agree that any Subsidiary that is a Guarantor shall be released from the Guarantees upon consummation of any transaction not prohibited hereunder resulting in such Subsidiary constituting an Excluded Subsidiary or otherwise ceasing to constitute a Subsidiary or a Guarantor, including for the avoidance of doubt in connection with any Permitted Securitization Financing; provided that a transaction pursuant to which a minority equity interest in a Guarantor is sold will not release such Guarantor from its Guarantee unless (a) such transaction has a bona fide economic purpose and is not entered into primarily for the purpose of releasing such Guarantee and (b) the transaction is made with a third party on arms’ length terms. The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.

Notwithstanding anything herein to the contrary, the Credit Documents may be amended to add syndication or documentation agents and make customary changes and references related thereto with the consent of only the Parent Borrower and the Administrative Agent.

Notwithstanding anything in this Agreement (including, without limitation, this Section 13.1) or any other Credit Document to the contrary, (i) this Agreement and the other Credit Documents may be amended to effect an extension facility pursuant to Section 2.14 (and the Administrative Agent and the Parent Borrower may effect such amendments to this Agreement and the other Credit Documents without the consent of any other party as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower, to effect the terms of any such extension facility); (ii) no Lender consent is required to effect any amendment or supplement to any First Lien Intercreditor Agreement, Second Lien Intercreditor Agreement or other intercreditor agreement, subordination agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of any Indebtedness as expressly contemplated by the terms of such First Lien Intercreditor Agreement, Second Lien Intercreditor Agreement or such other intercreditor agreement, subordination agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent in consultation with the Parent Borrower, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, to the interests of the Lenders taken as a whole); provided, further, that no such agreement shall amend, modify or otherwise directly and adversely affect the rights or duties of the Administrative Agent hereunder or under any other Credit Document without the prior written consent of the Administrative Agent; (iii) any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Parent Borrower and the Administrative Agent to (x) cure any ambiguity, omission, mistake, defect or inconsistency (as reasonably determined by the Administrative Agent and the Parent Borrower) and (y) effect administrative changes of a technical or immaterial nature (including to effect changes to the terms and conditions applicable solely to such Letter of Credit Issuer in respect of issuances of Letters of Credit) and such amendment shall be deemed approved by the Lenders if the Lenders shall have received at least five Business Days’ prior written notice of such change and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; and (iv) guarantees, collateral documents and related documents executed by Credit Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Credit Document, entered into, amended, supplemented or waived, without the consent of any other Person, by the applicable Credit Party or Credit Parties and the Administrative Agent or the Collateral Agent in its or their respective sole discretion, to (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (B) as required by local law or advice of counsel to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable requirements of law, or (C) to cure ambiguities, omissions, mistakes or defects (as reasonably determined by the Administrative Agent and the Parent Borrower) or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Credit Documents.

Notwithstanding anything in this Agreement or any Security Document to the contrary, the Administrative Agent may, in its sole discretion, grant extensions of time for the satisfaction of any of the requirements under Sections 9.11, 9.12 and 9.14 or any Security Documents in respect of any particular Collateral or any particular Subsidiary if it determines that the satisfaction thereof with respect to such Collateral or such Subsidiary cannot be accomplished without undue expense or unreasonable effort or due to factors beyond the control of the Parent Borrower and the Credit Parties by the time or times at which it would otherwise be required to be satisfied under this Agreement or any Security Document.

Notwithstanding anything to the contrary herein, the Administrative Agent (and, if applicable, the Parent Borrower) may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Credit Documents or to enter into additional Credit Documents in order to implement any Benchmark Replacement or any Conforming Changes or otherwise effectuate the terms of Sections 2.6(c) and 2.18 in accordance with the terms of Sections 2.6(c) and 2.18.

13.2         Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a)            if to the Parent Borrower, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuers or the Sponsor, to the address, facsimile number, electronic mail address or telephone numbers specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(b)           if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Parent Borrower, the Administrative Agent, the Collateral Agent and the Letter of Credit Issuers.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9 and 5.1 shall not be effective until received.

Notwithstanding anything to the contrary herein, in addition to the notice requirements described herein (unless otherwise agreed by Administrative Agent and Parent Borrower in accordance with this paragraph), documents required to be delivered pursuant to the Loan Documents shall be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which Administrative Agent and each Lender have access (including a commercial, third-party website such as www.Edgar.com, www.Syndtrak.com or a website sponsored or hosted by Administrative Agent or the Parent Borrower) provided that: (a) the foregoing shall not apply to notices to any Lender pursuant to Article 2; and (b) the Lender has not notified Administrative Agent or Parent Borrower that it cannot or does not want to receive electronic communications. Administrative Agent or Parent Borrower may agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered twenty-four (24) hours after the date and time on which Administrative Agent or Parent Borrower posts such documents or the documents become available on a commercial website and Administrative Agent or Parent Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 9:00 a.m. on the opening of business on the next Business Day for the recipient. Notwithstanding anything contained herein, Parent Borrower shall provide paper copies of any documents that are available to the Parent Borrower in paper form to Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by Administrative Agent or such Lender. Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by Parent Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

13.3         No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.

13.4         Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

13.5         Payment of Expenses; Indemnification.

(a)           The Parent Borrower agrees (i) to pay or reimburse each of the Agents (promptly upon written demand (with reasonably supporting detail if the Parent Borrower shall so request)) for all their reasonable and documented out-of-pocket costs and expenses (without duplication) incurred in connection with the development, preparation, execution and delivery of, and any amendment, supplement, modification to, waiver and/or enforcement this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, and in the case of legal fees and expenses limited to the reasonable fees, disbursements and other charges of Cleary Gottlieb Steen & Hamilton LLP (or such other counsel as may be agreed by the Administrative Agent and the Parent Borrower), and, if reasonably necessary, of a single firm of local counsel in each relevant local jurisdiction, other than allocated costs of in- house counsel, and such other counsel retained with the consent of the Parent Borrower (such consent not to be unreasonably withheld or delayed), (ii) to pay or reimburse each Agent for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, and in the case of legal fees and expenses limited to the reasonable fees, disbursements and other charges of one firm of counsel to the Administrative Agent and the Collateral Agent, and, to the extent required, one firm or local counsel in each relevant local jurisdiction with the Parent Borrower’s consent (such consent not to be unreasonably withheld or delayed) (which may include a single special counsel acting in multiple jurisdictions), and (iii) to pay, indemnify and hold harmless each Lender, each Agent, each Letter of Credit Issuer and their respective Related Parties (without duplication) (the “Indemnified Persons”) from and against any and all losses, claims, damages liabilities, obligations, demands, actions, judgments, suits, costs, expenses, disbursements or penalties of any nature whatsoever regardless of whether any such Indemnified Person is a party thereto and whether any such proceeding is brought by the Borrower or any other Person, (and the reasonable and documented out-of-pocket fees, expenses, disbursements and other charges of one firm of counsel for all Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies the Borrower of any existence of such conflict and in connection with the investigating or defending any of the foregoing (including the reasonable fees) has retained its own counsel, of another firm of counsel for such affected Indemnified Person), and to the extent required, one firm or local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions)) of any such Indemnified Person arising out of or relating to any claim, litigation, investigation or other proceeding (including any inquiry of investigation of the foregoing) (regardless of whether such Indemnified Person is a party thereto or whether or not such action, claim, litigation or proceeding was brought by the Parent Borrower, any of its Subsidiaries or any other Person), arising out of, or with respect to the Transactions or to the execution, enforcement, delivery, performance and administration of this Agreement, the other Credit Documents and any such other documents, including any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or any actual or alleged presence or Release or threatened Release of or exposure of any Person to Hazardous Materials or any Environmental Claim or Environmental Liability relating in any way to the Parent Borrower or any of its Subsidiaries (all the foregoing in this clause (iii), collectively, the “Indemnified Liabilities”); provided that the Parent Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent arising from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Person or any of its Related Parties as determined in a final and non-appealable judgment of a court of competent jurisdiction, (ii) a material breach of the obligations of such Indemnified Person or any of its Related Parties under the terms of this Agreement by such Indemnified Person or any of its Related Parties as determined in a final and non-appealable judgment of a court of competent jurisdiction or (iii) any proceeding between and among Indemnified Persons that does not involve an act or omission by the Parent Borrower or its Subsidiaries; provided the Agents, to the extent acting in their capacity as such, shall remain indemnified in respect of such proceeding, to the extent that neither of the exceptions set forth in clause (i) or (ii) of the immediately preceding proviso applies to such person at such time. The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder.

(b)           No Credit Party nor any Indemnified Person shall have any liability for any special, punitive, indirect or consequential damages resulting from this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that the foregoing shall not limit the Parent Borrower’s indemnification obligations to the Indemnified Persons pursuant to Section 13.5(a) in respect of damages incurred or paid by an Indemnified Person to a third party. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of any Indemnified Person or any of its Related Parties as determined by a final and non-appealable judgment of a court of competent jurisdiction.

This Section 13.5 shall apply with respect to Taxes only to the extent they represent losses, claims, damages, etc., arising from any non-Tax claim.

13.6         Successors and Assigns; Participations and Assignments.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly permitted by Section 10.2, the Parent Borrower may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Parent Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section 13.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Letter of Credit Issuers and the Lenders and each other Person entitled to indemnification under Section 13.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i) Subject to the conditions set forth in clause (b)(ii) below and Section 13.7, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including participations in L/C Obligations) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed; it being understood that, without limitation, the Parent Borrower shall have the right to withhold its consent to any assignment if, (x) in order for such assignment to comply with applicable law, the Parent Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) or (y) such assignment would (or would reasonably be expected to) result in any greater payment by any Credit Party under Section 2.10, 3.5, 5.4 or 13.5) of:

(A)              the Parent Borrower; provided that no consent of the Parent Borrower shall be required for (1) an assignment of Revolving Credit Commitments or Revolving Credit Loans to (X) a Revolving Credit Lender, (Y) an Affiliate of a Revolving Credit Lender or (Z) an Approved Fund of a Revolving Credit Lender, or (2) an assignment of Loans or Commitments to any assignee if an Event of Default under Section 11.1 or Section 11.5 (with respect to the Parent Borrower) has occurred and is continuing;

(B)               solely with respect to Revolving Credit Commitments or Revolving Credit Loans, the Sponsor; provided that no consent of the Sponsor shall be required for (1) an assignment of Revolving Credit Commitments or Revolving Credit Loans to (X) a Revolving Credit Lender, (Y) an Affiliate of a Revolving Credit Lender or (Z) an Approved Fund of a Revolving Credit Lender, (2) an assignment of Revolving Credit Loans or Revolving Credit Commitments to any assignee if an Event of Default under Section 11.1 or Section 11.5 (with respect to the Parent Borrower) has occurred and is continuing or (3) an assignment of Revolving Credit Loans or Revolving Credit Commitments to any assignee following an IPO by the Parent Borrower; and

(C)              the Administrative Agent (not to be unreasonably withheld or delayed) and, in the case of Revolving Credit Commitments or Revolving Credit Loans only, each Letter of Credit Issuer.

Notwithstanding the foregoing, no such assignment shall be made (i) to a natural Person, Disqualified Lender or Defaulting Lender and (ii) with respect to the Revolving Credit Commitments, the Parent Borrower or any of its Subsidiaries or any Affiliated Lender (other than an Affiliated Institutional Lender). For the avoidance of doubt, the Administrative Agent shall bear no responsibility or liability for monitoring and enforcing the list of Persons who are Disqualified Lenders at any time; provided that the Administrative Agent shall not disclose, verbally or in writing, the list of entities that are Disqualified Lenders except that in connection with an assignment, the Administrative Agent may confirm (verbally and in writing), upon the request of any Lender, whether a potential assignee is a Disqualified Lender (so long as such Lender agrees to keep such identity confidential).

(ii)	Assignments shall be subject to the following additional conditions:

(A)             except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than, with respect to any Revolving Credit Loans, $5,000,000, unless each of the Parent Borrower and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed); provided that no such consent of the Parent Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing; provided, further, that contemporaneous assignments by a Lender and its Affiliates or Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above (and simultaneous assignments to or by two or more Related Funds shall be treated as one assignment), if any;

(B)             each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)             the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system or other method reasonably acceptable to the Administrative Agent, together with a processing and recordation fee in the amount of $4,500 (or, in the case of Defaulting Lenders, $7,500); provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; provided, further, that such recordation fee shall not be payable in the case of assignments by any Affiliate of the Joint Lead Arrangers; and

(D)             the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”) and applicable tax forms (as required under Section 5.4(e)).

For the avoidance of doubt, the Administrative Agent bears no responsibility for tracking or monitoring assignments to or participations by any Affiliated Lender.

(iii)           Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 13.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 3.5, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.6. For the avoidance of doubt, in case of an assignment to a new Lender pursuant to this Section 13.6, (i) the Administrative Agent, the new Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the new Lender been an original Lender signatory to this Agreement with the rights and/or obligations acquired or assumed by it as a result of the assignment and to the extent of the assignment the assigning Lender shall each be released from further obligations under the Credit Documents and (ii) the benefit of each Security Document shall be maintained in favor of the new Lender.

(iv)         The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Parent Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans (and stated interest amounts) and any payment made by the Letter of Credit Issuers under any Letter of Credit owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Parent Borrower, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuers and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register is intended to cause each Loan and other obligation hereunder to be in registered form within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. The Register shall be available for inspection by the Parent Borrower, the Collateral Agent, the Letter of Credit Issuers (with respect to Revolving Credit Lenders only), the Administrative Agent and its Affiliates and, with respect to itself, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)          Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and applicable tax forms (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 13.6 and any written consent to such assignment required by clause (b) of this Section 13.6, the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (b)(v).

(c)           (i)      Any Lender may, without the consent of the Parent Borrower, the Administrative Agent or the Letter of Credit Issuers, sell participations to one or more banks or other entities (other than (x) a natural person, (y) the Parent Borrower and its Subsidiaries and (z) any Disqualified Lender; provided, however, that, notwithstanding clause (z) hereof, participations may be sold to Disqualified Lenders unless a list of Disqualified Lenders has been made available to all Lenders who so request) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Parent Borrower, the Administrative Agent, the Letter of Credit Issuers and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, the Administrative Agent shall bear no responsibility or liability for monitoring and enforcing the list of Disqualified Lenders or the sales of participations thereto at any time; provided that the Administrative Agent shall not disclose, verbally or in writing, the list of entities that are Disqualified Lenders except that in connection with a participation, the Administrative Agent may confirm (verbally and in writing), upon the request of any Lender, whether a potential participant is a Disqualified Lender (so long as such Lender agrees to keep such identity confidential). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (x)(i) of the first proviso to Section 13.1 that affects such Participant. Subject to clause (c)(ii) of this Section 13.6, the Parent Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 3.5 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6, including the requirements of clause (e) of Section 5.4 (it being agreed that any documentation required under Section 5.4(e) shall be provided solely to the participating Lender)). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender; provided such Participant shall be subject to Section 13.8(a) as though it were a Lender.

(ii)     A Participant shall not be entitled to receive any greater payment under Section 2.10, 3.5 or 5.4 than the applicable Lender would have been entitled to receive absent the sale of such participation sold to such Participant, unless the sale of the participation to such Participant is made with the Parent Borrower’s prior written consent (which consent shall not be unreasonably withheld; provided, that it shall not be unreasonable to withhold consent if such participation would (or would reasonably be expected to) result in any greater payment by any Credit Party under Section 2.10, 3.5, 5.4 or 13.5). Each Lender that sells a participation, or any Granting Lender that grants a Loan to an SPV, shall, acting solely for this purpose as a non-fiduciary agent of the Parent Borrower, maintain a register on which it enters the name and address of each Participant or SPV and the principal amounts (and stated interest amounts) of each Participant’s or SPV’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation or granted Loan for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or SPV, or any information relating to a Participant’s or SPV’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d)        Any Lender may, without the consent of the Parent Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, or other central bank having jurisdiction over such Lender and this Section 13.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)        Subject to Section 13.16, the Parent Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Parent Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Parent Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Parent Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Parent Borrower and its Affiliates prior to becoming a party to this Agreement.

(f)        The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g)        SPV Lender. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Parent Borrower, the option to provide to the Parent Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make the Parent Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it shall not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary contained in this Section 13.6, any SPV may (i) with notice to, but without the prior written consent of, the Parent Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Parent Borrower and the Administrative Agent) other than a Disqualified Lender providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) subject to Section 13.16, disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This Section 13.6(g) may not be amended without the written consent of the SPV. Notwithstanding anything to the contrary in this Agreement but subject to the following sentence, each SPV shall be entitled to the benefits of Sections 2.10, 3.5 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6, including the requirements of clause (e) of Section 5.4 (it being agreed that any documentation required under Section 5.4(e) shall be provided solely to the Granting Lender)). Notwithstanding the prior sentence, an SPV shall not be entitled to receive any greater payment under Section 2.10, 3.5 or 5.4 than its Granting Lender would have been entitled to receive absent the grant to such SPV, unless such grant to such SPV is made with the Parent Borrower’s prior written consent (which consent shall not be unreasonably withheld).

13.7       Replacements of Lenders Under Certain Circumstances.

(a)        The Parent Borrower shall be permitted (x) to replace any Lender or (y) terminate the Commitment of such Lender or any Letter of Credit Issuer, as the case may be, and (1) in the case of a Lender (other than the Letter of Credit Issuers), repay all Obligations of the Parent Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of a Letter of Credit Issuer, repay all Obligations of the Parent Borrower owing to such Letter of Credit Issuer relating to the Loans and participations held by such Letter of Credit Issuer as of such termination date or backstop on terms satisfactory to such Letter of Credit Issuer or cause to be cancelled any Letters of Credit issued by it, which Lender or Letter of Credit Issuer, as the case may be, (a)  requests reimbursement for amounts owing pursuant to Sections 2.10, 3.5 or 5.4, (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken, or (c) becomes a Defaulting Lender, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any Requirements of Law, (ii) no Event of Default under Sections 11.1 or 11.5 shall have occurred and be continuing at the time of such replacement, (iii) the Parent Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts pursuant to Sections 2.10, 3.5 or 5.4, as the case may be, owing to such replaced Lender immediately prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, an Affiliate of the Lender, an Affiliated Lender or Approved Fund, the Sponsor or an Affiliated Institutional Lender, and the terms and conditions of such replacement shall be reasonably satisfactory to the Administrative Agent, (v) the replacement bank or institution, if not already a Lender, shall be subject to the provisions of Section 13.6(b), (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 (provided that unless otherwise agreed the Parent Borrower shall be obligated to pay the registration and processing fee referred to therein), and (vii) any such replacement shall not be deemed to be a waiver of any rights that the Parent Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b)        If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 13.1 requires the consent of either (i) all of the Lenders directly and adversely affected or (ii) all of the Lenders, and, in each case, with respect to which the Required Lenders (or at least 50.1% of the directly and adversely affected Lenders) shall have granted their consent, then, the Parent Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to (x) replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent (to the extent such consent would be required under Section 13.6) or to terminate the Commitment of such Lender or such Letter of Credit Issuer, as the case may be, and (1) in the case of a Lender (other than the Letter of Credit Issuers), repay all Obligations of the Parent Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of a Letter of Credit Issuer, repay all Obligations of the Parent Borrower owing to such Letter of Credit Issuer relating to the Loans and participations held by such Letter of Credit Issuer as of such termination date or backstop on terms satisfactory to such Letter of Credit Issuer or cause to be cancelled any Letters of Credit issued by it; provided that (a) all Obligations hereunder of the Parent Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment, the Parent Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6.

13.8      Adjustments; Set-off.

(a)         Except as contemplated in Section 13.6 or elsewhere herein, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)       After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Credit Parties but with the prior consent of the Administrative Agent, any such notice being expressly waived by the Credit Parties to the extent permitted by applicable law, upon any amount becoming due and payable by the Credit Parties hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final) (other than payroll, trust, tax, fiduciary, and petty cash accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Credit Parties. Each Lender agrees promptly to notify the Credit Parties and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.9     Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts shall be an original, but all of which shall together constitute one and the same instrument. This Agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signatures and Records Act or other electronic transmission of the relevant signature pages hereof, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Agreement. Each of the parties hereto represents and warrants to the other parties that it has the corporate capacity and authority to execute this Agreement through electronic mean and that there are no restrictions for doing so in that party’s constitutive documents. A set of the copies of this Agreement signed by all the parties shall be lodged with the Parent Borrower and the Administrative Agent.

13.10       Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11       Integration. This Agreement and the other Credit Documents represent the agreement of the Parent Borrower, the Collateral Agent, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Parent Borrower, the Administrative Agent, the Collateral Agent nor any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

13.12       GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, EXCEPT THAT (A) THE INTERPRETATION OF THE DEFINITION OF A COMPANY MATERIAL ADVERSE EFFECT (AND WHETHER OR NOT A COMPANY MATERIAL ADVERSE EFFECT HAS OCCURRED), (B) THE DETERMINATION OF THE ACCURACY OF ANY COMPANY REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF EITHER BORROWER OR ANY OF ITS AFFILIATES HAS THE RIGHT TO TERMINATE ITS OR THEIR OBLIGATIONS UNDER THE ACQUISITION AGREEMENT PURSUANT TO SECTION 7.01(C)(I) OF THE ACQUISITION AGREEMENT (OR OTHERWISE DECLINE TO CONSUMMATE THE ACQUISITION PURSUANT TO SECTION 6.02(A) OF THE ACQUISITION AGREEMENT WITHOUT ANY LIABILITY) AND (C) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT AND, IN ANY CASE, CLAIMS OR DISPUTES ARISING OUT OF ANY SUCH INTERPRETATION OR DETERMINATION OR ANY ASPECT THEREOF SHALL, IN EACH CASE, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

13.13       Submission to Jurisdiction; Waivers. Each party hereto irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party to the exclusive general jurisdiction of the courts of the State of New York or the courts of the United States for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof;

(b)          consents that any such action or proceeding may be brought in such courts and waives (to the extent permitted by applicable law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same or to commence or support any such action or proceeding in any other courts;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 at such other address of which the Administrative Agent shall have been notified pursuant to Section 13.2;

(d)          agrees that nothing herein shall affect the right of the Administrative Agent, any Lender or another Secured Party to effect service of process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Parent Borrower or any other Credit Party in any other jurisdiction; and

(e)          waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages.

13.14      Acknowledgments. The Parent Borrower hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution, and delivery of this Agreement and the other Credit Documents;

(b)         (i)  the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Parent Borrower and the other Credit Parties, on the one hand, and the Administrative Agent, the Lenders and the other Agents on the other hand, and the Parent Borrower and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof);

(ii)        in connection with the process leading to such transaction, each of the Administrative Agent and the other Agents, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for the Parent Borrower, any other Credit Parties or any of their respective Affiliates, stockholders, creditors or employees, or any other Person;

(iii)        neither the Administrative Agent nor any other Agent has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Parent Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or other Agent has advised or is currently advising the Parent Borrower, the other Credit Parties or their respective Affiliates on other matters) and neither the Administrative Agent or other Agent has any obligation to the Parent Borrower, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents;

(iv)       the Administrative Agent, each other Agent and each Affiliate of the foregoing may be engaged in a broad range of transactions that involve interests that differ from those of the Parent Borrower and its Affiliates, and neither the Administrative Agent nor any other Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and

(v)        neither the Administrative Agent nor any other Agent has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Parent Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Parent Borrower hereby agrees that it will not claim that any Agent owes a fiduciary or similar duty to the Credit Parties in connection with the Transactions contemplated hereby and waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or any other Agent with respect to any breach or alleged breach of agency or fiduciary duty; and

(c)          no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Parent Borrower, on the one hand, and any Lender, on the other hand.

13.15       WAIVERS OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) THE RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY ANY PARTY RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

13.16       Confidentiality. The Administrative Agent, each other Agent and each Lender (collectively, the “Restricted Persons” and, each a “Restricted Person”) shall treat confidentially all non-public information provided to any Restricted Person by or on behalf of any Credit Party hereunder in connection with such Restricted Person’s evaluation of whether to become a Lender hereunder or obtained by such Restricted Person pursuant to the requirements of this Agreement (“Confidential Information”) and shall not publish, disclose or otherwise divulge such Confidential Information; provided that nothing herein shall prevent any Restricted Person from disclosing any such Confidential Information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process (in which case such Restricted Person agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental, bank regulatory or self-regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Parent Borrower promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority (including any self-regulatory authority) having jurisdiction over such Restricted Person or any of its Affiliates (in which case such Restricted Person agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental, bank regulatory or self-regulatory authority exercising examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Parent Borrower promptly thereof prior to disclosure), (c) to the extent that such Confidential Information becomes publicly available other than by reason of improper disclosure by such Restricted Person or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing under this Section 13.16, (d) to the extent that such Confidential Information is received by such Restricted Person from a third party that is not, to such Restricted Person’s knowledge, subject to confidentiality obligations owing to any Credit Party or any of their respective subsidiaries or affiliates, (e) to the extent that such Confidential Information was already in the possession of the Restricted Persons prior to any duty or other undertaking of confidentiality or is independently developed by the Restricted Persons without the use of such Confidential Information, (f) to such Restricted Person’s affiliates and to its and their respective officers, directors, partners, employees, legal counsel, independent auditors, and other experts or agents who need to know such Confidential Information in connection with providing the Loans or action as an Agent hereunder and who are informed of the confidential nature of such Confidential Information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this Section 13.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.16) (with each such Restricted Person, to the extent within its control, responsible for such person’s compliance with this paragraph), (g) to potential or prospective Lenders, hedge providers (or other derivative transaction counterparties) (any such person, a “Derivative Counterparty”), participants or assignees, in each case who agree (pursuant to customary syndication practice) to be bound by the terms of this Section 13.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.16); provided that (i) the disclosure of any such Confidential Information to any Lenders, Derivative Counterparties or prospective Lenders, Derivative Counterparties or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender, Derivative Counterparty or prospective Lender or participant or prospective participant that such Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section 13.16 or confidentiality provisions at least as restrictive as those set forth in this Section 13.16) in accordance with the standard syndication processes of such Restricted Person or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such Confidential Information and (ii) no such disclosure shall be made by such Restricted Person to any person that is at such time a Disqualified Lender, (h) for purposes of establishing a “due diligence” defense, or (i) to rating agencies in connection with obtaining ratings for the Parent Borrower and the Credit Facility to the extent such rating agencies are subject to customary confidentiality obligations of professional practice or agree to be bound by the terms of this Section 13.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.16). Notwithstanding the foregoing, (i) Confidential Information shall not include, with respect to any Person, information available to it or its Affiliates on a non-confidential basis from a source other than the Parent Borrower, its Subsidiaries or its Affiliates, (ii) the Administrative Agent shall not be responsible for compliance with this Section 13.16 by any other Restricted Person (other than its officers, directors or employees), (iii) in no event shall any Lender, the Administrative Agent or any other Agent be obligated or required to return any materials furnished by the Parent Borrower or any of its Subsidiaries, and (iv) each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration, settlement and management of this Agreement and the other Credit Documents.

13.17     Direct Website Communications. The Borrower may, at its option, provide to the Administrative Agent any information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial, and other reports, certificates, and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any default or event of default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to the Administrative Agent at an email address provided by the Administrative Agent from time to time; provided that (i) upon written request by the Administrative Agent, or the Parent Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Parent Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. Nothing in this Section 13.17 shall prejudice the right of the Parent Borrower, any other Credit Party, the Administrative Agent, any other Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(a)        The Borrower further agrees that any Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform (i) is limited to the Agents, the Lenders and Transferees or prospective Transferees and (ii) remains subject to the confidentiality requirements set forth in Section 13.16.

(b)        THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY MATERIALS OR INFORMATION PROVIDED BY THE CREDIT PARTIES (THE “BORROWER MATERIALS”) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties” and each an “Agent Party”) have any liability to the Parent Borrower, any Lender, or any other Person for losses, claims, damages, liabilities, or expenses of any kind (whether in tort, contract or otherwise) arising out of the Parent Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the internet, except to the extent the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties’ (other than any trustee or advisor)) gross negligence, bad faith or willful misconduct or material breach of the Credit Documents as determined in the final non-appealable judgment of a court of competent jurisdiction.

(c)       The Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Parent Borrower, the Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to the Credit Documents or otherwise are being distributed through the Platform, any document or notice that the Parent Borrower have indicated contains only publicly available information with respect to the Parent Borrower may be posted on that portion of the Platform designated for such public-side Lenders. If the Parent Borrower has not indicated whether a document or notice delivered contains only publicly available information, the Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to the Parent Borrower, its Subsidiaries and their securities. Notwithstanding the foregoing, the Parent Borrower shall use commercially reasonable efforts to indicate whether any document or notice contains only publicly available information; provided, however, that the following documents shall be deemed to be marked “PUBLIC,” unless the Parent Borrower notifies the Administrative Agent promptly that any such document contains material nonpublic information: (1) the Credit Documents, (2) any notification of changes in the terms of the Credit Facility and (3) all financial statements and certificates delivered pursuant to Sections 9.1(a), (a) and (c).

13.18       USA PATRIOT Act. Each Lender hereby notifies each Credit Party that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify, and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act and the Beneficial Ownership Regulation.

13.19      [Reserved].

13.20       Payments Set Aside. To the extent that any payment by or on behalf of the Parent Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver, or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

13.21       No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders or creditors. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

13.22        Nature of Borrower Obligations.

(a)            Notwithstanding anything to the contrary contained elsewhere in this Agreement, it is understood and agreed by the various parties to this Agreement that all of the Parent Borrower’s Obligations to repay principal of, interest on, and all other amounts with respect to, all Loans, L/C Obligations and all other Obligations of the Parent Borrower pursuant to this Agreement (including, without limitation, all fees, indemnities, taxes and other Obligations in connection therewith or in connection with the related Commitments) shall be guaranteed pursuant to, and in accordance with the terms of, the Guarantee.

(b)           The obligations of the Parent Borrower with respect to the Parent Borrower’s Obligations are independent of the obligations of any Guarantor under its guaranty of the Parent Borrower’s Obligations, and a separate action or actions may be brought and prosecuted against the Parent Borrower, whether or not any such Guarantor is joined in any such action or actions. The Borrower waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof.

(c)            The Parent Borrower authorizes the Administrative Agent and the Lenders without notice or demand (except as shall be required by the Credit Documents and applicable statute that cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(i)          exercise or refrain from exercising any rights against any Guarantor or others or otherwise act or refrain from acting;

(ii)         apply any sums paid by any other Person, howsoever realized or otherwise received to or for the account of the Parent Borrower to any liability or liabilities of such other Person regardless of what liability or liabilities of such other Person remain unpaid; and/or

(iii)        consent to or waive any breach of, or act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise, by any other Person.

(d)          It is not necessary for the Administrative Agent or any other Lender to inquire into the capacity or powers of the Parent Borrower or any of its Subsidiaries or the officers, directors, members, partners or agents acting or purporting to act on its behalf.

(e)          The Parent Borrower waives any right to require the Administrative Agent or the other Lenders to (i) proceed against any Guarantor or any other party, (ii) proceed against or exhaust any security held from any Guarantor or any other party or (iii) pursue any other remedy in the Administrative Agent’s or the Lenders’ power whatsoever. The Parent Borrower waives any defense based on or arising out of suretyship or any impairment of security held from the Parent Borrower, any Guarantor or any other party or on or arising out of any defense of any Guarantor or any other party other than payment in full in cash of the Obligations of the Credit Parties, including, without limitation, any defense based on or arising out of the disability of any Guarantor or any other party, or the unenforceability of the Obligations of the Parent Borrower or any part thereof from any cause, in each case other than as a result of the payment in full in cash of the Obligations of the Parent Borrower.

(f)           All provisions contained in any Credit Document shall be interpreted consistently with this Section 13.22 to the extent possible.

13.23      Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)         a reduction in full or in part or cancellation of any such liability;

(ii)        a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)       the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

13.24      Acknowledgment Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for any Hedge Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)          In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)            As used in this Section 13.24, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

13.25       Certain ERISA Matters.

(a)           Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto that at least one of the following is and will be true:

(i)        such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)       the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable, and the conditions of such exemption have been satisfied, with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)       (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)      such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent such Lender and the Borrower, provided that the Borrower shall not unreasonably withhold its consent.

(b)          In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

PHOENIX DATA CENTER ACQUISITIONS LLC
as the Parent Borrower

By:
Name:
Title:

PHOENIX DATA CENTER INTERMEDIATE LLC
as Holdings

By:
Name:
Title:

[Signature Page to U.S. Revolving Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Administrative Agent

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Collateral Agent

By:
Name:
Title:

[Signature Page to U.S. Revolving Credit Agreement]

[●],
as a Letter of Credit Issuer and a Lender

By:
Name:
Title:

[Signature Page to U.S. Revolving Credit Agreement]